 As filed with the Securities and Exchange Commission on February 8, 1999
                                                      Registration No. 333-68053
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ----------------

                            Amendment No. 2 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ----------------
                               VERTICALNET, INC.
             (Exact name of registrant as specified in its charter)

                                ----------------
      Pennsylvania                    7319               23-2815834
    (State or other       (Primary Standard Industrial(I.R.S Employer
    jurisdiction of         Classification Code No.)   Identification
    incorporation or                                        No.)
     organization)

                              2 Walnut Grove Drive
                               Horsham, PA 19044
                                 (215) 328-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK L. WALSH
                     President and Chief Executive Officer
                              2 Walnut Grove Drive
                               Horsham, PA 19044
                                 (215) 328-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

        JAMES W. McKENZIE, JR.                    BARBARA L. BECKER
     Morgan, Lewis & Bockius LLP                Chadbourne & Parke LLP
          1701 Market Street                     30 Rockefeller Plaza
     Philadelphia, PA 19103-2921                  New York, NY 10112
            (215) 963-5000                          (212) 408-5100

                                ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  Proposed        Proposed
   Title of each class of       Amount to be   offering price maximum aggregate      Amount of
 securities to be registered   registered(1)    per share(2)   offering price   registration fee(3)
---------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................      4,025,000 shares     $14.00        $56,350,000        $15,665.30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 525,000 shares that the underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3) $11,189.50 of the registration fee was previously paid. An additional registration fee of $4,475.80 has been paid with this filing.

                                ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may change. We may not +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, dated February 8, 1999

PROSPECTUS
                                3,500,000 Shares
                       [LOGO OF VERTICALNET APPEARS HERE]
                                  Common Stock

--------------------------------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering
                               3,500,000 shares.
               No public market currently exists for our shares.

  We propose to list the shares on the Nasdaq National Market under the symbol
                                    "VERT."

            Anticipated Price Range $12.00 to $14.00 per share.

   Investing in the shares involves risks. Risk Factors begin on page 7.

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discount..........................................   $       $
Proceeds to VerticalNet........................................   $       $

We have granted the underwriters a 30-day option to purchase up to 525,000 additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

At our request, the underwriters have reserved up to 5% of the common stock offered in this prospectus for sale at the initial public offering price to our employees, officers, directors and their family members and to business associates of VerticalNet. See "Underwriting."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about        , 1999.

--------------------------------------------------------------------------------

Lehman Brothers

              Hambrecht & Quist

                           Volpe Brown Whelan & Company

                                                         Wit Capital Corporation
                                                             as e-ManagerTM

       , 1999

     [IMAGE SHOWING LOGOS OF OUR VERTICAL TRADE COMMUNITIES WITH HEADING "VISIT OUR PORTFOLIO OF BUSINESS-TO-BUSINESS COMMUNITIES OF COMMERCE"]

[INSIDE GATEFOLD: GRAPHIC SHOWING VERTICALNET'S WATER ONLINE HOME PAGE, AND PAGES FOR A STOREFRONT, NEWS AND ANALYSIS, CAREER CENTER, AND PRODUCT SHOWCASE ON WATER ONLINE WITH LINES FROM THE HEADING ON THE HOME PAGE TO EACH OTHER PAGE; GRAPHIC LISTING 33 VERTICAL TRADE COMMUNITIES AND HEADING "OUR PORTFOLIO OF BUSINESS-TO-BUSINESS COMMUNITIES OF COMMERCE" THE FOLLOWING TEXT ALSO APPEARS:
"STOREFRONT: COMPANY DESCRIPTION; PRODUCT PROMOTION; ASSOCIATED ARTICLES; REQUEST INFORMATION FORMS; E-MAIL; LINKS TO COMPANY WEB SITE" AND "USERS CAN ACCESS VARIOUS PAGES BY CLICKING ON THE HEADINGS ON OUR HOME PAGE"]

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
Prospectus Summary............................................................................    1
Risk Factors..................................................................................    7
Forward-Looking Statements....................................................................   17
Use of Proceeds...............................................................................   18
Dividend Policy...............................................................................   18
Capitalization................................................................................   19
Dilution......................................................................................   20
Selected Financial Data.......................................................................   21
Management's Discussion and Analysis of Financial Condition and Results of Operations.........   23
Our Business..................................................................................   32
Management....................................................................................   49

                                                                                                Page
                                                                                                ----
Certain Transactions and Stock Issuances with Executive Officers,
     Directors and Our Largest Shareholder....................................................   60
Principal Shareholders........................................................................   62
Description of Capital Stock..................................................................   63
Shares Eligible for Future Sale...............................................................   68
Underwriting..................................................................................   70
Experts.......................................................................................   73
Legal Matters.................................................................................   73
Additional Information........................................................................   74
Reports to Security Holders...................................................................   74
Index to the Company's Financial Statements...................................................  F-1

                             ABOUT THIS PROSPECTUS

 You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

 This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

  Our subsidiaries include Boulder Interactive Technology Services Co., known as RF Globalnet, and Informatrix Worldwide, Inc., both of which we acquired in September 1998. The acquisition of RF Globalnet is reflected in the financial information contained in this prospectus on a pro forma basis giving effect to the acquisition as if it had occurred on January 1, 1997, and the acquisition of Informatrix as if it had occurred on October 15, 1997 ("on a pro forma basis").

  See the section of this prospectus entitled "Risk Factors" for a discussion of certain factors that you should consider before investing in the common stock offered in this prospectus. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

 Until      , 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


                                  Our Company
  VerticalNet owns and operates 33 industry-specific communities of commerce on the Internet. These vertical trade communities are business-to-business Web sites that act as comprehensive sources of information, interaction and electronic commerce--the buying and selling of goods and services over the Internet.

  Each of our communities is individually branded, focuses on one business sector and caters to individuals with similar professional interests. We design each of our vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services.

  For example, our vertical trade community for the chemical industry, chemical online (www.chemicalonline.com), serves the needs of buyers and suppliers involved in the manufacturing and processing of chemicals.
  Our communities combine:

 . product information
 . requests for proposals
 . discussion forums
 . electronic commerce opportunities
 . industry news
 . directories
 . classifieds
 . job listings
 . online professional education courses

  We satisfy a developing market not currently being adequately served through traditional channels, such as trade publishers, trade shows and trade associations. We also believe that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the business-to-business market.

  Our vertical trade communities exploit the interactive features and global reach of the Internet, allowing buyers to research, source, contact and purchase from suppliers.

                                ----------------
                       Our 33 Vertical Trade Communities

Process Group                   Environmental Group
chemical online                 pollution online (pollutiononline.com)
 (chemicalonline.com)           public works online (publicworks.com)
semiconductor online            water online (wateronline.com)
 (semiconductoronline.com)      power online (poweronline.com)
hydrocarbon online              solid waste online (solidwaste.com)
 (hydrocarbononline.com)        pulp and paper online
pharmaceutical online            (pulpandpaperonline.com)
(pharmaceuticalonline.com)
adhesives and sealants online
 (adhesivesandsealants.com)     Food & Packaging Group
food online (foodonline.com)    bakery online (bakeryonline.com)
oil and gas online              beverage online (beverageonline.com)
 (oilandgasonline.com)          dairy network.com (dairynetwork.com)
paint and coatings online       food ingredients online
 (paintandcoatings.com)          (foodingredientsonline.com)
Communications Group            meat and poultry online
fiber optics online              (meatandpoultryonline.com)
 (fiberopticsonline.com)        packaging network.com
photonics online                 (packagingnetwork.com)
 (photonicsonline.com)
RF Globalnet (rfglobalnet.com)  Sciences Group
premises networks.com           bioresearch online
 (premisesnetworks.com)          (bioresearchonline.com)
wireless design online          laboratory network.com
 (wirelessdesignonline.com)      (laboratorynetwork.com)
                                Services Group
Electronics Group               property and casualty.com
computerOEM online               (propertyandcasualty.com)
 (computeroemonline.com)        safety online (safetyonline.com)
medical design online
 (medicaldesignonline.com)
plant automation.com
 (plantautomation.com)
test and measurement
 (testandmeasurement.com)

                                                              Prospectus Summary

  Although other companies offer business-to-business services on the Internet, we believe we are currently the only company operating a portfolio of specialized business-to-business communities. A portfolio strategy permits us to:

 . offer consistent content and services in our current vertical trade communities, and replicate these offerings as we launch new communities;

 . realize cost savings and operating efficiencies in our technology, marketing, infrastructure and management resources; and

 . increase our overall audience, making our individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

  Our objective is to continue to be a leading owner and operator of industry specific vertical trade communities on the Internet. Our strategy includes:

 . expanding our user base;
 . enhancing the user's experience with new content, features and services;

 . establishing and expanding multiple revenue streams;

 . continuing to rapidly develop new vertical trade communities;

 . forming alliances to enhance our distribution, marketing and technology;

 . pursuing strategic acquisitions; and

 . expanding internationally.

  We currently generate the majority of our revenues from Internet advertising, including the development of "storefronts." A storefront is a Web page posted on one of our vertical trade communities that provides information on an advertiser's products, links a visitor to the advertiser's Web site and generates sales inquiries from interested visitors.

  For the nine months ended September 30, 1998, we generated more than 98% of our revenues from the sale of Internet advertising.

  We believe that industry professionals using our vertical trade communities possess the demographic characteristics that are attractive to our advertisers. As of December 31, 1998, we had more than 700 advertisers including, Asea Brown Boveri, FMC Corporation, Hewlett-Packard, Koch Industries, Motorola, Schlumberger and U.S. Filter.


Marketing and Distribution Alliances

  As part of our strategy to increase the number of users that visit our vertical trade communities and to develop electronic commerce activities, we actively pursue marketing and distribution alliances. To date, we have entered into several marketing and distribution alliances including content distribution alliances with Excite, Inc. and AltaVista and an electronic commerce alliance with Junglee Corp.

Acquisitions

  On September 1, 1998, we acquired RF Globalnet which operates rfglobalnet.com, a vertical trade community focused on professionals in the radio frequency and wireless communications industry. We also acquired Informatrix on September 30, 1998. Informatrix operates propertyandcasualty.com, a vertical trade community that caters to risk managers, agents, brokers and other professionals in the insurance industry.

  On January 13, 1999, we purchased the online business, operated as safety online, from Coastal Video Communication Corp. for $260,000 in cash and a $50,000 note which is

Prospectus Summary
payable without interest no earlier than 90 days from such date. We also provided Coastal with an advertising commitment on our Web site, which will be subsequently valued. This Web site is used by professionals in the safety industry.

About VerticalNet

Principal Executive Offices:

 VerticalNet, Inc.

 2 Walnut Grove Drive

 Horsham, Pennsylvania 19044

 Phone: (215) 328-6100

Incorporation: 1995 in Pennsylvania.

Our Controlling Shareholders

  ICG Capital Group, Inc., which does business as Internet Captial Group, currently controls VerticalNet and has two representatives on our board of directors. Koch Ventures, Inc. is also a significant shareholder of VerticalNet and has one representative on our board. After the offering, Internet Capital Group, will beneficially own 6,177,552 shares of common stock and warrants to purchase 119,656 shares of common stock, which represent approximately 38.4% of the outstanding shares, at an assumed initial public offering price of $13.00 per share. After the offering, Koch Ventures will beneficially own 854,701 shares, or 5.3% of the outstanding shares. After we complete the offering, the three representatives of Internet Capital Group and Koch Ventures will remain on our board, although we will no longer have an obligation to nominate them as directors. See "Certain Transactions and Stock Issuances with Executive Officers, Directors and Our Largest Shareholders." Through their stock ownership and board representation these shareholders will be in a position to significantly affect our corporate actions. See "Risk Factors--The interests of our controlling shareholders may conflict with our interest and the interests of our other shareholders."

                              Recent Developments

Revenues (unaudited)

  We generated revenues of $1.27 million for the three months ended December 31, 1998, giving us revenues of $3.13 million for the year ended December 31, 1998. For the three months ended December 31, 1998, we generated 95% of our revenues from the sale of Internet advertising and 5% of our revenues from electronic commerce. At December 31, 1998, we had deferred revenues of $2.10 million.

  The revenue growth from $897,000 for the three months ended September 30, 1998 to $1.27 million for the three months ended December 31, 1998 is attributable to the expansion of our sales and sales support personnel, the acquisition of Informatrix and a full quarter of revenues for the acquisition of RF Globalnet, and the addition of new revenue streams. We believe that the higher revenue levels for the three months ended December 31, 1998 will not translate into correspondingly lower net losses for that period. In management's opinion, we have recorded all adjustments necessary to present fairly the revenues for the three months ended December 31, 1998.

   This summary highlights some information from this prospectus and may not contain all the information that is important to you.

                                       3                      Prospectus Summary

                                  The Offering

 Common Stock offered by VerticalNet .. 3,500,000 shares
 Common Stock outstanding after the
  offering ............................ 16,260,252 shares. This number includes shares resulting from $5.0
                                        million in convertible notes that will
                                        convert into common stock at the
                                        initial public offering price per
                                        share. Assuming a $13.00 initial
                                        public offering price, the
                                        $5.0 million in convertible notes will
                                        convert into 384,615 shares.
 Use of proceeds....................... We estimate that we will receive net proceeds from this offering of
                                        approximately $41.0 million or
                                        $47.4 million if the underwriters
                                        exercise their over-allotment option
                                        in full. We will use approximately
                                        $2.0 million of the net proceeds to
                                        repay the note issued to Progress
                                        Bank. We expect to use the remaining
                                        proceeds for investments in existing
                                        and future vertical trade communities,
                                        general corporate purposes and
                                        potential strategic acquisitions. See
                                        "Use of Proceeds."
 Proposed Nasdaq National Market
  symbol............................... "VERT"

 Shares that May Be Issued After the Offering Upon the Exercise of Options and
                                 Warrants

  In addition to the shares of common stock to be outstanding after the offering, we will issue shares of common stock to current warrant holders and option holders upon the exercise of their warrants and options. Our board of directors and shareholders have also approved plans that will permit us to issue additional shares of common stock. The additional shares of common stock that we have currently approved for issuance after the offering are as follows:

  . 3,591,411 shares issuable upon the exercise of grants under the 1996
    Equity Compensation Plan consisting of:

     . 2,242,612 options outstanding at a weighted average exercise price
       of $2.84 per share       of which 419,070 were exercisable;

     . 102,564 options authorized to be issued before the offering at an exercise price equal to the initial public offering price; and

     .1,246,235 options available for future awards after the offering;


  .300,000 shares available for issuance to our employees that elect to buy stock in the future under our Employee Stock Purchase Plan, and

  . 235,871 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $5.37 per share.

Prospectus Summary

                             Summary Financial Data

  The following table summarizes the financial data for our business. The pro forma statement of operations data gives effect to our acquisition of RF Globalnet as if it had occurred on January 1, 1997 and our acquisition of Informatrix as if it had occurred on October 15, 1997, the inception of Informatrix.

                          July 28, 1995
                           (Inception)      Year Ended December 31,         Nine Months Ended September 30,
                               to       ----------------------------------  ----------------------------------
                          December 31,                             1997                                1998
                              1995         1996        1997     Pro Forma      1997        1998     Pro Forma
                          ------------- ----------  ----------  ----------  ----------  ----------  ---------
                                          (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenues................   $       16   $      285  $      792  $    1,118  $      551  $    1,862  $    2,332
Operating loss..........         (210)        (703)     (4,664)     (5,674)     (2,813)     (8,349)     (9,813)
Net loss................         (211)        (709)     (4,779)     (5,789)     (2,842)     (8,334)     (9,801)
Basic and diluted net
 loss per share.........   $    (0.19)  $    (0.27) $    (1.89) $    (2.28) $    (1.12) $    (3.27) $    (3.77)
Shares used in basic and
 diluted net loss per
 share
 calculation............    1,096,679    2,583,648   2,526,865   2,536,480   2,526,865   2,550,619   2,596,604
Pro forma basic and
 diluted net loss
 per share .............   $    (0.19)  $    (0.21) $    (0.77) $    (0.93) $    (0.50) $    (0.83) $    (0.97)
Shares used in pro forma
 basic and diluted net
 loss per common share
 calculation ...........    1,096,679    3,326,284   6,184,326   6,193,941   5,677,540  10,052,180  10,098,165

  The following table indicates a summary of our balance sheet as of September 30, 1998. The Pro Forma column reflects the issuance and conversion of $5.0 million of convertible notes into common stock at the consummation of the offering, the issuance of the $2.0 million note to Progress Bank and the issuance of warrants, valued at $200,000. The Pro Forma As Adjusted column reflects the repayment of the $2.0 million note to Progress Bank and the sale of 3,500,000 shares of common stock in the offering at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds" and "Capitalization."

                                                       As of September 30, 1998
                                                      --------------------------
                                                               Pro    Pro Forma
                                                      Actual Forma   As Adjusted
                                                      ------ ------- -----------
                                                            (in thousands)
Balance Sheet Data:
Cash and cash equivalents............................ $3,794 $10,794   $49,809
Working capital......................................  1,122   6,122    47,137
Total assets.........................................  9,158  16,158    55,173
Long-term debt, less current portion.................    374     374       374
Total shareholders' equity...........................  4,709   9,709    50,724

                                                              Prospectus Summary

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares of our common stock.

We have limited operating history upon which you may evaluate us

  We launched our first vertical trade community in October 1995. Accordingly, we have a limited operating history upon which you may evaluate us. In addition, our revenue model is evolving. Currently, our revenues are primarily generated from the sale of advertising on our vertical trade communities. In the future, we expect to generate revenue from multiple sources, including electronic commerce and business services. We may not be able to sustain our current revenues or successfully generate electronic commerce or business services revenue. If we do not generate such revenue, our business, financial condition and operating results will be materially adversely affected.

We anticipate we will incur continued losses for the forseeable future

  To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported a net loss of $8.3 million for the nine months ended September 30, 1998. We expect to continue to incur significant losses for the foreseeable future. As of September 30, 1998, our accumulated deficit was $14.0 million. Our limited operating history makes predicting our future operating results, including operating expenses, difficult. Although our revenues have grown in recent periods, they may not continue to grow or even continue at their current level.

  Some of our expenses are fixed, including non-cancellable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. In addition, we plan to significantly increase our operating expenses to:

 . launch additional vertical trade communities;

 . increase our sales and marketing operations;

 . enter into additional sponsorship agreements;

 . broaden our customer support capabilities; and

 . pursue marketing and distribution alliances.

  Expenses may also increase due to the potential impact of goodwill and other charges resulting from completed and future acquisitions.

  Additionally, leading Web sites, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results would be materially adversely affected.

Fluctuations in our quarterly results may adversely affect our stock price

  We expect that our quarterly operating results will fluctuate significantly due to many factors, including:

 . the seasonality of our revenues;

 . the uncertain adoption of the Internet as an advertising medium;

 . potential dependence on development of the electronic commerce market;

Risk Factors

 . intense competition;

 . our dependence on content providers;

 . license fees payable to content providers;

 . uncertain acceptance of our Internet content;

 . management of our growth; and

 . risks associated with potential acquisitions.

  All of these factors are described in more detail in the "Risk Factors" below. Many of these factors are beyond our control.

  Due to the limited history of businesses relying on the Internet as a commercial medium, we believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet the securities analysts' or your expectations, the price of our common stock could be materially adversely affected.

The seasonality of our advertising revenues and usage causes our overall revenues to be seasonal

  Some of our revenue is seasonal which causes our revenues to be lower in the second and third quarters of each calendar year. As a result, after the announcement of our results for the second and third quarters or each calendar year, our stock price may be lower than at other times of the year. We experience seasonality in our advertising revenue because advertising and media buying tends to be highest in the first and fourth quarters of each calender year. We also experience seasonality in our traffic. User traffic on our vertical trade communities and the Web sites of our partners is lower during the summer and year-end vacation and holiday periods, when business usage of the Web and our services typically declines.

We currently rely heavily on advertising revenues and if these revenues decline our business would be adversely affected

  We currently rely on revenues generated from the sale of advertising on our vertical trade communities for substantially all of our revenues. To be successful, we must continue to develop advertising and other sources of revenues. Our ability to increase our advertising revenues may depend, among other things, on many factors, including:

 . advertisers' acceptance of the Internet as a legitimate advertising medium;

 . the development of a large base of users on our vertical trade communities who possess demographic characteristics attractive to advertisers; and

 . the expansion of our sales force.

  It is difficult to predict advertising revenues because a wide range of rates are quoted and a variety of pricing models are offered by different vendors for a variety of advertising services. For example, we currently base our storefront advertising rates on a variety of factors including the maturity of the particular vertical trade community, the number of storefronts and amount of other advertising purchased and the length of the advertising contract. In the future, advertising rates may be based on different parameters such as the number of sales inquiries generated or visitors sent from our vertical trade communities to advertisers' Web sites. Changes in industry pricing practices could materially adversely affect our revenues in the future. Other factors could also affect our revenues. For example, widespread use of "filter" software programs that limit access to storefront advertising from the Internet user's browser could reduce advertising on the Internet, which would materially adversely affect our business, financial condition and operating results.

Adoption of the Internet as an advertising medium is uncertain

  The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has yet to

                                                                   Risk Factors
fully occur. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business, financial condition and operating results could be materially adversely affected.

  No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business, financial condition and operating results would be adversely affected if the market for Internet advertising fails to develop or develops slower than expected.

We may not develop additional revenue sources

  For the nine months ended September 30, 1998, approximately 2% of our revenues were generated from electronic commerce. If we do not generate increased revenue from electronic commerce, our business, financial condition and operating results could be materially adversely affected. We plan to generate revenues through revenue-sharing relationships with electronic commerce partners in addition to selling advertising. To generate significant electronic commerce revenues, we will have to continue to build or license an electronic commerce platform in addition to our Junglee relationship.

Our long-term success depends on the development of the electronic commerce market which is uncertain

  If electronic commerce does not grow or grows slower than expected, our business will suffer. Our long-term success depends on widespread market-acceptance of electronic commerce.

  A number of factors could prevent such acceptance, including the following:

 . electronic commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

 . the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

 . increased government regulation or taxation may adversely affect the viability of electronic commerce;

 . insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

 . adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

There is intense competition for Internet products and services, advertising and sales of goods and services

  Competition for Internet products and services, advertising and electronic commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost. We compete for a share of a customer's advertising budget with online services and traditional off-line media, such as print and trade associations. Although to date we believe there are no companies with a larger portfolio of vertical trade communities than ours, several companies offer competitive vertical trade communities. We expect that additional companies will offer competing vertical trade communities on a standalone or portfolio basis.

Risk Factors

  Our competitors may develop Internet products or services that are superior to, or have greater market acceptance than, our solutions. If we are unable to compete successfully against our competitors, our business, financial condition and operating results will be adversely affected.

  Many of our competitors have greater brand recognition and greater financial, marketing and other resources than ours. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Concerns regarding security of transactions and transmitting confidential information over the Internet may negatively impact our electronic commerce business

  We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our products may not gain market acceptance or there may be additional legal exposure to us. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements for access to portions of our vertical trade communities. We do not currently use authentication technology, which requires passwords and other information to prevent unauthorized persons from accessing a customer's information, or encryption, which transforms information into a "code" designed to be unreadable by third parties, to protect confidential information such as credit card numbers. However, we intend to license encryption technology to protect confidential transaction data.

  Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as electronic commerce becomes more prevalent (and consequently becomes the focus of our development of direct marketing products), our customers will become more concerned about security. If we do not adequately address these concerns, this could materially adversely affect our business, financial condition and operating results.

Marketing and distribution alliances may not generate the expected number of new customers or may be terminated

  We use marketing and distribution alliances with other Internet companies to create traffic on our vertical trade communities and consequently, to generate revenues. These marketing and distribution alliances allow us to link our vertical trade communities to search engines such as those offered by Excite, and on other Web sites such as AltaVista. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' Web sites. These arrangements may not generate the expected number of new customers. We also cannot assure you that we will be able to renew these marketing and distribution alliance agreements. If any of these agreements are terminated, the traffic on our verticle trade communities could decrease or our advertising revenues derived from the sales of advertising on co-branded pages could decrease.

                                                                   Risk Factors

We may not have opportunities to enter into new partnerships or marketing and distribution alliances

  We are interested in entering into additional partnerships with search engine providers to increase traffic to our verical trade communities, but we cannot assure you that we will be able to enter into any new partnerships. If we are unable to enter into new arrangements the traffic on our verticle trade communities may not increase.

Our business depends on the growth of the Internet, which is uncertain

  Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited by a number of reasons, such as:

 . infrastructure;

 . security concerns;

 . inconsistent quality of service; and

 . lack of availability of cost-effective, high-speed service.

  If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our vertical trade communities, could be adversely affected.

Our Internet content may not attract users with demographic characteristics valuable to our advertisers

  Our future success depends upon our ability to deliver compelling Internet content about various industries that will attract users with demographic characteristics valuable to our advertising customers. If we are unable to develop Internet content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could have a material adverse effect on our business, financial condition and operating results. In addition, we may be unable to anticipate or respond to rapidly changing buyer preferences to attract enough users to our vertical trade communities. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Internet sites offer original content. Thus, it is difficult for us to distinguish our content and attract users.

We depend on third parties to provide the content for our vertical trade communities

  We rely on third parties, such as trade publications and news wires, to provide the content for our vertical trade communities. It is critical to our business that we maintain and build our existing relationships with content providers. Many of our agreements with content providers are for initial terms of one to two years. The content providers may choose not to renew the agreements or may terminate the agreements early if we do not fulfill our contractual obligations, including our payment obligations. If a significant number of content providers terminate our agreements with them, it could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Because our agreements with certain of our content providers are nonexclusive, a competitor could offer content similar to or the same as ours.

The licensee fees we pay to content providers may increase

   If licensing fees increase, it could materially adversely affect our business, financial condition and operating results.

Risk Factors

License fees to content providers may increase as competition for such content increases. Our content providers may not enter into new agreements with us on similar terms as our current agreements.

The development of the "VerticalNet" brand and our vertical trade community brands is important to our success

  To be successful, we must establish and strengthen the brand awareness of the "VerticalNet" brand as well as the brands associated with each individual vertical trade community (e.g. wateronline.com). If our brand awareness is weakened, it could decrease the attractiveness of our audiences to advertisers, which could result in decreasing advertising revenues. We believe that brand recognition will become more important in the future with the growing number of Internet sites. Our brand awareness could be diluted, which could adversely affect our business, finanical condition and operating results if users do not perceive our products and services to be of high quality.

Effectively managing our growth may be difficult

  We have grown and expect to continue to grow rapidly both by adding new products and hiring new employees. This growth is likely to place a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees.

  Many of our senior management have only recently joined us. Of the eleven employees listed in the management section of this prospectus, six have worked for us less than one year. We cannot assure you that our management will be able to effectively or successfully manage our growth.

We may not be able to protect our proprietary rights and we may infringe the proprietary rights of others

  Proprietary rights are important to our success and our competitive position. We have applied for several trademarks, none of which has been issued to date. Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We currently have two pending trademark applications. Generally, our domain names for our vertical trade communities are not protectible as trademarks because they are too generic. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties and it is possible that we could become subject to infringement actions based upon the content licensed from those third parties. We generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect us. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

We may not be able to acquire or maintain effective Web addresses

  We currently hold various Internet Web addresses relating to our brand. These Web addresses include wateronline.com, wirelessdesignonline.com, pollutiononline.com and other Web addresses. We may not be able to prevent third parties from acquiring Web addresses that are similar to our addresses, which could materially adversely affect our business, financial condition and operating results. The acquisition and maintenance of

                                                                   Risk Factors

Web addresses generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level addresses. The regulation of Web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Acquisitions may disrupt or otherwise have a negative impact on our business

  We have made, and plan to continue to make, investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks:

 . acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

 . we may acquire companies in markets in which we have little experience;

 . we may not be able to successfully integrate the services, products and personnel of any acquisition into our operations;

 . we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions; and

 . our acquisitions may not result in any return on our investment and we may lose our entire investment.

We may not be able to consummate future acquisitions

  Our acquisition strategy is subject to the risk of not being able to identify additional suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Additionally, regardless of whether suitable candidates are available, we may not be able to consummate future acquisitions for other reasons such as the availability of capital. If we are unable to consummate future acquisitions, our business, financial condition and operating results could be adversely affected.

We may be subject to legal liability for publishing or distributing content over the Internet

  We may be subject to legal claims relating to the content in our vertical trade communities, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our vertical trade communities. Claims could also involve matters such as defamation, invasion of privacy, and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided on our vertical trade communities is drawn from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business, financial condition and operating results could suffer a material adverse effect if costs resulting from these claims are not covered by our insurance or exceed our coverage.

Risk Factors

Risk of failure of our computer and communications hardware systems increases without redundant facilities

  Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause our vertical trade communities to be unavailable to Web browsers may reduce the attractiveness of our vertical trade communities to advertisers and could materially adversely affect our business, financial condition and operating results. We maintain most of our computer systems in two Web-hosting facilities in New Jersey. However, we do not have back-up or redundant facilities for our computer systems. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Capacity constraints on our technology, transaction processing system and network hardware and software may be difficult to project

  As traffic in our vertical trade communities continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in our vertical trade communities. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our vertical trade communities. If we do not appropriately upgrade our systems and network hardware and software, our business, financial condition and operating results will be materially adversely affected.

Our market is characterized by rapid technological change

  Our market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing vertical trade community technology obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be materially adversely affected. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our vertical trade communities and by developing new features to meet customer needs. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services and develop new services and technology that address the needs of our customers. We will also need to respond to technological advances and emerging industry standards in a cost-effective and timely basis.

Our success is dependent on our key personnel

  We believe that our success will depend on continued employment of our senior management team and key technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Most of our senior management do not have employment agreements. We carry key person life insurance on certain, but not on all, of our senior management personnel.

  Our success also depends on having a highly trained sales force and telesales group. Our telesales group was formed recently. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained salespeople could limit our ability to increase sales in our existing vertical trade communities and to sell as we launch new vertical trade communities.

  We plan to expand our employee base to manage our anticipated growth. Competition for personnel, particularly for employees with technical expertise, is intense. Our business,

                                                                   Risk Factors
financial condition and operating results will be materially adversely affected if we cannot hire and retain suitable personnel.

Our systems may not be Year 2000 compliant


  We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

   In the event that our Web-hosting facilities are not Year 2000 compliant, our production Web sites would be unavailable and we would not be able to deliver services to our users. In the event that our production and operational facilities that support our Web sites are not Year 2000 compliant, small portions of our Web sites may become unavailable.


The interests of our controlling shareholders may conflict with our interests and the interests of our other shareholders

  As a result of its stock ownership and board representation, Internet Capital Group will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. Internet Capital Group will own 6,177,552 shares of common stock after the conversion of their preferred stock and convertible notes in the offering at an assumed initial public offering price of $13.00 per share. Internet Capital Group also owns warrants to purchase 119,656 shares of common stock. Based on its ownership of common stock and warrants after the offering, Internet Capital Group will beneficially own 38.4% of the common stock and two representatives of Internet Capital Group will remain on our board of directors after the offering.

Shares eligible for future sale by our current shareholders may adversely affect our stock price

  If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of 1,305,468 shares of common stock, 7,805,667 shares of convertible preferred stock that will automatically convert to 9,307,495 shares of common stock before the offering and warrants and options exercisable into an aggregate of 462,074 shares of common stock have agreed not to sell any such securities for 180 days after the offering without the prior written consent of Lehman Brothers. In addition, the holders of the convertible notes that will automatically convert into 384,615 shares of common stock, assuming an initial public offering price of $13.00, have also agreed to such restrictions. However, Lehman Brothers may, in its sole discretion, release all or any portion of the securities subject to such lock-up agreements.

  The holders of 7,805,667 shares of preferred stock that will automatically convert to 9,734,846 shares of common stock prior to the offering and warrants to purchase 235,871 shares of common stock have demand and piggy-back registration rights. In addition, the holders of the convertible notes that will automatically convert into 384,615 shares of common stock, assuming an initial public

Risk Factors
offering price of $13.00 per share, have similar registration rights. The exercise of such rights could adversely affect the market price of our common stock. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After such registration statement is effective, shares issued upon exercise of stock options will be eligible for resale in the public market without restriction.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

  VerticalNet is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to shareholders. Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us.

Our common stock has never been publicly traded

  There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market.

Our common stock price is likely to be highly volatile

  The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, such companies' stocks have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

  Factors that could cause such volatility may include, among other things:

 . actual or anticipated variations in quarterly operating results;

 . announcements of technological innovations;

 . new sales formats or new products or services;

 . changes in financial estimates by securities analysts;

 . conditions or trends in the Internet industry;

 . changes in the market valuations of other Internet companies;

 . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

 . capital commitments;

 . additions or departures of key personnel; and

 . sales of common stock.

  Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

                                                                   Risk Factors

                        FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that address, among other things, electronic commerce strategy, acquisition and expansion strategy, development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of profitable marketing and distribution alliances, market acceptance of the Internet, acquisition and/or development of profitable new vertical trade communities, technological advancement, ability to develop "brand" identification, and global expansion. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Forward-Looking Statements

                                USE OF PROCEEDS

  We estimate the net proceeds from the offering to be approximately $41.0 million or $47.4 million if the underwriters' exercise their over-allotment option in full, assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and expenses of the offering.

  We expect to use the net proceeds from the offering to repay the debt described below for investments in existing and future vertical trade communities and for general corporate purposes. A portion of the net proceeds may be used for consummation of strategic acquisitions. Although we are not contemplating any specific acquisitions at this time, we expect that acquisition candidates would be operators of vertical trade communities or businesses with complementary technologies. We expect to use $2.0 million of the net proceeds to repay a note issued to Progress Bank. This note bears interest at the prime rate plus 1.5%. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of the net proceeds.

  Pending such uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.
                                DIVIDEND POLICY
  We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                                Use of Proceeds/Dividend Policy

                                 CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 1998. Our capitalization is presented:

    . on an actual basis;

    .  on a pro forma basis to give effect to:

          . the automatic conversion of all outstanding shares of preferred stock into common stock upon the consummation of the offering;

          . the issuance and conversion of $5.0 million of convertible notes into common stock upon the consummation of the offering at an assumed initial public offering price of $13.00 per share;

          .  the issuance of the $2.0 million note to Progress Bank;

          .  the issuance of warrants valued at $200,000; and

    . on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock offered in the offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the repayment of the $2.0 million note to Progress Bank.

                                                  AS OF SEPTEMBER 30, 1998
                                               --------------------------------
                                                           PRO      PRO FORMA
                                                ACTUAL    FORMA     AS ADJUSTED
                                               --------  --------  ------------
                                                       (IN THOUSANDS)
Short-term debt............................... $    --   $  2,000    $    --
Long-term debt, less current portion.......... $    374  $    374    $    374
Shareholders' equity:
  Preferred stock, $.01 par value; 40,000,000
   shares authorized; 7,805,667 shares issued
   and outstanding, actual; none issued and
   outstanding, pro forma and pro forma as
   adjusted...................................       78       --          --
  Common stock, $.01 par value; 40,000,000
   shares authorized; 2,629,999 shares issued
   and outstanding, actual; 12,749,460 shares
   issued and outstanding, pro forma; and
   16,249,460 outstanding, pro forma as
   adjusted...................................       26       127         162
Additional paid-in capital....................   18,837    24,014      64,994
Deferred compensation.........................     (139)     (139)       (139)
Accumulated deficit...........................  (14,033)  (14,233)    (14,233)
Treasury stock (at cost)......................      (60)      (60)        (60)
                                               --------  --------    --------
    Total shareholders' equity................    4,709     9,709      50,724
                                               --------  --------    --------
      Total capitalization.................... $  5,083  $ 12,083    $ 51,098
                                               ========  ========    ========

  We expect there to be 16,260,252 shares of common stock outstanding after the offering, which, in addition to the pro forma adjustments described above, includes after September 30, 1998, shares issued upon option exercises and 2,200 shares earned but not distributed to the former Informatrix shareholders under the terms of a purchase agreement with Informatrix. See "Prospectus Summary--Shares that May Be Issued After the Offering Upon the Exercise of Options and Warrants."

  Please read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus.

CAPITALIZATION

                                    DILUTION

  As of September 30, 1998, our net tangible book value on a pro forma basis giving effect to the $5.0 million in convertible notes that convert into common stock upon the consummation of the offering based on an issued initial public offering price of $13.00 per share and the conversion of our convertible preferred stock was $7.0 million or $0.55 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of September 30, 1998, our net tangible book value, on a pro forma basis as adjusted for the sale of the 3,500,000 shares offered in the offering and application of the net proceeds from such sale of $41.0 million (based on an assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses), would have been approximately $2.96 per share. This represents an immediate increase of $2.41 per share to existing shareholders and an immediate dilution of $10.04 per share to new investors. The following table illustrates this per share dilution:

     Assumed initial public offering price per share..............        $13.00
       Pro forma net tangible book value per share as of
        September 30, 1998........................................ $  .55
       Increase per share attributable to new investors...........   2.41
                                                                   ------
     Net tangible book value per share after the offering.........          2.96
                                                                          ------
     Dilution per share to new investors..........................        $10.04
                                                                          ======

  The following table summarizes on a pro forma basis as of September 30, 1998 the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $13.00 per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
   Existing shareholders....... 12,749,460    78%  $24,602,908    35%    $1.93
   New investors...............  3,500,000    22    45,500,000    65%    13.00
                                ----------   ---   -----------   ---     -----
     Total..................... 16,249,460   100%  $70,102,908   100%
                                ==========   ===   ===========   ===

  Options available for issuance under our stock option plan may be granted with exercise prices as low as 80% of the market value of the common stock on the grant date. If we grant options below fair market value it would be dilutive to investors who purchase shares at the initial public offering price.

                                                                        Dilution

                            SELECTED FINANCIAL DATA
  We derived the selected historical and pro forma financial data presented below from our historical and pro forma financial statements and related notes included in another part of this prospectus. You should read the selected financial data together with our historical and pro forma financial statements and the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  KPMG LLP, independent certified public accountants, audited our historical financial statements for the period from July 28, 1995 (inception) to December 31, 1995, for the years ended December 31, 1996 and December 31, 1997 and for the nine months ended September 30, 1998. Their report appears in another part of this prospectus. Our historical financial statements for the nine months ended September 30, 1997 are unaudited, and in our opinion include all adjustments, consisting of normal adjustments, necessary for a fair presentation of the results for the unaudited period. You should not rely on interim results as being indicative of results we may expect for the full year.

  We prepared the unaudited pro forma financial information for the year ended December 31, 1997 and for the nine months ended September 30, 1998 by combining the historical results of the two companies we acquired, RF Globalnet and Informatrix, with our historical results using the purchase method of accounting. This is described in the notes accompanying the information below. We have presented this information to give you a better picture of what our business might have looked like if we had owned RF Globalnet since January 1, 1997 and Informatrix since October 15, 1997 (inception). These companies may have performed differently if they had actually been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the acquisitions.

Selected Financial Data

                         July 28, 1995      Year Ended December 31,          Nine Months Ended September 30,
                         (Inception) to ----------------------------------  ------------------------------------
                          December 31,                             1997                                 1998
                              1995         1996        1997     Pro Forma      1997        1998       Pro Forma
                         -------------- ----------  ----------  ----------  ----------  -----------  -----------
                                          (in thousands, except share and per share data)
Statement of Operations Data:
Revenues................   $       16   $      285  $      792  $    1,118  $      551  $     1,862  $     2,332
Expenses:
Editorial and
 operational............           24          214       1,056       1,234         674        2,101        2,296
Product development.....           22          214         711         740         451          798          874
Sales and marketing.....          147          268       2,301       2,464       1,348        4,405        4,955
General and
 administrative.........           33          292       1,388       2,354         891        2,907        4,020
                           ----------   ----------  ----------  ----------  ----------  -----------  -----------
Operating loss..........         (210)        (703)     (4,664)     (5,674)     (2,813)      (8,349)      (9,813)
Interest, net...........           (1)          (6)       (115)       (115)        (29)          15           12
                           ----------   ----------  ----------  ----------  ----------  -----------  -----------
Net loss................   $     (211)  $     (709) $   (4,779) $   (5,789) $   (2,842) $    (8,334) $    (9,801)
                           ==========   ==========  ==========  ==========  ==========  ===========  ===========
Basic and diluted net
 loss per share.........   $    (0.19)  $    (0.27) $    (1.89) $    (2.28) $    (1.12) $     (3.27) $     (3.77)
Shares outstanding used
 in basic and diluted
 net loss per share
 calculation............    1,096,679    2,583,648   2,526,865   2,536,480   2,526,865    2,550,619    2,596,604
Pro forma basic and
 diluted net loss per
 share..................   $    (0.19)  $    (0.21) $    (0.77) $    (0.93) $    (0.50) $     (0.83) $     (0.97)
Shares outstanding used
 in pro forma basic and
 diluted net loss per
 common share
 calculation............    1,096,679    3,326,284   6,184,326   6,193,941   5,677,540   10,052,180   10,098,165

  The following balance sheet data is presented:
  .  on an actual basis;
  . on a pro forma basis to give effect to the issuance and conversion of $5.0 million of convertible notes into common stock upon the consummation of the offering, the issuance of the $2.0 million note to Progress Bank and the issuance of warrants valued at $200,000; and

  . on a pro forma as adjusted basis to reflect the repayment of the $2.0 million note to Progress Bank and the net proceeds from the sale of 3,500,000 shares of common stock in the offering at an assumed initial offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                       As of
                                    December 31,    As of September 30, 1998
                                    ------------  ----------------------------
                                                                    Pro Forma
                                    1996  1997    Actual Pro Forma As Adjusted
                                    ---- -------  ------ --------- -----------
                                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents.......... $329 $   755  $3,794  $10,794    $49,809
Working capital (deficit)..........  150  (2,536)  1,122    6,122     47,137
Total assets.......................  637   2,104   9,158   16,158     55,173
Short-term borrowings..............  --    2,500     --     2,000        --
Deferred revenues..................  216     710   1,507    1,507      1,507
Long-term debt, less current
 portion...........................  167     400     374      374        374
Total shareholders' equity
 (deficit).........................  105  (2,424)  4,709    9,709     50,724

                                                         Selected Financial Data

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read together with the financial statements and the related notes included in another part of this prospectus and which are deemed to be incorporated into this section. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those set forth under and included in other portions of this prospectus.

  We own and operate 33 vertical trade communities. From our founding and incorporation on July 28, 1995 to October 1995, our principal operating activities consisted primarily of recruiting employees, performing product and technology development, raising capital and engaging in marketing activities.

   Advertising revenues and Web site development fees contributed most of the revenues for the period from July 28, 1995 to December 31, 1995 (the "Inception Period") and in the years ended December 31, 1996 and December 31, 1997. Currently, most of our revenues are generated from selling advertisements to industry suppliers in our vertical trade communities.


  We sell storefront and banner advertising and event sponsorships on our vertical trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. As of September 30, 1998, we had approximately $1.5 million of deferred revenue. We also generate revenues from career services, education and electronic commerce, specifically the sale of books and third party software for which we receive a transaction fee.

  Our relationship with Junglee allows us to sell to our visitors books, software, travel bookings and other goods offered by third party Web sites. We receive a portion of the revenue from the products sold on our "store," which is operated for us by Junglee. This type of revenue sharing or commission sharing relationship is typical of electronic commerce transactions and relationships on the Internet.


  We plan to expand our electronic commerce relationships to include:

 . selling goods and services promoted on our advertisers' storefronts;

 . selling goods and services from our owned and operated virtual store; and

 . auctioning goods posted on our Web sites by inventory-liquidators.

  We expect to receive either a fee per transaction, a percentage of sales revenue or some other minimum guaranteed payment.

  We incurred net losses of approximately $211,000 for the Inception Period, $709,000 for the year ended December 31, 1996, $4.8 million for the year ended December 31, 1997, and $8.3 million for the nine months ended September 30, 1998 on an actual basis and $9.8 million for the nine months ended September 30, 1998 on a pro forma basis. At September 30, 1998, we had an accumulated deficit of $14.0 million. The net

Management's Discussion and Analysis of Financial Condition and Results of Operations losses and accumulated deficit resulted from our lack of substantial revenues, the costs of the significant infrastructure and other costs incurred for the development and initial rollout of our vertical trade communities. Because of our aggressive expansion plans, we expect to incur significant operating losses for the foreseeable future. Although we have experienced revenue growth in recent periods, such growth may not be sustainable and, therefore, these recent periods should not be considered indicative of future performance. We may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained.

Results of Operations

 Nine Months Ended September 30, 1997 and September 30, 1998

  Revenues. Revenues increased from $551,000 for the nine months ended September 30, 1997 to $1.9 million for the nine months ended September 30, 1998. The increase in revenues was due primarily to an increase in the number of advertisers as a result of our marketing efforts and the increase in the number of vertical trade communities from 16 as of September 30, 1997 to 29 as of September 30, 1998. Advertising revenues, including the development of the storefronts, accounted for the majority of revenues for the periods ended September 30, 1997 and September 30, 1998. At September 30, 1998, we had deferred revenues of $1.5 million. We expect that advertising revenue will continue to account for a substantial share of revenues for the foreseeable future.

  Editorial and Operational Expenses. Editorial and operational expenses primarily consist of Internet connection charges, cost of acquired content, depreciation, salaries and benefits of operating and editorial personnel and other related operating costs. These expenses increased from $674,000 for the nine months ended September 30, 1997 to $2.1 million for the nine months ended September 30, 1998. For these periods, expenses increased by $7,000 for Internet connection charges, $69,000 for cost of acquired content, $102,000 for depreciation, $1.0 million for salaries and benefits of operating and editorial personnel and $200,000 for other related operating costs. The increases were primarily related to the increased number of personnel and amount of equipment required to maintain and operate our increased number of vertical trade communities.

  Product Development Expenses. Product development expenses consist primarily of salaries and benefits, consulting expenses and related equipment. These costs increased from $451,000 as of September 30, 1997 to $798,000 for the nine months ended September 30, 1998. For these periods, expenses increased by $214,000 for salaries and benefit costs and by $133,000 for consulting and equipment costs. This increase in expenses was due to increased staffing and the costs of enhancing the features, content and services of our vertical trade communities, as well as increasing the overall number of trade communities. To date, we have charged to expense all of the product development costs when such costs have been incurred. We believe that continued investment in product development is critical to attaining our goals, and therefore expect product development expenses to increase significantly.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel, advertising, and travel and entertainment, including costs of attending trade shows. These expenses increased from $1.3 million for the nine months ended September 30, 1997 to $4.4 million for the nine months ended September 30, 1998. For these periods, expenses increased by $1.6 million for

     Management's Discussion and Analysis of Financial Condition and Results of
                                                                     Operations
advertising, $1.1 million for salary, commissions and benefits, and $464,000 for travel and entertainment expenses, including costs of attending trade shows. This was primarily due to increasing the number of sales and marketing personnel, increasing sales commissions and increased expenses related to promoting our vertical trade communities. We expect these expenses will continue to grow significantly, as we pursue an aggressive growth strategy and hire additional sales/marketing personnel.

  General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance, human resources and business development personnel, as well as support services and professional service fees. These expenses increased from $891,000 for the nine months ended September 30, 1997 to $2.9 million for the nine months ended September 30, 1998. For these periods, expenses increased by $1.2 million for general and administrative personnel, $110,000 for depreciation, $359,000 for professional fees, $250,000 for facility costs and $6,000 for other general and administrative costs. The increase was primarily due to increases in the number of personnel to support and grow our business. We expect these expenses to grow as additional personnel are hired and additional expenses are incurred. These expenses relate to growing our business and operating as a public company.

  Interest, Net. Interest income net of expense includes income from our cash and cash equivalents and from investments and expenses related to our financing obligations. Interest income net of interest expense increased from an expense of $29,000 for the nine months ended September 30, 1997 to income of $15,000 for the nine months ended September 30, 1998. The increase was primarily due to a higher investment balance as a result of our sale of preferred stock, which was partially offset by increased interest expense due to borrowings on our line of credit, and increased amounts of capital lease obligations in May and June of 1998. Currently, we invest our cash balances in money market funds.

 Inception Period and Years ended December 31, 1996 and December 31, 1997

  Revenues. Revenues were $16,000 for the Inception Period, $285,000 for the year ended December 31, 1996 and $792,000 for the year ended December 31, 1997. The increases in advertising revenues were due to an increasing number of advertisers on our vertical trade communities and an increase in the number of vertical trade communities.

  Editorial and Operational Expenses. Editorial and operational expenses were $24,000 for the Inception Period, $214,000 for the year ended December 31, 1996 and $1.1 million for the year ended December 31, 1997. From the Inception Period to the year ended December 31, 1996, expenses increased by $21,000 for Internet connection charges, $1,000 for cost of acquired content, $28,000 for depreciation, $137,000 for salaries and benefits of operating and editorial personnel and $3,000 for other related operating costs. From the year ended December 31, 1996 to the year ended December 31, 1997, expenses increased by $60,000 for Internet connection charges, $46,000 for cost of acquired content, $224,000 for depreciation, $469,000 for salaries and benefits of operating and editorial personnel and $12,000 for other related operating costs. Increases were primarily related to additional personnel and equipment required to maintain a larger number of vertical trade communities.

  Product Development Expenses. Product development expenses were $22,000 for the Inception Period, $214,000 for the year ended December 31, 1996 and $711,000 for the year

Management's Discussion and Analysis of Financial Condition and Results of Operations ended December 31, 1997. From the Inception Period to December 31, 1996, expenses increased by $68,000 for salaries and benefit costs and $124,000 for consulting and equipment costs. From the year ended December 31, 1996 to December 31, 1997, expenses for salaries and benefit costs increased by $643,000 and consulting and equipment costs decreased by $146,000. This increase in expenses was primarily due to increased staffing and associated costs related to enhancing the features, content and services of our vertical trade communities and increasing the overall number of trade communities.

  Sales and Marketing Expenses. Sales and marketing expenses were $148,000 for the Inception Period, $268,000 for the year ended December 31, 1996 and $2.3 million for the year ended December 31, 1997. From the Inception Period to the year ended December 31, 1996, expenses for advertising decreased by $28,000. Salary, commissions and benefits increased by $98,000 and travel and entertainment expenses, including costs of attending trade shows, increased by $50,000. From the year ended December 31, 1996 to December 31, 1997, expenses increased by $555,000 for advertising, $1.1 million for salary, commissions and benefits, and $329,000 for travel and entertainment expenses, including costs of attending trade shows. These increases were primarily due to an increased sales force and participation in additional trade shows. We expect these expenses will continue to increase as we expand our direct sales force, hire additional marketing personnel and increase expenditures for marketing and promotional activities.

  General and Administrative Expenses. General and administrative expenses were $33,000 for the Inception Period, $292,000 for the year ended December 31, 1996 and$1.4 million for the year ended December 31, 1997. From the Inception Period to December 31, 1996, expenses increased by $78,000 for salaries and benefit costs, $28,000 for depreciation, $78,000 for professional fees, $45,000 for facility costs and $30,000 for other general and administrative costs. From the year ended December 31,1996 to December 31, 1997, expenses increased by $492,000 for salaries and benefit costs, $249,000 for professional fees, $258,000 for facility costs and $209,000 for other general and administrative costs. These increases were due primarily to increased staffing levels, higher facility costs and professional fees to support the growth of our infrastructure. We expect to hire additional support personnel and will incur additional costs related to being a public company, including insurance for directors and officers, investor relations programs and other related professional fees.

  Interest, Net. Interest income net of expense consists primarily of interest expense on our line of credit and capital lease obligations. We incurred net interest expense of $1,000 for the Inception Period, $6,000 for the years ended December 31, 1996 and $115,000 for the year ended December 31, 1997. Currently, we invest our cash balances in money market funds.

  Income Taxes. As of September 30, 1998, we had approximately $12.4 million of federal net operating loss carryforwards and $12.7 million of state net operating loss carryforwards for tax reporting purposes to offset future taxable income. Our federal net operating loss carryforwards expire beginning 2013 and our state net operating loss carryforwards expire beginning 2000. Due to the change in our ownership interest in 1997 and 1998, our net operating loss carryforwards should be subject to certain limitations or annual restrictions. See Note 12 of Notes to the Financial Statements.

     Management's Discussion and Analysis of Financial Condition and Results of
                                                                     Operations

Quarterly Results of Operations

  The following table sets forth certain statement of operations data for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997, December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998. The information for each quarter has been prepared on substantially the same basis as the audited statements included in other parts of this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of the interim periods are not indicative of results of any future period.

                                                          Three Months Ended
                         -----------------------------------------------------------------------------------------
                         March 31,  June 30,   September 30, December 31,   March 31,    June 30,    September 30,
                           1997       1997         1997          1997         1998         1998          1998
                         ---------  ---------  ------------- ------------  -----------  -----------  -------------
Revenues................ $ 163,263  $ 196,561   $   190,824  $   241,174   $   377,371  $   587,422   $   897,006
Operating loss..........  (551,416)  (907,733)   (1,354,081)  (1,850,453)   (2,008,935)  (2,885,803)   (3,454,845)
Interest income
 (expense)..............    (2,778)   (12,493)      (13,913)     (85,922)      (75,934)      14,291        76,809
                         ---------  ---------   -----------  -----------   -----------  -----------   -----------
Net loss................ $(554,194) $(920,226)  $(1,367,994) $(1,936,375)  $(2,084,869) $(2,871,512)  $(3,378,036)
                         =========  =========   ===========  ===========   ===========  ===========   ===========

  Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly in the future. In addition, the results of any quarter do not indicate results to be expected for a full fiscal year. Finally, as a result of the foregoing factors, our annual or quarterly results of operations may be below the expectations of public market analysts or investors, in which case the market price of the common stock could be materially adversely affected.

Liquidity and Capital Resources

  Since our inception, we have primarily financed our operations through the private placement of our preferred stock, borrowings under a line of credit with a commercial bank and capital equipment leases. To date, we have raised approximately $19.2 million from the sale of preferred stock. At September 30, 1998, we had approximately $3.8 million in cash and cash equivalents. We have had significant negative cash flows from operating activities for each fiscal and quarterly period to date. Net cash used in operating activities was $48,000 for the Inception Period, $663,000 for the year ended December 31, 1996, $3.8 million for the year ended December 31, 1997; and was $2.3 million for the nine months ended September 30, 1997 and $6.7 million for the nine months ended September 30, 1998. Cash used in operating activities from inception through September 30, 1998 consisted mostly of net operating losses and increases in accounts receivable and prepaid expenses, partially offset by increases in deferred revenues, accrued expenses, and accounts payable.

  Net cash used in investing activities was $57,000 for the Inception Period, $64,000 for the year ended December 31, 1996, $396,000 for the year ended December 31, 1997; and was $148,000 for the nine months ended September 30, 1997 and $2.8 million for the nine months ended September 30, 1998. Net cash used in investing activities in these periods consisted mostly of capital expenditures for purchased software, office equipment and leasehold improvements. Net cash provided by financing was $136,000 for the Inception Period, $1.0 million for the year ended December 31, 1996 and $4.6 million for the year ended December 31, 1997; and was $2.3 million for the nine months ended September 30, 1997 and $12.5 million for the nine months ended September 30, 1998. Cash provided by financing activities consisted primarily of sales of our preferred stock and borrowings from Internet Capital Group and Progress Bank,

Management's Discussion and Analysis of Financial Condition and Results of Operations which was partially offset by payment on our capital lease obligations. Net cash used for acquisitions for the nine months ended September 30, 1998 was approximately $1.9 million.

  We have a line of credit with a commercial bank for $500,000, which expires on June 30, 1999. The line of credit is primarily used for working capital purposes. As of December 31, 1997, we were in technical default on the line of credit for failing to meet specified financial ratios. The bank waived these covenants for the year ended December 31, 1997. As of September 30, 1998, there were no borrowings under the line of credit. The line bears interest at the bank's prime rate of interest plus 1.5%. Any borrowings under the line of credit will be secured by most of our assets.

  We have several capital leases with various financial institutions for computer and communications equipment used in our operations with lease terms ranging from three to five years. The interest rates under the leases range from 8% to 20% and we are required to make monthly payments of $27,722 under the terms of these leases. As of September 30, 1998, the remaining aggregate obligation under these capital leases is $676,000.

  We believe that the net proceeds from the offering, together with our existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may be required to raise additional funds. We may also be required to raise additional financing before such time. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us or our shareholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events could have a material adverse effect on our business, financial condition or results of operations.

  In November 1998, we issued convertible notes to Internet Capital Group and certain holders of our Series D Preferred Stock in an aggregate principal amount of $5.0 million. The convertible notes are required to be repaid in six months, or upon the closing of the offering, if earlier. At each holder's option, a holder can convert the principal balance of the convertible note into our common stock at the initial public offering price. All holders have elected to convert their notes into our common stock. In connection with the issuance of the convertible notes, we granted the holders of the notes warrants to purchase an aggregate of 82,051 shares of our common stock at the initial public offering price.

  In November 1998, we issued a note to Progress Bank in an aggregate principal amount of $2.0 million. The note is required to be repaid in six months or upon the closing of the offering, if earlier. In connection with the issuance of the note, we granted Progress Capital, an affiliate of Progress Bank, warrants to purchase 20,513 shares of our common stock at the initial public offering price. We valued the warrants at the date of grant to Internet Capital Group and certain holders of our Series D Preferred Stock and Progress Capital and will amortize the cost over the period we expect the warrants to be outstanding.

Year 2000 Compliance

  We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant.

     Management's Discussion and Analysis of Financial Condition and Results of
                                                                     Operations

Our potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. Additionally, all of the internally developed production and operation systems for our Web sites are undergoing a complete re-engineering. All new programs are being tested and validated for Year 2000 compliance.

  We have taken steps to ensure that phone systems and other non-information technology are Year 2000 compliant. We believe all non-information technology upon which we are materially dependent is Year 2000 compliant. Additionally, with respect to information technology, we expect to resolve any Year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in our capital expenditure budget and is not expected to be material to our financial position or results of operations. We estimate that our total cost to become Year 2000 compliant will not exceed $250,000, which we expect will be funded from working capital raised in this offering or borrowings under our bank line of credit. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address our Year 2000 compliance issues.

  We have completed our Year 2000 compliance assessment plan. Based on this assessment, we believe that 80% of our technology is Year 2000 compliant. We believe that the remaining 20% of our technology that is not Year 2000 compliant is not critical to our business. We intend to complete the replacement or remediation of these non-compliant technologies, as well as the testing of any replacement or corrected technologies, by the end of the second quarter of 1999.

  In addition, we are in the process of seeking verification from our key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. As of January 15, 1999, we have received certification from 80% of our distributors, vendors and suppliers that they are either Year 2000 compliant or are taking the necessary steps to become Year 2000 compliant. We expect to receive the remaining certifications by April 30, 1999. To the extent that vendors fail to provide certification that they are Year 2000 compliant by July 1999, we will seek to terminate and replace those relationships.

  In the event that our production and operational facilities that support our Web sites are not Year 2000 compliant, small portions of our Web sites may become unavailable. Our review of our systems has shown that there is no single application that would make our Web sites totally unavailable and we believe that we can quickly address any difficulties that may arise.

  In the event that our Web-hosting facilities are not Year 2000 compliant, our Web sites would be unavailable and we would not be able to deliver services to our users.

  We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies we are dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. We intend to develop a plan for this scenario by the end of the second quarter of 1999.

  If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties

Management's Discussion and Analysis of Financial Condition and Results of Operations with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

Acquisitions

  In September 1998, we acquired all of the outstanding capital stock of RF Globalnet for $1.8 million in cash. Also in September 1998, we acquired all of the outstanding capital stock of Informatrix for 46,154 shares of our common stock. Under the purchase agreement, former Informatrix shareholders earned an additional 2,200 shares because Informatrix achieved sales targets for the three months ended September 30, 1998. In addition, if Informatrix achieves sales of $183,965 for the three months ended December 31, 1998, the former shareholders can earn 5,770 shares; for sales below that target, the former shareholders would earn fewer shares based upon the percentage of the sales goal achieved. The sales targets are based on selling advertisements in the period, not the profitability of the site. The per share value was $3.32 for the additional shares, based on the value assigned to option grants made to our employees during the same period. The date of the issuance was October 1998. Those Informatrix employees who remained after the acquisition are now our employees. See "Certain Transactions and Stock Issuances with Executive Officers, Directors and Our Largest Shareholder."

  We have reported pro forma results of operations as if we had consummated the acquisition of RF Globalnet on January 1, 1997 and the acquisition of Informatrix on October 15, 1997 (inception). The pro forma net loss for the year ended December 31, 1997 was $5.8 million compared to the actual net loss of $4.8 million. The increase in the net loss results from the net losses of the acquired companies and the pro forma amortization of the goodwill associated with the acquisitions. The pro forma net loss for the nine months ended September 30, 1998 was $9.8 million compared to the actual net loss of $8.3 million. The increase in the net loss is primarily related to the losses of the companies acquired and the pro forma amortization of the goodwill associated with the acquisitions.

  On January 13, 1999, we purchased the online business, operated as safety online, from Coastal Video Communication Corp. for $260,000 in cash and a $50,000 note which is payable without interest no earlier than 90 days from such date. We also provided Coastal with an advertising commitment on our Web site, which will be subsequently valued. This Web site is used by professionals in the safety industry.

Other Commitments

  Our financial commitments for our marketing and distribution agreements with Excite and AltaVisa are $2.3 million in 1999, $2.3 million in 2000 and $2.0 million in 2001. These agreements renew automatically unless terminated by either party upon 30 days notice prior to the anniversary of the agreement.

Recent Accounting Pronouncements

  In June 1997, Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 will have no impact

     Management's Discussion and Analysis of Financial Condition and Results of
                                                                     Operations
on our results of operations, financial position or cash flows.

  In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have an impact on our results of operations, financial position or cash flows.

  In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have an impact on our results of operations, financial position or cash flows.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect this standard to have a material effect on our capitalization policy.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities, there will be no impact to our results of operations, financial position or cash flows upon the adoption of this standard.

Management's Discussion and Analysis of Financial Condition and Results of Operations

                                  OUR BUSINESS

Industry Overview

 Growth of the Internet, Online Advertising and Electronic Commerce

  The Internet has emerged as a mass communications and commerce medium enabling millions of people worldwide to share information, create community among individuals with similar interests and conduct business electronically. International Data Corporation projects that the number of Internet users will grow from 100 million in 1998 to 320 million in 2002. In addition to its emergence as a mass communications medium, the Internet has features and functions that are unavailable in traditional media, which enable online merchants to communicate effectively with customers and advertisers to target users with specific needs and interests. As a result, the Internet has emerged as an attractive medium for advertising and electronic commerce.

  Along with the impressive overall growth of the Internet, business-to-business usage is also growing rapidly, as businesses are increasingly leveraging the Internet's ability to reach customers globally, deliver personalized content and open new distribution channels.

  Internet advertising and electronic commerce are projected to experience significant growth in the future:

 . Internet advertising, according to Jupiter Communications, is projected to grow from $1.9 billion in 1998 to $7.7 billion in 2002;

 . Business-to-business Internet advertising, according to Forrester Research, is projected to grow from $290 million in 1998 to $2.6 billion in 2002;

 . Business-to-business electronic commerce, according to Forrester Research, is projected to grow from $17 billion in 1998 to $327 billion in 2002; and

 . Online business auctions, according to Forrester Research, are projected to grow from $8.7 billion in 1998 to $52.6 billion in 2002.

  Traditionally, companies have employed a variety of well-recognized media in business-to-business advertising, information delivery and communications to identify, qualify and facilitate commerce with customers. Veronis, Suhler & Associates estimates that advertising and specialty media spending on the business-to-business market was more than $70.0 billion in 1998. Business-to-business buyers and sellers use several advertising and specialty media, including trade magazines, trade shows, buyer's guides, direct mail, catalogs and others. In many industries, particularly in highly specialized, technically-oriented industries, these media have performed a role in the distribution channel by enabling buyers and sellers to meet, exchange information and ultimately conduct business with one another.

 Need for Online Vertical Trade Communities

  While traditional media have historically served a valuable purpose in facilitating commerce, information delivery, and communications between buyers and sellers, they have inherent inefficiencies. We believe that:

 . Trade magazines have limited circulation and are not published in real-time;

 . Trade shows are held infrequently and are expensive for attendees and exhibitors;

 . Buyer's guides are cumbersome to search and provide limited depth of product and vendor content;

 . Direct mail responses often provide limited information about the prospective customer; and

                                                                    Our Business

 . Trade journal advertising can be cost prohibitive for smaller advertisers.

  The Internet provides a new medium to meet the specific needs of businesses and professionals through vertical trade communities. These communities offer highly targeted content and services. Electronic commerce is a natural extension of these communities which cannot be easily replicated through traditional media.

Our Solution

  We own and operate a portfolio of 33 industry-specific communities of commerce on the Internet. These vertical trade communities are business-to-business Web sites that act as comprehensive sources of information, interaction and electronic commerce.

  Our solutions move traditional "off-line" trade services to the Internet. Our portfolio of vertical trade communities target separate industrial sectors to provide businesses and professionals with high quality content, community and commerce that include the following attributes:

 . Comprehensive content, services and features: The editors of our vertical trade communities provide valuable information on products, technology, industry regulations, news and management. We archive historical content, enabling users to research through large databases of information. We also operate requests for proposals and related posting and response areas.

 . Active community participation: We provide features and services such as "Ask the Expert," discussion forums, chat rooms, bulletin boards and career centers, all of which foster active community participation among our users. We believe active community participation creates loyalty and affinity among our users.

 . Targeted cost-effective medium for business-to-business advertising: The narrow focus of our communities and the attractive demographics of our audiences permit us to command premium advertising rates. Comparative statistics show that advertisers pay more for targeted ads than for general ones. We also attract small to mid-sized advertisers due to our cost-effective advertising reach and highly targeted user base.

 . High quality sales leads: Our communities generate high quality sales leads that are timely and effective and contain detailed buyer information. Robust sales leads left by buyers allow sellers to respond more effectively.

 . Connects buyers and sellers globally: Vertical trade communities provide an online market place that we believe will allow buyers and sellers worldwide to exchange information, source products and execute online transactions.

  We believe that targeted content, focused audiences and robust sales leads, combined with our interactive platform, create a premier market place for electronic commerce.

Our Strategies

  Our objective is to be the leading owner and operator of industry specific communities of commerce. Key strategies to achieve our objective include:

 Expand User Base and Enhance User Experience with New Features, Services and Content

  We intend to continue increasing the number of users that visit each community by:

 . introducing additional services and features that appeal to the specific needs of professionals using the Internet;

Our Business

 . continuing to direct users to our vertical trade communities through marketing relationships with search engine providers;

 . providing professionals the opportunity to buy products online that satisfy their product-sourcing needs; and

 . creating brand awareness through industry trade shows, conferences, advertising campaigns with trade publications and alliances with important industry trade associations.

  As our user base grows, we anticipate advertisers and suppliers will find our vertical trade communities an attractive cost-effective medium for advertising and sales.

 Establish and Expand Multiple Revenue Streams

 . Advertising. To date, most of our revenues have been derived from selling storefronts to the industry suppliers to our communities. We also have sold, and intend to grow our sales of, banner advertisements and newsletter sponsorships delivered by e-mail. For the nine months ended September 30, 1998, we generated approximately 96% of our revenues from the sales of storefronts, banner advertisements and sponsorships.

 . Electronic Commerce. We believe that electronic commerce is a natural extension of our vertical trade communities. Revenues from electronic commerce differ from advertising based revenues because they depend on a purchase being completed over the Internet. We expect to generate electronic commerce revenues by receiving a transaction fee for products sold in our communities. Transaction fees are typically paid by the supplier.

   In addition, we expect to pursue electronic commerce opportunities through marketing relationships with retailers and service providers focused on product distribution. For example, we currently sell books and software in our communities where we receive credit for the sale less amounts owed to the distributor. For the nine months ended September 30, 1998, we generated approximately 2% of our revenues from electronic commerce. See "Risk Factors-- We may not develop additional revenue sources."

 . Career Services. We sell sponsorships in our career center and charge employers to post help wanted advertisements. We believe recruiters and employers specializing in each industry are natural advertisers and sponsors in this area. For the nine months ended September 30, 1998, we generated less than 1% of our revenues from the sale of career services.

 . Education. We have partnered with content providers for various engineering courses, and are paid a transaction fee for every student taking the course. With the acquisition of RF Globalnet, we acquired technology that allows professionals to complete educational courses over the Internet. We are in the process of using this technology on other vertical trade communities and expect to form partnerships with courseware providers for industry professionals. For the nine months ended September 30, 1998, we generated approximately 1% of our revenues from education.

 Continue to Identify and Rapidly Develop New Vertical Trade Communities

  We intend to expand our portfolio by building and launching new vertical trade communities in industry segments that we believe possess significant opportunities for advertising and electronic commerce.

  We determine whether or not a potential vertical trade community fits our strategy by

                                                                    Our Business
looking for specific industry characteristics including:

 . a substantial number of buyers and suppliers;

 . a high degree of fragmentation on both the supply and demand sides;

 . defined target audiences (e.g. chemical engineers) with similar product and informational needs;

 . meaningful growth in trade advertising spending;

 . significant new product introductions;

 . online access;

 . growth in trade show attendance; and

 . international components both on the buyer and supplier side.

 Leverage the Benefits of a Portfolio Approach

  We believe that operating a portfolio of vertical trade communities permits us to:

 . offer a comprehensive, consistent set of services and features;

 . attract a large business-to-business audience, in aggregate, making our individual sites appealing to a broad array of advertisers and electronic commerce suppliers; and

 . realize cost savings and operating efficiencies in our technology, marketing, infrastructure and management resources.

 Form Marketing and Distribution Alliances for Distribution, Technology, and New Services

  To extend our vertical trade community brands and increase visits to our Web sites, we intend to form additional marketing and distribution alliances with search engine providers and other distribution partners.

 Pursue Strategic Acquisitions

  We intend to pursue acquisitions of companies that operate vertical trade communities which would fit into our portfolio. Companies considered for acquisition are evaluated based on the criteria outlined above under "Continue to Identify and Rapidly Develop New Vertical Trade Communities." However, we may also acquire other companies with complementary communities or technologies such as electronic commerce solutions or other Web-based technologies. Presently, we are not contemplating any specific acquisitions.

 Expand Globally

  We believe that the anticipated growth of Internet usage internationally presents significant opportunities to extend the global reach of our communities. For the nine months ended September 30, 1998, more than 25% of the visits to our vertical trade communities originated outside the United States. As is shown by their usage levels, international users represent significant opportunity to our domestic advertisers, providing both sources of leads and, eventually, purchasers of their products and services. Our vertical trade communities also provide foreign advertisers access to our targeted audience in the United States. We intend to expand globally by pursuing strategic partnerships.

Our Business

Our Vertical Trade Communities

  As of January 12, 1999, we had established 33 vertical trade communities that target the industries identified beneath each community:

                                 Process Group

                     chemical online ( chemicalonline.com)
                     Manufacturing and Processing Chemicals

                 semiconductor online (semiconductoronline.com)
     Applications, Manufacturing and Processing of Semiconductor Components

                   hydrocarbon online (hydrocarbononline.com)
                   Processing Hydrocarbons and Petrochemicals

                pharmaceutical online (pharmaceuticalonline.com)
            Development, Design and Manufacturing of Pharmaceuticals

            adhesives and sealants online (adhesivesandsealants.com) Manufacturing and Production of Adhesive, Sealant, and Grout Materials

                          food online (foodonline.com)
                 Manufacturing and Processing of Food Products

                    oil and gas online (oilandgasonline.com)
                   Production and Exploration of Oil and Gas

                paint and coatings online (paintandcoatings.com)
 Manufacturing and Production of Paint Coatings, Inks and Thick Film Printable
                                   Conductors

                              Communications Group

                  fiber optics online (fiberopticsonline.com)
      Design and Production of Fiber Optic Networks and Network Components

                     photonics online (photonicsonline.com)
 Design and Manufacturing of Lasers, Optics, Optoelectronics, Fiber Optics and
                                Imaging Devices

                         RF Globalnet (rfglobalnet.com)
Information, Bookstore and Educational Center for Radio Frequency, Wireless and
                              Microwave Engineers

                  premises networks.com (premisesnetworks.com)
        Facilities and Network Infrastructure Design and Administration

               wireless design online (wirelessdesignonline.com)
    Design and Development of Wireless Communications Systems and Equipment

                               Electronics Group

                   computerOEM online (computeroemonline.com)
   Design and Manufacturing of Computers and Computerized Electronics Devices

                medical design online (medicaldesignonline.com)
            Design, Manufacturing and Procurement of Medical Devices

                   plant automation.com (plantautomation.com)
 Hardware and Software Used in Industrial Manufacturing Including Robotics and
                           Automated Control Systems

                 test and measurement (testandmeasurement.com)
 Design, Manufacturing and Procurement of Test, Measurement, Data Acquisition,
                  Data Analysis and Instrumentation Equipment

                                                                    Our Business

                              Environmental Group

                     pollution online (pollutiononline.com)
                          Industrial Pollution Control

                     public works online (publicworks.com)
         Services Public Works and Municipal Maintenance Professionals

                         water online (wateronline.com)
         Municipal Water Supply and Municipal and Wastewater Treatment

                         power online (poweronline.com)
Power generation, Electric Utility Deregulation, Emissions Control, Alternative
                       Fuels, Power Industry Legislation

                      solid waste online (solidwaste.com)
                            Disposal of Solid Waste

                 pulp and paper online (pulpandpaperonline.com)
           Manufacturing, Processing and Treatment of Pulp and Paper

                             Food & Packaging Group

                        bakery online (bakeryonline.com)
                Production and Procurement of Baking Ingredients

                      beverage online (beverageonline.com)
  Production and Procurement of Equipment used in the Production of Beverages dairy network.com (dairynetwork.com)
           Production, Procurement and Distribution of Dairy Products

              food ingredients online (foodingredientsonline.com)
                Manufacturing and Processing of Food Ingredients

               meat and poultry online (meatandpoultryonline.com)
     Production, Procurement and Distribution of Meat and Poultry Products

                  packaging network.com (packagingnetwork.com)
  Production, Purchase, Design and Marketing of Packaging for all Consumer and
                              Industrial Products

                                 Sciences Group

                   bioresearch online (bioresearchonline.com)
  Provides information on Drug Discovery, Research and Development, University Industry Collaborations and Regulatory Issues Relating to Worldwide Bioresearch
                               and Life Sciences

                 laboratory network.com (laboratorynetwork.com)
  Production and Manufacturing of Laboratory Equipment, Chemicals and Supplies

                                 Services Group

              property and casualty.com (propertyandcasualty.com)
                        Property and Casualty Insurance

                        safety online (safetyonline.com)
                      Industrial and Environmental Safety

Our Business

Features of Our Vertical Trade Communities
  Listed below is a selection of features of a vertical trade community which correspond to the home page illustrated on the opposite page. Most of the services listed below are available in each community.

1 Marketplace: Shopping resource containing books, software and video products.
  Professionals are able to purchase these products over the Internet.

2 Online Buyer's Guide and Search Engine: Comprehensive buyer's guide fully searchable by product name and supplier. In response to a key word search, companies serving the industry are listed with storefront advertisers presented first. Links to company storefronts allow users to research advertisers' products and services, and send direct inquiries to advertisers about pricing, delivery and product specifications (i.e., ultimately submit sales leads).

3 News & Analysis: Current news and commentary by the vertical trade community's editorial team. Includes feature articles and product case studies; daily update of press releases and news stories targeted to each respective industry.

4 Product Center: Comprehensive resource for industry professionals with information on the latest products in the industry. Site editors act as third parties with objective analysis of products and their uses.

5 Community: Suite of interactive features: real-time discussion forums for industry professionals; bulletin boards; trade show information and other useful industry events.

6 Resources: "Freeware" and demo-software download library and industry association guides.

7 Career Center: Resume postings for job seekers, help-wanted listings and career support material.

8 Requests for Proposals/Quotations/Bids: Internationally posted projects open to bid.

Recent Enhancements

  We have created a series of products and services for users of our vertical trade communities.

  Education/Training: We offer a series of products in the continuing professional education, licensing/certification maintenance, and skills upgrade markets, specifically:

 . online courses/courseware: books, software, focused content and research available for use or purchase in conjunction with courses offered by third party vendors; and

 . company-specific: customized intranet or extranet-based educational/training services for specific clients by vertical trade community.

  Career Center: Career centers currently active on each of our vertical trade communities include such services as: resume bundling, e.g., selling or offering certain groups of candidate types to specific employers for a fee, and career planning/assistance, e.g., market reports on companies a candidate is investigating, resume software, salary surveys, etc.

  "Push" Newsletters: We offer subscription-based e-mail services with specific content focus. Subscribers are able to receive e-mail-based newsletters on topics of interest to them.

                                                                    Our Business

                   [GRAPHIC SHOWING CHEMICAL ONLINE HOMEPAGE]

Our Business

Planned and Expanded Services

  We plan to offer and expand the following services:

  Electronic Commerce: As part of our long term strategy, we plan to increase our commerce-related services for our advertisers and users of our vertical trade communities, specifically:

 . online stores: through simple-to-use store creation software we plan to offer any current or future advertiser an interactive platform to sell certain products in easy to manage environments;

 . catalog-platforms: we plan to work with current and future advertisers as well as industry-specific distributors to create and populate Internet-based catalogs;

 . classifieds: we plan to launch classified sections in each vertical trade community listing individual products and a path to the specific seller; and

 . auctions: we plan to launch online industrial auctions for each vertical trade community. We expect that new and used equipment will be listed for bid.

  E-mail Service: We plan to offer free e-mail accounts to users/registrants in each vertical trade community. We expect that the actual address will be indicative of the specific vertical trade community (e.g., mark@poweronline.com). We believe that this service will be provided by a third-party partner, and will be supported by the sale of advertising on the e-mail pages.

Features of Our Storefronts

  The following are descriptions of the features of a typical advertiser's storefront which correspond to the boxes on the storefront on the opposite page.

1 Corporate Profile: Information on advertiser's background and overview of its products.

2 Contact Us: Enables buyers and specifiers to request further information via e-mail. Requests are often regarded as sales leads by advertisers. Requests are typically for product pricing and other inquiries about advertisers' products.

3  Career Center: Advertisers list open employment opportunities.

4 Purchase Online: Advertisers with electronic commerce capabilities sell their products online.

5 Associated Articles: Feature articles, case studies and other informational materials about the advertiser.

6  Product Releases/More Products: New product announcements.

7  Press Releases: Advertiser-issued press releases.

8  For more ...: Hyperlinked gateway into advertiser's Web site.

Our Virtual Office

  Our Virtual Office feature offers storefront advertisers the ability to monitor and evaluate storefront activity. Advertisers can track the number of visitors and leads generated from a storefront or banner advertisement. Virtual Office also serves as an inquiry management tool for advertisers.

                                                                    Our Business

               [GRAPHIC SHOWING THE FEATURES OF OUR STOREFRONTS]

Our Business

Case Studies of Three Vertical Trade Communities

  Set forth below is certain information about three of our fastest growing vertical trade communities based on unique visits.

  Visitor traffic information is provided by our Web server log files. Unique visits are defined as the number of times individuals accessed our Web sites during the month. In December 1998, our Web sites attracted approximately 650,000 unique visits.

  Water Online (www.wateronline.com)

  Target Audience:       Engineers and environmental managers in the water and
                         wastewater industry in the United States and around the world.

  History: Our first vertical trade community, launched in October 1995; currently, the largest Internet community for the water and wastewater industry.

  Editorial Director:    Ian Lisk has two decades of experience as editor of
                         two of the industry's trade publications.

                                                              For the Month of
                                                                  December
                                                                    1998
  Usage and Advertising Statistics:                           ----------------
   . Unique Visits:                                                70,915
   . Storefront Advertisers:                                          246
   . Sales Leads:                                                   2,744

  Chemical Online (www.chemicalonline.com)

  Target Audience:       Engineers and environmental managers in the chemical
                         processing industry in the United States and around the world.

  History: Our fourth vertical trade community, launched in May 1997; currently, the largest Internet community for the chemical processing industry.

  Editorial Director:    Nick Basta has 17 years of experience as editor with
                         McGraw Hill's Chemical Engineering magazine.

                                                              For the Month of
                                                                  December
                                                                    1998
  Usage and Advertising Statistics:                           ----------------
   . Unique Visits:                                                60,016
   . Storefront Advertisers:                                          161
   . Sales Leads:                                                   3,708

                                                                    Our Business

  Wireless Design Online (www.wirelessdesignonline.com)

  Target Audience:       Engineers and business managers involved in the
                         design of wireless electronic components in the United States and around the world.

  History: Our tenth vertical trade community, launched in September 1997.

  Managing Editor:       Rob Keenan, formerly associate editor with Penton
                         Publishing's Wireless System Design.

                                                              For the Month of
                                                                  December
                                                                    1998
  Usage and Advertising Statistics:                           ----------------
   . Unique Visits:                                                37,766
   . Storefront Advertisers:                                           34
   . Sales Leads:                                                   1,400

                               ----------------

  For the Inception Period and the years ended 1996 and 1997, water online was the only vertical trade community that accounted for more than 15% of our revenues. Water online represented 100% of our revenues for the Inception Period and the year ended 1996, and 40% of our revenues for the year ended 1997. For the year ended December 31, 1998, water online was the only vertical trade community to account for more than 15% of our revenues, accounting for 20% of the revenues for such period.

Marketing and Distribution Alliances

  We have recently entered into the following alliances:

 Excite Agreement

  We have entered into a three-year renewable sponsorship agreement with Excite, a leading Internet navigational service provider, to build and operate an industrial "channel" on the Excite service for each of up to 30 of our vertical trade communities. These channels are highlighted summaries of much of the content and features of the home page of each of our vertical trade communities, and provide a preview of the content and services offered on each vertical trade community. For an annual fee, Excite will deliver guaranteed minimum performance levels for exposures (or impressions) in each year. As part of the Excite agreement, we and Excite have committed to provide advertising on each others' Web sites.

 AltaVista Agreement

  We recently entered into a renewable one year agreement with AltaVista, a leading search engine company, to develop at least thirty-one co-branded Web sites. AltaVista has guaranteed us minimum levels of visits to our Web sites in exchange for an annual fee of $1.0 million. In addition, advertising revenues generated from the co-branded Web sites will be shared between us and AltaVista and the parties have agreed to provide $300,000 in advertising to each other during the term of the agreement.

 Other Relationships--Motorola

  In October 1998, we entered into an agreement with Motorola pursuant to which we provide intranet-based educational services to engineers at Motorola. The content in our course portfolio is available via the Internet and/or Motorola's corporate intranet to

Our Business
authorized students registered by Motorola. The contract requires Motorola to purchase from us pre-defined minimum education services. The contract expires on June 30, 1999.

Customers

  As of December 31, 1998, approximately 700 companies, who have purchased approximately 1,300 storefronts, advertised in one or more of our vertical trade communities.

  As of December 31, 1998, our customers included:
   Asea Brown Boveri Ltd.
   Bailey-Fisher & Porter
   BetzDearborn Inc.
   Calgon Corporation
   Canon U.S.A., Semiconductor
   Culligan Water Technologies, Inc.
   Dresser Instruments Division
   Rosemont Analytical
   FMC Corporation
   Hewlett-Packard Company
   Ionics, Incorporated
   ITT Standard
  Koch Industries
  Milltronics, Inc.
  Motorola, Inc.
  Nokia Group, Inc.
  Osmonics, Inc.
  Richardson Electronics, Ltd.
  Schlumberger Industries
  Siemens Microelectronics, Inc.
  U.S. Filter
  Waterlink
  Wheelabrator Air Pollution Control, Inc.
  Zurich-American Insurance Group
  For the years ended December 31, 1996, December 31, 1997 and the nine months ended September 30, 1998, no single customer accounted for more than 10% of our revenues.

Sales and Marketing

 Sales and Distribution

  We use a variety of programs to stimulate demand for our products, including telesales, a direct sales force and reseller arrangements with advertising agencies.

  Direct Sales. Our direct sales force targets organizations that sell the products and services that are utilized and purchased by the professionals that visit our vertical trade communities. As of December 31, 1998, we had 44 direct sales and support personnel. We often employ individuals with a background in advertising sales with trade publishing companies.

  Telesales. We currently maintain an in-house telesales group for use in customer prospecting, lead generation and lead follow-up. As of December 31, 1998, we had 15 people in our telesales group and we are expanding the products sold by the group, such as job listings and banner advertisements.

  International. We intend to market our products and services to international markets directly over the Internet, as well as through resellers and affiliate relationships. Currently, we derive less than 3% of revenues from international customers. For the nine months ended September 30, 1998, more than 25% of the visits to our vertical trade communities originated outside the United States. We believe that the large percentage of international users are attractive to advertisers who want to reach customers globally. See""--Our Strategies-- Establish and Expand Multiple Revenue Streams."

                                                                    Our Business

 Marketing

  We use a variety of marketing programs to increase brand awareness. Our marketing goals are to create and enhance the awareness of each branded vertical trade community as a destination for professionals in each industry sector and to promote the VerticalNet brand with suppliers, media buyers, and interactive services companies. Our marketing strategy for each contains a mix of print advertising, outbound e-mail, telemarketing, new media banner campaigns, trade shows and direct mail. We also participate in industry specific events, industry association activities and partnerships with interactive services companies. We believe that forming strategic marketing and distribution alliances with partners in the Internet, print publishing and industry associations will be important for rapid market penetration.

Technology

  We have developed and implemented a broad array of technologies including site management, search, customer interaction and transaction processing systems using a combination of our own proprietary technologies and commercially available, licensed technologies. Approximately 20% of the technology we currently use is licensed technology; the remaining 80% is proprietary technology. To develop proprietary technology, we spent approximately $21,000 in 1995, $213,000 in 1996, $711,000 in 1997 and $798,000
during the nine months ended September 30, 1998.

  For example, we recently developed an application available on our Web sites which allows our clients to track the success of their advertising campaigns. We also developed an application using the Microsoft Site Server Suite of development tools which allows clients to sell products over the Internet. Our current strategy is to license commercially available technology whenever possible rather than seek internally developed systems. We expect that commercially licensed technology will continue to be available at reasonable costs.

  Scalability. The scalable structure of our hardware and software is designed to allow for rapid deployment of multiple vertical trade communities while maintaining desired user performance standards. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is important. The system's template technology and generic database design allow for the addition, modification, or replacement of Web site based applications in a cost-efficient and expeditious manner.

  Reliability and Security. We use CheckPoint's Firewall-1 software to protect our Web servers. We also use Netscape software as our Web server. Our production machines are located at Exodus Communications Inc. and at Icon CMT Corp., which provide professional data center hosting facilities and redundant high-speed Internet connectivity. Exodus and Icon provide monitoring and support 24 hours a day, seven days a week supplementing our system administrators.

  We have developed our own content and Web site management tools to facilitate the maintenance and updating of our vertical trade communities. Our Web site management tools allow our editors to update our Web sites from remote locations throughout the day.

Proprietary Rights

  Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely generally on copyright, trademark, and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with

Our Business
consultants, vendors, and customers. Despite such protections, a third party could, without authorization, copy or otherwise appropriate information from our vertical trade community sites. Our agreements with employees, consultants and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

  We rely upon license agreements for the majority of our content and technology. Such license agreements may not continue to be available to us on acceptable terms, or at all. We do not, however, believe that we are dependent upon any single licensor of technology or content.

  We have applied for numerous trademarks, none of which have been issued to date. We currently have two pending applications for trademarks. Generally, we cannot protect our Web addresses for our vertical trade communities as trademarks due to the fact that they are too generic. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions.

  There have been substantial amounts of litigation in the computer industry regarding intellectual property assets. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, or we may counterclaim against such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, diversion of management's attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements, if required, may not be available in terms acceptable to us, or at all.

Government Regulations and Legal Uncertainties

  We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

 . user privacy;

 . pricing;

 . content;

 . copyrights;

 . distribution; and

 . characteristics and quality of products and services.

  In addition, the growth of the Internet and electronic commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.

  Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding on-line copyright infringement. Although not yet enacted,

                                                                    Our Business

Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

  Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

  We believe that our use of third party material on our vertical trade communities is permitted under current provisions of copyright law. However, because legal rights to certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

  Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

Competition

  The market for vertical trade communities is new and rapidly evolving. Competition for advertising, electronic commerce and business users is intense and is expected to increase significantly in the future. Technological barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create vertical trade communities on the Internet are targeted advertising, services and features, real-time information access, quality sales leads, detailed user information, global reach and business user affinity and loyalty. Several companies are primarily focused on operating business-to-business trade communities on the Internet, but most existing online competition is ancillary to the traditional business of trade publishers, industry and trade associations and directory companies.

  We will likely face intensified competition in the future from traditional trade publishers, such as McGraw Hill and Reed Elsevier, directory registry companies, such as Thomas Register, as well as from Internet search engine companies, trade associations and electronic commerce technology suppliers. Further, our potential competitors may develop vertical trade communities that are equal or superior to ours. We also compete with traditional forms of business-to-business advertising and commerce, such as trade magazines, trade shows, and trade associations for advertisers and advertising revenue.

  We believe that the principal competitive factors in attracting advertisers include the demographics of our users, our ability to offer targeted audiences and the overall cost-

Our Business
effectiveness of the advertising medium offered by us. We believe that the number of business-to-business Internet companies relying on Internet-based advertising revenue will increase greatly in the future, which would increase pricing pressure on our advertising rates.

Employees

  As of December 31, 1998, we had 187 full-time employees. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Properties

  Our corporate headquarters are located at 2 Walnut Grove Drive in an office facility in Horsham, Pennsylvania, where we lease approximately 16,343 square feet for a monthly fee of $19,423 under a lease that expires February 1, 2001. We also maintain a sales and editorial office in Parsippany, New Jersey, under a lease that expires July 15, 1999 for a monthly fee of $1,506. We also lease a small corporate facility in Washington, D.C. for a monthly fee of $2,290 under a lease that expires April 14, 2000 and a sales and editorial office in Deerfield, Illinois for a monthly fee of $3,178 under a lease that expires July 31, 2001. We also lease a corporate office for RF Globalnet in Boulder, Colorado, for a monthly fee of $400 under a lease that expires February 28, 1999.

  We maintain most of our computer systems in two leased Web-hosting facilities in New Jersey. We entered into a one year services agreement with Exodus on July 31, 1998 and an agreement with Icon CMT Corp on July 1, 1997 for Web-hosting facilities and services. The Exodus agreement automatically renews for additional one year terms unless terminated by prior written notice. Because Exodus provides us with additional benefits and services, we expect that we will allow the Icon agreement to expire this year by its terms.

Legal Proceedings

  We are not a party to any material legal proceedings.

                                                                    Our Business

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

      Name                    Age                  Position
      ----                    ---                  --------
   Directors and Executive
    Officers
   -----------------------
                                  President, Chief Executive Officer and
   Mark L. Walsh.............  44 Director
                                  Senior Vice President, Co-Founder and
   Michael J. Hagan..........  36 Director
   Michael P. McNulty........  35 Senior Vice President, Co-Founder
   Barry E. Wynkoop..........  47 Senior Vice President
   Gene S. Godick............  33 Vice President and Chief Financial Officer
   Blair LaCorte.............  35 Senior Vice President
   Mario V. Shaffer..........  36 Vice President of New Business Development
   Douglas A. Alexander......  37 Chairman of the Board and Director
   Jeffrey C. Ballowe........  43 Director
   Walter W. Buckley, III....  38 Director
   Matthew J. Warta..........  29 Director

   Key Employees
   -------------
   C.H. Low..................  38 Vice President and Chief Technology Officer
   George Jankovic...........  31 Vice President of Product Development
   Nicholas Basta............  44 Vice President of Editorial Services
   Christopher G. Kuhn.......  47 General Counsel

  Mark L. Walsh has served as our President and Chief Executive Officer and as one of our directors since August 1997. Prior to joining us, he was a Senior Vice President and corporate officer at America Online, Inc. from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric's online service from 1994 to 1995. He also was the President of Information Kinetics, Inc., a venture capital backed interactive information company focusing on the recruitment and classified advertising market from 1993 to 1994. He received his MBA from Harvard Business School and B.A. from Union College of Schenectady, N.Y. He is the past chairman of the Interactive Services Association. Mr. Walsh was a board member of the Information Industry Association, a 500 member-company trade group for the business information market.

  Michael J. Hagan co-founded VerticalNet in 1995 and currently serves as our Senior Vice President of Merger and Acquisitions and Product Development. He also serves as one of our directors. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. He served at Merrill Lynch in the areas of finance, technology and accounting. Prior to that time, Mr. Hagan worked for Bristol Myers Squibb from 1988 to 1990. Mr. Hagan received a B.S. from St. Joseph's University and is a Certified Public Accountant.

  Michael P. McNulty co-founded VerticalNet in 1995 and currently serves as our Senior Vice President of Audience Development. Prior to 1995, Mr. McNulty worked from 1985 to 1995 in the trade publishing industry. He held both sales and sales management positions for the Raben Publishing Company, Scranton Gillete Communications, and the PennWell Publishing Company. Mr. McNulty received a B.S. from St. Joseph's University.

  Barry E. Wynkoop has served as our Senior Vice President of Sales and Market
Management                             48

Development since August 1998. Prior to joining us, Mr. Wynkoop worked for Bell Atlantic Corporation. From 1993 to 1998 he was the Vice President of Marketing, National Accounts and Customer Services, for Bell Atlantic Directory Services, Inc. From 1991 to 1993, he was the Vice President and General Manager of Bell Atlantic Mobile Services, Inc.'s New England division. Mr. Wynkoop served as the General Manager for U.S. Sales for the GEC Business Systems Group of General Electric Company plc, from 1986 to 1991. From 1983 to 1986, Mr. Wynkoop served as the Vice President of U.S. Operations for Krone GmbH, a West German telecommunications manufacturer, and from 1973 to 1983 he held several positions, ultimately becoming Director of Marketing from 1979 to 1983, for Phelps Dodge Corporation, an industrial copper mining and fabricating company. Mr. Wynkoop received a B.A. from Iona College, and graduated from the Program for Management Development at the Harvard Business School.

  Gene S. Godick has served as our Vice President of Finance and Chief Financial Officer since June 1998. Prior to joining us, he worked from 1997 until 1998 as a senior manager at KPMG LLP, where he worked in their information, communications and entertainment practice, with a focus on high technology companies. During 1997, prior to joining KPMG LLP, Mr. Godick provided consulting services advising companies on financing and turnaround strategies. Prior thereto, Mr. Godick was hired in early 1994 as CFO of Industrial Construction, Inc., a privately owned environmental remediation firm, to help that firm remedy its financial problems. Industrial Construction began experiencing financial difficulty in late 1993 due to poor project management and a slowdown in the environmental remediation industry as a whole. Mr. Godick was President and CFO of Industrial from 1996 until 1997. Industrial filed for Chapter 7 bankruptcy in May 1997 after failing to achieve profitability or generate enough cash to continue operations. From 1987 until 1994, Mr. Godick was an accountant and manager for Arthur Andersen LLP's Enterprise Group, which provided services to emerging growth companies in high technology, biotechnology and software. Mr. Godick also serves on the board of directors of Novasoft Information Technology Corp. Mr. Godick received a B.S. from Villanova University and is a Certified Public Accountant.

  Blair LaCorte has served as our Senior Vice President of Strategy and Electronic Commerce since January 1999, and has been a consultant for us since October 1998. From 1997 to 1998, Mr. LaCorte was the President of the Internet Technology Group and Senior Vice President of Partnerships at CADIS Inc., a software company specializing in electronic commerce and procurement in business-to-business markets. From 1993 to 1997 Mr. LaCorte held positions at Autodesk where he founded three divisions, the last of which was Autodesk Data Publishing, an electronic business-to-business publisher of engineering graphics for design and procurement. Prior to his employment with Autodesk, from 1992 to 1993 Mr. LaCorte was Manager of Worldwide Strategy and Market Planning for Sun Microsystems, and a Senior Consultant at Gemini Consulting specializing in process engineering. In 1996, Mr. LaCorte was named one of the top ten business-to-business marketers of the year by Business Marketing and Advertising Age. He received a B.A. from the University of Maine, holds a FMP degree from General Electric and an MBA from the Amos Tuck School at Dartmouth College.

  Mario V. Shaffer has served as our Vice President of New Business Development since May 1998. From 1995 to 1998 he served as

                                                                      Management

Group Director of Marketing and Business Development at AOL where he was responsible for membership marketing and strategic relationships. Previously, Mr. Shaffer was Vice President of ContentWare, Inc. From 1992 to 1994, he was Director of Business Development of EON Corporation and from 1988 to 1992 he was regional sales manager of RR Donnelley Financial. Mr. Shaffer received a B.A. from the College of William and Mary.

  Douglas A. Alexander has served as one of our directors since September 1996 and has served as the Chairman of the Board since 1997. Mr. Alexander is a Managing Director of Internet Capital Group. He co-founded Reality Online, Inc. in 1986 and later sold it to Reuters in 1994. Reality Online developed financial planning tools and online services aimed at the individual investor and then later became a provider of Internet solutions to the retail brokerage industry. Prior to co-founding Reality Online, Mr. Alexander was a partner with Strategic Management Group, a corporate training firm. Mr. Alexander sits on the boards of several Internet companies including DejaNews, Linkshare, and SageMaker. Mr. Alexander was also chairman of WiseWire, which was sold to Lycos, Inc. in April 1998. Mr. Alexander received a B.A.S. from the University of Pennsylvania and B.S. from the Wharton School of Business.

  Jeffrey C. Ballowe has served as one of our directors since July 1998. Mr. Ballowe retired at the end of 1997 from Ziff-Davis, Inc., where during his 11 years at the company he worked to transform Ziff-Davis into an international, integrated media company. At Ziff-Davis he held several magazine publishing roles, including Publisher of PC Magazine and a number of corporate posts in which he was responsible for establishing Ziff-Davis's European operations, managing Ziff-Davis's largest magazine group, launching Ziff-Davis's Internet publications, creating ZDNet, and launching ZDTV. At his retirement he was President, Interactive Media and Development Group, in charge of Ziff-Davis's Internet publications, ZDNet, ZDTV, and all development at the company. His development activities included spearheading Ziff-Davis's and Softbank's investments in Yahoo!, USWeb, Gamespot, and Herring Communications. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Currently Mr. Ballowe is Chairman of DejaNews, Inc. and serves as a director on the boards of USWeb, Personalogic, Inc. and Xoom.com, Inc. He received an MBA from the University of Chicago, a master's degree from the University of Wisconsin-Madison and a bachelor's degree from Lawrence University.

  Walter W. Buckley, III has served as one of our directors since 1996. Mr. Buckley is a co-founder and the President and CEO of Internet Capital Group. Prior to co-founding Internet Capital Group, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions. Prior to joining Safeguard, Mr. Buckley was President and co-founder of Centralized Management Systems, Inc., a medical supply company, which was sold in 1987. Prior thereto, he was a commercial loan officer at CoreStates Bank, N.A. Mr. Buckley sits on the boards of Internet Capital Group, Sky/Alland Marketing, Who? Vision Systems, Inc., Syncra Software, Inc. and e-Chemicals, Inc. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

  Matthew J. Warta has served as one of our directors of since June 1998. In his current position, Mr. Warta is a Director of Koch Ventures, Inc., a subsidiary of Koch Industries, Inc. where he is responsible for investing in and managing the firm's applied technology investments. From 1996 through 1997, he was with Koch's Capital Services Group, where he

Management
provided advisory services on mergers and acquisitions, strategic consulting, and corporate partnering to various Koch companies. Prior to joining Koch, Mr. Warta worked as a management consultant at Deloitte & Touche Consulting Group from 1995 to 1996, where he provided strategic and operational consulting services to clients. Prior thereto, Mr. Warta served as an account executive for Valentine Radford Communications, Inc., an advertising and marketing agency in Kansas City, Missouri. Mr. Warta received an MBA and a B.S. from the University of Kansas.

  C.H. Low has served as our Vice President and Chief Technology Officer of Product Development and Engineering since February 1998. From 1988 to 1998 he was Senior Vice President with Reality Online, a Reuters company, where he was responsible for designing and developing over 30 projects and gained expertise in defining host data systems, features and architectures. Previously, Mr. Low was co-owner of Gnosis, Inc., where he developed a job-shop manufacturing control system for small to medium sized companies. Mr. Low received a B.A.S. from the University of Pennsylvania and a B.S. from the Wharton School of Business.

  George Jankovic has served as our Vice President of Product Development since September 1998. Prior to joining us, he was President and founder of RF Globalnet, which we acquired in September 1998. Prior to founding RF Globalnet, Mr. Jankovic was Director of Business Development and Marketing Manager for Boulder Microwave Technology Inc. (now part of Ansoft Corp.), a start-up focused on software for radio frequency engineers. Mr. Jankovic holds a M.S.E.E. degree from University of Colorado at Boulder.

  Nicholas Basta has served as our Vice President of Editorial Services since June 1997. Mr. Basta was a senior editor and conference manager at McGraw-Hill, Inc. where he was employed since 1980. Prior to joining us, he launched the Chemputers Conferences, a semi-annual meeting on trends in software and information technology for the chemical process industries. During 1990, he was an adjunct professor at the Columbia University School of Journalism and remains an adjunct teacher at the New School for Social Research in New York. Since 1980, Mr. Basta has been a contributing editor for several trade publications and has published several career guides. Mr. Basta received a B.S.E. from Princeton University.

  Christopher G. Kuhn has served as our General Counsel since December 1998. Prior to joining VerticalNet, he was a senior attorney with the law firm of Silberman & DiFilippo from 1989 to 1998, where he practiced general business law, including commercial transactions, acquisitions and insolvency law. Prior to 1989, he was an associate and partner at the law firm of Pincus, Verlin, Hahn, Reich & Weinberg. Mr. Kuhn received a B.A. from West Chester State College and a J.D. from the Delaware Law School.

Classes of the Board

  Our board of directors are divided into three classes that serve staggered three-year terms as follows:

Class                          Expiration                                         Member
-----                          ----------                                         ------
Class I                           2000                                            Buckley, Warta
Class II                          2001                                            Ballowe, Hagan
Class III                         2002                                            Alexander, Walsh

Committees of the Board of Directors

  The board of directors recently created a compensation committee and an audit committee. The compensation committee of the board of directors evaluates our compensation policies and administers our stock option plan.

                                                                      Management

The members of the compensation committee are Messrs. Alexander and Warta. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The audit committee currently consists of Messrs. Ballowe and Buckley. We intend to appoint another board member to the audit committee.

Director Compensation

  We do not pay directors cash compensation, however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our equity compensation plan. See "--Stock Option Plan." Compensation Committee Interlocks and Insider Participation

  Upon completion of this offering, the compensation committee will make all compensation decisions. Messrs. Alexander and Warta have served as the only members of the compensation committee since we formed the committee in June 1998. Prior to that time, our full board made compensation decisions. None of our executive officers, directors or compensation committee members presently serve, or in the past served, on the compensation committee of any other company whose directors or executive officers served on our compensation committee. A member of the compensation committee, Mr. Alexander, is a Managing Director of Internet Capital Group, which will beneficially own 38.4% of our common stock after the offering.

Executive Compensation

  The following table sets forth information for the fiscal years ended December 31, 1997 and 1998 concerning compensation we paid to the chief executive officer and our other four most highly compensated executive officers during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                          Annual Compensation
                                        --------------------------
                                        Fiscal                     Other Annual
      Name and Principal Position        Year     Salary   Bonus   Compensation
      ---------------------------       ------   -------- -------- ------------
Mark L. Walsh,
 President and Chief
 Executive Officer.....................  1998    $233,333 $100,000       --
                                         1997(1)   70,833   33,333       --
Michael J. Hagan,
 Senior Vice President.................  1998    $112,916 $ 25,000       --
                                         1997     101,933      --        --
Michael P. McNulty,
 Senior Vice President.................  1998    $112,916 $ 25,000       --
                                         1997     101,516      --        --
Mario V. Shaffer,
 Vice President(2).....................  1998    $ 80,473 $ 25,000       --
Barry E. Wynkoop,
 Senior Vice President(3)..............  1998    $ 72,916 $ 35,000    $1,600

--------
(1) Mr. Walsh commenced employment with us in August, 1997.
(2) Mr. Shaffer commenced employment with us in May, 1998.
(3) Mr. Wynkoop commenced employment with us in August, 1998.

Management

Stock Option Information

  The following table sets forth certain information regarding options granted in 1998 to the executive officers named in the Summary Compensation Table above.

             Option Grants During Year Ended December 31, 1998

                                                                         Potential Realizable
                                      % of Total                           Value at Assumed
                         Number of     Options                        Annual Rates of Stock Price
                         Securities   Granted to                           Appreciation for
                         Underlying   Employees  Exercise                   Option Term (3)
                          Options     in Fiscal    Price   Expiration ----------------------------
Name                      Granted        Year    Per Share    Date         5%            10%
----                     ----------   ---------- --------- ---------- ------------- --------------
Mark L. Walsh...........  196,481(1)     12.6%     $0.80     1/30/08     $4,003,424    $6,467,890
                          231,530(2)     14.9%      2.63     6/18/08      4,293,870     7,197,956
Michael J. Hagan........   76,923(2)      4.9%      0.80     1/30/08      1,567,355     2,532,201
Michael P. McNulty......   76,923(2)      4.9%      0.80     1/30/08      1,567,355     2,532,201
Mario V. Shaffer........   35,897(1)      2.3%      2.63     6/18/08        665,732     1,115,989
                            2,564(1)      0.2%      2.63     7/20/08         47,551        79,711
                           12,821(2)      0.8%      3.32    11/11/08        228,927       389,741
Barry E. Wynkoop........  123,077(1)      7.9%      2.63     6/18/08      2,282,541     3,826,298

--------

(1) Vests at 28% on the employee's one year employment anniversary, in equal increments of 2% per month for 36 months and fully vests 48 months from the employee's initial date of employment.

(2) Vests at 28% on the first anniversary of the grant date, in equal increments of 2% per month for 36 months and fully vests 48 months from the grant date.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon an assumed initial public offering price of $13.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

  The following table sets forth certain information concerning option exercises by executive officers named in the Summary Compensation Table during 1998.

                         Fiscal Year-End Option Values

                          Number of Securities         Value of Unexercised In-
                         Underlying Unexercised          the-Money Options at
                       Options at Fiscal Year End         Fiscal Year-End (1)
                       -----------------------------   -------------------------
Name                   Exercisable    Unexercisable    Exercisable Unexercisable
----                   ------------   --------------   ----------- -------------
Mark L. Walsh.........        181,501         554,202  $2,214,312   $6,337,565
Michael J. Hagan......              0          76,923           0      938,461
Michael P. McNulty....              0          76,923           0      938,461
Mario V. Shaffer......              0          51,282           0      522,948
Barry E. Wynkoop......              0         123,077           0    1,276,308

--------

(1) Based on an assumed initial public offering price of $13.00 per share, minus the exercise price, multiplied by the number of shares underlying the option.

                                                                      Management

Stock Option Plan

  We have adopted the Amended and Restated 1996 Equity Compensation Plan, effective as of December 18, 1996. The plan provides for grants of incentive stock options, nonqualified stock options, and restricted stock to our designated employees, advisors and consultants, and to non-employee directors. By encouraging stock ownership, we seek to motivate such individuals to contribute materially to our success.

  General. The plan authorizes up to 3,600,000 shares of common stock for issuance under the terms of the plan. No more than 500,000 shares in the aggregate may be granted to any individual in any calendar year. If options granted under the plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the plan.

  Administration of the Plan. The compensation committee of the board of directors administers and interprets the plan. The compensation committee will consist of two or more persons appointed by the board of directors from among its members, each of whom must be a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986 and related Treasury regulations. The compensation committee has the sole authority to:

 .  determine the individuals to whom grants shall be made under the plan;

 . determine the type, size and terms of the grants to be made to each such individual;

 . determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting;

 .  determine the total number of shares of common stock available for grants;
    and

 .  deal with any other matters arising under the plan.

  The compensation committee may require that a grantee execute a shareholder's agreement, with such terms as the compensation committee deems appropriate.

  Grants. Grants under the plan may consist of:

 . options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

 .  nonqualified stock options that are not intended to so qualify; and

 .  restricted stock.

  Eligibility for Participation. Grants may be made to any employees of VerticalNet or any of its subsidiaries and to any non-employee member of the board of directors. Key consultants and advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of December 31, 1998, 2,083,861 options were outstanding under the plan.

  Options. Incentive stock options may be granted only to employees. Non-qualified stock options may be granted to employees, non-employee directors, and key advisors. The exercise price of common stock underlying an option shall be determined by the compensation committee, and may be equal to, greater than, or less than the fair market value but in no event less than 80% of fair market value; provided that

Management

 (a) the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted and

 (b) the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

The participant may pay the exercise price:

 (1) in cash;

 (2) with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grant; or

 (3) by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

  Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument.

  The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

  Restricted Stock. The compensation committee shall determine the number of shares of restricted stock granted to a participant, but may not exceed the maximum plan limit described above. Grants of restricted stock will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restricted period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted stock grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

  Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time; except, that, it may not make any amendment that requires stockholder approval pursuant to Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code without stockholder approval. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the compensation committee terminated earlier or extends it with approval of the stockholders.

  Adjustment Provisions. Upon certain transactions identified in the plan, the compensation committee may appropriately adjust:

 .  the maximum number of shares available for grants;

 . the maximum number of shares that any participant may be granted in any year;

 .  the number of shares covered by outstanding grants;

                                                                      Management

 .  the kind of shares issued under the plan; and

 .  the price per share or the applicable market value of such grants.

  Change of Control. Upon a change of control, the compensation committee may determine that:

 (1) all outstanding options shall immediately vest; and

 (2) the restrictions and conditions on all outstanding restricted stock shall immediately lapse.

  Upon a change of control where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding grants shall be assumed by or replaced with comparable options or stock by the surviving corporation. In addition, the compensation committee may

   (a) require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options, and/or

   (b) after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

  A "change of control" is defined to have occurred if:

 (1) any "person" other than persons who are our shareholders as of the effective date of the plan becomes a "beneficial owner," directly or indirectly, of common stock representing more than 50% of the voting power of the then-outstanding shares of common stock; the terms "person" and "beneficial owner" are each defined in the Securities Exchange Act of 1934; or

 (2) the shareholders or the directors, as appropriate, approve:

   (a) any merger or consolidation of us with another corporation where the shareholders, immediately prior to such transaction, will not beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, without consideration of the rights of any class of stock to elect directors by a separate class vote;

   (b) the sale or other disposition of all or substantially all our assets;
       or

   (c) our liquidation or dissolution.

  Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1.0 million paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the plan and the value of shares received when the shares of restricted stock became transferable or such other time when income is recognized. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements.

Management

The plan has been approved by stockholders and is intended to make grants of options thereunder meet the requirements of "performance-based compensation." Awards of restricted stock generally will not qualify as "performance-based compensation."

Employment Agreements

  Under an employment letter dated August 1997, Mark L. Walsh agreed to be our President and Chief Executive Officer. Under this employment letter, Mr. Walsh receives a base salary of $200,000 per year, and a bonus of up to $100,000 per year based on performance objectives established at the sole discretion of the compensation committee. In connection with the employment letter, we granted Mr. Walsh stock options to purchase 735,703 shares of common stock. The employment letter has no term, however, if Mr. Walsh is terminated for any reason other than for cause, he is entitled to a severance payment equal to one year of his base salary. Internet Capital Group has guaranteed up to $500,000 of any such severance payment.

  Under an employment letter dated July 1998, agreed to be a Senior Vice President. Under the employment letter, Mr. Wynkoop is entitled to receive an annual salary of $175,000, and a bonus of up to $100,000, 30% of which is attributable to us meeting overall revenue and margin objectives established by the compensation committee and 70% of which is attributable to our attainment of annual sales targets established by the compensation committee. If we exceed annual sales targets, Mr. Wynkoop may receive an additional bonus based on the percentage that actual sales exceeded the sales targets. Under the employment letter we granted Mr. Wynkoop stock options to purchase 123,077 shares of common stock. The employment letter has no term, however, if Mr. Wynkoop is terminated for any reason other than for cause, he is entitled to a severance payment equal to six months of his base salary.

  We may enter into new employment agreements with our executive officers, but no terms have been established. In addition, we are in the process of developing a bonus program that would be based on company performance targets and individual performance targets focusing on profitability and customer satisfaction goals.

Employee Stock Purchase Plan

  Concurrently with the offering, we intend to establish an employee stock purchase plan under which a total of 300,000 shares of common stock will be made available for sale to our employees. We intend the purchase plan to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986. The board of directors, or by a committee appointed by the board will administer the purchase plan. Employees are eligible to participate if they are employed by us or a designated subsidiary for at least 20 hours per week and for more than five months in any calender year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which, subject to certain limitations, may not exceed 10% of an employee's compensation.

  The purchase plan will be implemented in a series of consecutive offering periods, each approximately six months long. Offering periods will begin on the first trading day after March 31 and September 30 of every year and end on the last trading day in the period six months later. However, the first offering period will be the period of approximately eight months beginning on the date the registration statement relating to this prospectus is declared effective by the Securities and Exchange

                                                                      Management

Commission and ending on the last trading day in the period ending September 30, 1999. Each participant will be granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each offering period. The purchase price of each share of common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically upon termination of employment. The purchase plan will terminate in 2009 unless the board of directors terminates it sooner.

Management

CERTAIN TRANSACTIONS AND STOCK ISSUANCES WITH EXECUTIVE OFFICERS, DIRECTORS AND
                            OUR LARGEST SHAREHOLDER

  Both Michael J. Hagan and Michael P. McNulty, executive officers of VerticalNet, were involved in our founding and organization and may be considered as our promoters. At our inception in July 1995, we issued 685,479 shares of common stock to Mr. Hagan and 685,479 shares of common stock to Mr. McNulty. Mr. Hagan and Mr. McNulty each contributed a nominal amount of capital for our initial capitalization. In January 1998, each of Mr. Hagan and Mr. McNulty received an incentive stock option grant under the equity compensation plan to purchase 76,923 shares of common stock.

  In 1996, we borrowed an aggregate principal amount of $100,000 evidenced by four unsecured term notes from four individuals. Along with the notes, we issued 672,038 shares of common stock to these individuals. One of these individuals was a member of our board of directors, Walter Buckley, who also serves as an officer and director of Internet Capital Group, our largest shareholder. The notes bore interest at a rate of 7%. The notes were to mature on February 2001, however, all of the notes were repaid in full, including interest of $15,771, in May 1998.

  During 1996 and 1997, Internet Capital Group made loans to us, pursuant to a total of 15 demand notes, in an aggregate principal amount of $3.2 million. We have subsequently repaid $1.0 million of these loans and interest of $28,803 and exchanged $2.2 million of these loans for 833,333 shares of Series B Preferred Stock and 441,595 shares of Series D Preferred Stock.

  In 1997, Internet Capital Group guaranteed repayment of up to $2.0 million of a line of credit with our bank under the line of credit agreement. We repaid all amounts outstanding under this facility in May 1998 and consequently, our bank released the guarantee from Internet Capital Group.

  In 1997, in conjunction with our entering into an employment letter agreement with Mark L. Walsh, Internet Capital Group guaranteed the payment of approximately $500,000 in potential severance payments in the event his employment is terminated for any reason other than cause. See "Management-- Employment Agreements."

  During 1997, we entered into a $250,000 Web site development contract with Informatrix. In addition, under the contract we were to maintain the Web site for a monthly fee of $20,000. In conjunction with this contract, we advanced Informatrix $160,000 in 1997, as evidenced by a demand note. During the nine months ended September 30, 1998, we advanced an additional $555,000 to Informatrix as part of the demand note. Mr. McNulty's brother was a member of the board of directors of Informatrix. Subsequently, in September 1998, we acquired all of the outstanding capital stock of Informatrix.

  In May 1998, we issued warrants to Internet Capital Group that will, in the aggregate, entitle Internet Capital Group to purchase 85,470 shares of common stock at $3.51 per share. We issued the warrants in conjunction with certain guarantees of our bank debt by Internet Capital Group. Such warrants are currently exercisable, and will expire on November 30, 2008. The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain

 Certain Transactions and Stock Issuances with Executive Officers, Directors and
                                                         Our Largest Shareholder
events, including stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of our assets. All shares of common stock issuable upon exercise of all warrants have certain registration rights. See "Description of Capital Stock--Registration Rights."

  Since inception, we have issued, in private placement transactions, shares of preferred stock that will automatically convert into an aggregate of 9,734,846 shares of common stock upon or immediately before the closing of the offering. To date, we do not owe and have never paid dividends on our preferred stock. The holders of such converted shares of common stock are entitled to certain demand and piggy-back registration rights. See "Description of Capital Stock-- Registration Rights."
  The following table sets forth information about our preferred stock that was outstanding before the offering. All these shares of preferred stock convert into common stock upon the closing of the offering.

                                               Series B     Series C     Series D
                          Series A Preferred  Preferred    Preferred     Preferred
                          ------------------ ------------ ------------ -------------
Date of issuance........    September 1996      July 1997 October 1997 May/June 1998
Shares of preferred
 stock issued...........           512,821      2,579,580      154,861     4,558,405
Aggregate purchase price
 for preferred stock....      $1.0 million   $2.0 million     $200,000 $16.0 million
Shares of common stock
 to be received upon
 conversion.............         2,442,000      2,579,580      154,861     4,558,405

  Prior to the offering, Internet Capital Group owns all of the shares of Series A Preferred Stock, 2,427,811 shares of Series B Preferred Stock and 1,139,602 shares of Series D Preferred Stock. The purchase price for the shares of Series A, Series B and Series D Preferred Stock was paid by Internet Capital Group in cash and/or by the exchange of the principal amount plus accrued interest of notes. Douglas A. Alexander, our Chairman of the Board, is a Managing Director of Internet Capital Group. Walter W. Buckley, III, one of our directors, is the President and CEO of Internet Capital Group. He joined our board of directors in September 1996 after the completion of the issuance of the Series A Preferred Stock. After the offering, Internet Capital Group's right to elect directors terminates when their preferred stock converts to common stock.

  Of the $5.0 million of convertible notes issued in November 1998, we issued $4.1 million to Internet Capital Group. In conjunction with the issuance of the convertible note to Internet Capital Group, we issued warrants to purchase 68,370 shares of common stock at the initial public offering price per share.

Certain Transactions and Stock Issuances with Executive Officers, Directors and Our Largest Shareholder

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information with respect to beneficial ownership of the common stock after the offering by each person who beneficially owns more than 5% of the common stock; by each of our executive officers named in the Summary Compensation Table; by each of our directors; and by all executive officers and directors as a group.

                              Number of Shares of      Percent of Ownership
                                 Common Stock     ------------------------------
Name of Beneficial Owner      Beneficially Owned  Before Offering After Offering
------------------------      ------------------- --------------- --------------
Internet Capital
 Group(1)(6)(7).............       6,297,208           48.9%           38.4%
 800 Safeguard Building,
 435 Devon Park Drive,
 Wayne, PA 19087
Koch Ventures, Inc..........         854,701            6.7             5.3
 4111 East 37th Street North
 Wichita, KS 67220
Wheatley Partners, L.P.(2)..         882,160            6.9             5.4
 80 Cuttermill Rd., Suite
  311
 Great Neck, NY 11021
Mark L. Walsh(3)............         201,668            1.6             1.2
Michael J. Hagan(4).........         612,628            4.8             3.8
Michael P. McNulty(4).......         506,113            4.0             3.1
Mario V. Shaffer............             --               *               *
Barry E. Wynkoop............             --               *               *
Douglas A. Alexander(5)(6)..         159,974            1.3               *
Jeffrey C. Ballowe..........             --               *               *
Walter W. Buckley, III(7)...          12,898              *               *
Matthew J. Warta............             --               *               *
All executive officers and
 directors as a group
 (11 persons)(3)(4)(8)......       1,504,050           11.5%            9.1%

--------
 * Less than 1%
(1) Includes common stock issued upon automatic conversion of all shares of preferred stock and convertible notes owned by Internet Capital Group and 119,656 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 1998.
(2) Includes shares held by Wheatley Foreign Partners, L.P. Includes 4,828 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of December 31, 1998.
(3) Includes 201,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998. Excludes options to purchase 534,035 shares of common stock which are not currently exercisable.
(4) Includes 23,077 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 31, 1998. Excludes options to purchase 53,846 shares of common stock which are not currently exercisable.

(5) Includes 8,205 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1998.

(6) Douglas A. Alexander is a managing director of Internet Capital Group. Mr. Alexander disclaims beneficial ownership of shares held by Internet Capital Group and Internet Capital Group disclaims beneficial ownership of shares owned by Mr. Alexander.

(7) Walter W. Buckley, III is the President and Chief Executive Officer of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of shares held by Internet Capital Group and Internet Capital Group disclaims beneficial ownership of shares owned by Mr. Buckley.

(8) Includes 10,769 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of December 31, 1998.

  Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

                                                          Principal Shareholders

                          DESCRIPTION OF CAPITAL STOCK

  At the closing of the offering our authorized capital stock will consist of 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. VerticalNet is a Pennsylvania corporation and is subject to the Pennsylvania Business Corporation Law of 1988.

Common Stock

  Holders of the common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote, except with respect to the election of directors in which case shareholders are entitled to multiply the number of shares held of record by the number of directors to be elected and distribute such number of votes for one or among two or more nominees.

  There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

  Our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock. No shares of preferred stock are outstanding and we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock. See "Certain Transactions and Stock Issuances with Executive Officers, Directors and Our Largest Shareholder."

Common Stock Warrants

  We have warrants outstanding for the purchase of 235,871 shares of our common stock with a weighted average exercise price of $5.37 per share.

  Warrants issued to Progress Capital on April 30, 1997 will entitle Progress Capital to purchase 19,347 shares of common stock for $0.76 per share. Warrants issued to Internet Capital Group on May 12, 1998 will, in the aggregate, entitle Internet Capital Group to purchase 85,470 shares of common stock at $3.51 per share. Warrants issued to Progress Capital on May 12, 1998 will entitle Progress Capital to purchase 28,490 shares of common stock for $3.51 per share. Such warrants are currently exercisable, and expire on November 30, 2008.

  We issued additional warrants to purchase an aggregate of 82,051 shares of common stock in November 1998 to Internet Capital Group

Description of Capital Stock
and other persons who were holders of our Series D Preferred Stock. The exercise price for the warrants is equal to the initial public offering price per share.

  Additional warrants to purchase 20,513 shares of common stock at the initial public offering price per share were issued to Progress Capital in November, 1998.

  The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale of all or substantially all of our assets. All warrants and shares of stock issuable upon exercise of all warrants have certain registration rights as described under "Registration Rights" below.

Classified Board of Directors

  Our bylaws, as amended and restated, divide our board of directors into three classes, with regular three-year staggered terms and initial terms of one year for the class I directors, two years for the class II directors and three years for the class III directors. This could prevent a party who acquires control of the majority of the outstanding voting stock from obtaining control of the board of directors.

  Our shareholders do not have the right to cumulative voting in the election of directors.

Shareholder Action by Written Consent

  Under Pennsylvania law, any action that may be taken at a meeting of the shareholders may be taken without a meeting if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes.


Special Meetings

  Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called only by the board or by our chairman or chief executive officer. This provision may make it more difficult for shareholders to take action opposed by the board.

Amendments to Our Bylaws

  Our bylaws provide that the vote of a majority of all directors or the vote of the majority of the outstanding stock entitled to vote is required to alter, amend or repeal our bylaws.

Indemnification of Directors and Officers

  Section 1741 of the Pennsylvania corporate laws provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

  Our bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such director or officer is or was serving as our director, officer or employee or, at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust,

                                                   Description of Capital Stock
employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness. Our bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

  Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitation of Liability

  Our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

 .  for any breach of such person's duty of loyalty;

 . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

 . for the payment of unlawful dividends and certain other actions prohibited by Pennsylvania corporate law; and

 . for any transaction resulting in receipt by such person of an improper personal benefit.

  We maintain directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the articles of incorporation or our bylaws.

Pennsylvania Control-Share Acquisitions Law

  Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania corporate laws place certain procedural requirements and establish certain restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors. Subchapter 25E of the Pennsylvania corporate laws provides generally that, if a company were involved in a "control transaction," shareholders of the company would have the right to demand from a "controlling person or group" payment of the fair value of their shares. For purposes of subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group.

  In general, Subchapter 25F of the Pennsylvania corporate laws delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be

Description of Capital Stock
a beneficial owner of at least 20% of our voting shares.

  In general, Subchapter 25G of the Pennsylvania corporate laws suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33 1/3% or more, or 50% or more of a company's shares entitled to be voted in an election of directors. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the company vote to restore the voting power of the acquiring shareholder.

  Subchapter 25H of the Pennsylvania corporate laws provides in certain circumstances for the recovery by a company of profits made upon the sale of its common stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the common stock was acquired during such 18 month period or within 24 months before such period. In general, for purposes of Subchapter 25H, a "controlling person or group" is a person or group that:

 (1) has acquired;

 (2) offered to acquire; or

 (3) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the company would be entitled to cast in the election of directors.

  If the disinterested shareholders of a company vote to restore the voting power of a shareholder who acquires control shares subject to Subchapter 25G, such company would then be subject to subchapters 25I and J of the Pennsylvania corporate laws. Subchapter 25I generally provides for a minimum severance payment to certain employees terminated within two years of such approval. Subchapter 25J, in general, prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

  The above descriptions of subchapters of the Pennsylvania corporate laws summarize the material anti-takeover provisions contained in the Pennsylvania corporate laws but are not a complete discussion of those provisions.

Certain Anti-Takeover Provisions

  The ability of the board of directors to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for shareholder approval, may have the effect of discouraging, delaying or preventing a change in control. Such Preferred Stock, among other things, may be used to create voting impediments with respect to any changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control. See "Risk Factors--Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult," "--Common Stock" and "--Preferred Stock."

Registration Rights

  After the consummation of the offering, the holders of warrants to purchase 235,871 shares of common stock or their transferees, holders of 9,734,846 shares of common stock issuable upon conversion of the preferred stock and holders of 384,615 shares of common stock issuable upon conversion of the convertible notes, assuming an initial public offering price of $13.00 per share will be entitled to certain registration rights with respect to the registrable securities. These rights are provided under the terms of the registrable securities and agreements between us and the holders of such

                                                   Description of Capital Stock
securities. Such agreements and registrable securities provide, in certain instances, demand registration rights. In addition, pursuant to these agreements, the holders are entitled, subject to certain limitations, to require us to include their registrable securities in future registration statements we file under the Securities Act of 1933. In accordance with the terms of such piggyback registration rights, we have elected to exclude all registrable securities from the offering. The Holders also are entitled, subject to certain limitations, to require us to register their registrable securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with such registrations. However, Holders of all of these shares will be restricted from exercising such rights until 180 days after the date of this prospectus. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. "Risk Factors--Shares eligible for future sale by our current shareholders may adversely affect our stock price," "Shares Eligible for Future Sale" and "Certain Transactions and Stock Issuances with Executive Officers, Directors and Our Largest Shareholder."

Transfer Agent

  The transfer agent for our common stock is American Stock Transfer & Trust Company.

Description of Capital Stock

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

  Of the 16,260,252 shares to be outstanding after the offering (assuming that the underwriters do not exercise their over-allotment option), the 3,500,000 shares of common stock offered hereby and an additional 942,723 shares of common stock will be freely tradeable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act of 1933. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common
control with, such issuer. The remaining      shares of common stock to be
outstanding after the offering are "restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

 . one percent of the then outstanding shares of our common stock
   (approximately 164,204 shares immediately following the offering), or

 . the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

  In addition, as of December 31, 1998, there were outstanding warrants to purchase 235,871 shares of common stock and options to purchase 2,083,861 shares of common stock, of which 366,162 options were fully vested and exercisable. An additional 5,754 shares were reserved for issuance under our equity compensation plan. We intend to register the shares of common stock issued, issuable or reserved for issuance under the plan as soon as practicable following the date of this prospectus.

  Holders of warrants to purchase 235,871 shares of common stock, holders of 9,307,495 shares of common stock issuable upon conversion of the preferred stock and holders of 384,615 shares of common stock issuable upon conversion of the convertible notes, assuming an initial public offering price of $13.00 per share, are entitled to registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock. Such rights may not be exercised prior to the expiration of 180 days from the date of this

                                                 Shares Eligible for Future Sale
prospectus. See "Description of Capital Stock--Registration Rights."

Lock-Up Arrangements

  Along with our officers and directors, and all of the holders of the preferred stock, the warrants and certain holders of options and shares of common stock, we have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers.

Shares Eligible for Future Sale

                                  UNDERWRITING
  Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC are acting as representatives, and Wit Capital Corporation is facilitating online distribution as e-Manager(TM), have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                    Number of
                                                                    Shares of
  Underwriters                                                     Common Stock
  ------------                                                     ------------
    Lehman Brothers Inc...........................................
    Hambrecht & Quist LLC.........................................
    Volpe Brown Whelan & Company, LLC.............................
    Wit Capital Corporation.......................................
                                                                    ---------
      Total.......................................................  3,500,000
                                                                    =========

  The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased.

  The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at such public offering price less a selling concession not
in excess of $   per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $   per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

  We have granted to the underwriters an option to purchase up to an aggregate of 525,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.
                                       69                           Underwriting

  We have agreed that, without the prior consent of Lehman Brothers, we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and certain other shareholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

  Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "VERT."

  We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

  Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

  The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

  The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The

Underwriting
imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

  Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

  The representatives have informed us that they do not intend to confirm the sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

  At our request, the underwriters have reserved up to 175,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates of VerticalNet at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

  At our request the underwriters have reserved for sale at the initial public
offering price up to     shares of common stock to visitors and users of the
VerticalNet services or to its Web site who express an interest in purchasing such shares. Purchases of the reserved shares are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any reserved shares not purchased by visitors and users of VerticalNet's services or to its Web site will be offered by the underwriters on the same basis as other shares offered in this prospectus.

  Wit Capital is making a prospectus in electronic format available on its Internet Web site. All dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the dealers. The information on these Web sites relating to the VerticalNet offering is filed as an exhibit to the registration statement. Please see the exhibit for a more complete description of the information relating to the offering contained on those Web sites.

  Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters and as the e-Manager. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 45 public offerings. Robert Lessin, the Chairman, Chief Executive Officer and a substantial shareholder of Wit Capital, owns 154,861 shares of VerticalNet's Series C Preferred Stock, which will convert into 154,861 shares of common stock prior to consummation of the offering. Except for its participation as e-Manager in this offering or as otherwise disclosed in this underwriting section,

                                                                    Underwriting

Wit Capital has no relationship with VerticalNet or any of its founders or significant shareholders. Lehman Brothers Venture Capital Partners I, L.P., an affiliate of Lehman Brothers, owns 569,980 shares of VerticalNet's Series D Preferred Stock, which will convert into 569,980 shares of common stock prior to consummation of the offering.

  In connection with VerticalNet's private placement of Series D Preferred Stock in May and June 1998, Lehman Brothers received cash and 56,980 shares of common stock as a placement fee for acting as placement agent.
                                    EXPERTS

  The consolidated financial statements and schedule of VerticalNet, Inc. as of December 31, 1996 and 1997 and September 30, 1998 and for the period from July 28, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the nine month period ended September 30, 1998, the financial statements of Boulder Interactive Technology Services Co. as of December 31, 1996 and 1997 and for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, and the financial statements of Informatrix Worldwide, Inc. as of December 31, 1997 and for the period from October 15, 1997 (inception) through December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


  The validity of the common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.
  Certain legal matters in connection with the offering will be passed upon for the Underwriters by Chadbourne & Parke LLP, New York, New York.

Underwriting/Experts/Legal Matters

                             ADDITIONAL INFORMATION

  We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning VerticalNet can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains all information filed electronically by us. The address of the Commission's Web site is (http://www.sec.gov.).

  This prospectus constitutes a part of a registration statement on Form S-1 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by us with the Commission under the Securities Act, with respect to the securities offered in this prospectus. This prospectus does not contain all the information which is in the Registration Statement. Certain parts of the Registration Statement are omitted as allowed by the rules and regulations of the Commission. We refer to the Registration Statement and to the exhibits to such Registration Statement for further information with respect to VerticalNet and the securities offered in this prospectus. Copies of the Registration Statement and the exhibits to such Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

  This prospectus includes statistical data regarding Internet usage and the advertising industry which were obtained from industry publications, including reports generated by Jupiter Communications, Veronis, Suhler & Associates, International Data Corporation and Forrester Research. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe those industry publications to be reliable, we have not independently verified such data. We also have not sought the consent of any of these organizations to refer to their reports in this prospectus.

                          REPORTS TO SECURITY HOLDERS

  We intend to distribute to our shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              Additional Information/Reports to Security Holders

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements:
  VerticalNet, Inc.
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets at December 31, 1996 and 1997 and September
   30, 1998 ..............................................................  F-3
  Consolidated Statements of Operations for the period from July 28, 1995
   (inception) through December 31, 1995, the years ended December 31,
   1996 and 1997, and the nine months ended September 30, 1997 (unaudited)
   and 1998 ..............................................................  F-4
  Consolidated Statements of Shareholders' Equity (Deficit) for the period from July 28, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September
   30, 1998 ..............................................................  F-5
  Consolidated Statements of Cash Flows for the period from July 28, 1995
   (inception) through December 31, 1995, the years ended December 31,
   1996 and 1997, and the nine months ended September 30, 1997 (unaudited)
   and 1998 ..............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Boulder Interactive Technology Services Company
  Independent Auditors' Report............................................ F-24
  Balance Sheets at December 31, 1996 and 1997 and June 30, 1998
   (unaudited)............................................................ F-25
  Statements of Operations for the period from March 22, 1996 (inception)
   through December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998 (unaudited).................... F-26
  Statements of Shareholders' Equity for the period from March 22, 1996
   (inception) through December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998 (unaudited)..................... F-27
  Statements of Cash Flows for the period from March 22, 1996 (inception)
   through December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 (unaudited)........................ F-28
  Notes to Financial Statements........................................... F-29
  Informatrix Worldwide, Inc.
  Independent Auditors' Report............................................ F-34
  Balance Sheets at December 31, 1997 and September 30, 1998 (unaudited).. F-35
  Statements of Operations for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-36
  Statements of Shareholders' Deficit for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-37
  Statements of Cash Flows for the period from October 15, 1997
   (inception) through December 31, 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-38
  Notes to Financial Statements........................................... F-39
Unaudited Pro Forma Combined Financial Statements
  VerticalNet, Inc. and subsidiaries
  Unaudited Pro Forma Financial Information Basis of Presentation......... F-43
  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1997...................................................... F-44
  Unaudited Pro Forma Combined Statement of Operations for the nine months ended
   September 30, 1998..................................................... F-45
  Notes to Pro Forma Condensed Combined Financial Statements.............. F-46

                                      F-1
                                                            Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
VerticalNet, Inc.:

  We have audited the accompanying consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 30, 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from July 28, 1995 (inception) to December 31, 1995, for the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VerticalNet, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 30, 1998, and the results of their operations and their cash flows for the period from July 28, 1995 (inception) through December 31, 1995, for the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

December 22, 1998,
except as to the last paragraph

of Note 14, which is as of February 7, 1999
Philadelphia, Pennsylvania

                                      F-2
Financial Statements

                               VERTICALNET, INC.

                          CONSOLIDATED BALANCE SHEETS

                           December 31, December 31,  September 30,  September 30,
                               1996         1997          1998           1998
                           ------------ ------------  -------------  -------------
                                                                      (Pro Forma)
                                                                      (unaudited)
Assets
Current assets:
  Cash and cash
   equivalents...........   $  329,451  $   754,716   $  3,793,964    $10,793,964
  Accounts receivable,
   net of allowance for
   doubtful accounts of
   $18,575, $30,000,
   $58,066 and $58,066,
   respectively..........      178,942      607,611      1,064,777      1,064,777
  Loan receivable, net of
   allowance of $80,000
   and $0 in 1997 and
   1998, respectively....          --        84,086          3,500          3,500
  Prepaid expenses.......        6,474      145,678        335,011        335,011
                            ----------  -----------   ------------    -----------
    Total current as-
     sets................      514,867    1,592,091      5,197,252     12,197,252
                            ----------  -----------   ------------    -----------
Property and equipment,
 net.....................      106,409      491,853      1,003,541      1,003,541
Goodwill and other intan-
 gibles, net of accumu-
 lated amortization of
 $103,565 and $103,565 in
 1998 and pro forma, re-
 spectively..............          --           --       2,663,640      2,663,640
Deferred charges and
 other assets............       15,927       20,143        293,811        293,811
                            ----------  -----------   ------------    -----------
    Total assets.........   $  637,203  $ 2,104,087   $  9,158,244    $16,158,244
                            ==========  ===========   ============    ===========
Liabilities and Share-
 holders' Equity (Defi-
 cit)
Current liabilities:
  Current portion of
   long-term debt........   $   26,515  $   150,856   $    301,570    $   301,570
  Line of credit.........          --     2,500,000            --       2,000,000
  Accounts payable.......       98,045      607,479      1,209,966      1,209,966
  Accrued expenses.......       23,879      158,936      1,056,901      1,056,901
  Deferred revenues......      216,433      710,393      1,506,878      1,506,878
                            ----------  -----------   ------------    -----------
    Total current liabil-
     ities...............      364,872    4,127,664      4,075,315      6,075,315
                            ----------  -----------   ------------    -----------
Long-term debt, net of
 current portion.........      167,067      399,948        374,128        374,128
                            ----------  -----------   ------------    -----------
Commitments and contin-
 gencies (Note 8)
Shareholders' Equity
 (Deficit):
  Preferred stock Series
   A, B, C, and D: $.01
   par value, 40,000,000
   shares authorized,
   512,821, 3,247,262,
   7,805,667 and 0 shares
   issued and outstanding
   in 1996, 1997, 1998,
   and proforma,
   respectively..........        5,128       32,473         78,057            --
  Common stock $.01 par
   value, 40,000,000
   shares authorized
   2,526,865, 2,526,865,
   2,629,999 and
   12,749,460 shares
   issued and outstanding
   in 1996, 1997, 1998,
   and pro forma,
   respectively..........       25,269       25,269         26,300        127,495
  Additional paid-in
   capital...............    1,054,689    3,277,344     18,836,878     24,013,740
  Deferred compensation..          --           --        (139,406)      (139,406)
  Accumulated deficit....     (919,822)  (5,698,611)   (14,033,028)   (14,233,028)
                            ----------  -----------   ------------    -----------
                               165,264   (2,363,525)     4,768,801      9,768,801
  Treasury stock at cost,
   161,289 shares........      (60,000)     (60,000)       (60,000)       (60,000)
                            ----------  -----------   ------------    -----------
    Total shareholders'
     equity (deficit)....      105,264   (2,423,525)     4,708,801      9,708,801
                            ----------  -----------   ------------    -----------
    Total liabilities and
     shareholders' equity
     (deficit)...........   $  637,203  $ 2,104,087   $  9,158,244    $16,158,244
                            ==========  ===========   ============    ===========

          See accompanying notes to consolidated financial statements.

                                      F-3
                                                            Financial Statements

                               VERTICALNET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          July 28, 1995
                           (Inception)         Year ended            Nine months ended
                         to December 31,      December 31,             September 30,
                         --------------- -----------------------  ------------------------
                              1995          1996        1997         1997         1998
                         --------------- ----------  -----------  -----------  -----------
                                                                  (unaudited)
Revenues................   $   15,642    $  285,140  $   791,822  $   550,648  $ 1,861,799
                           ----------    ----------  -----------  -----------  -----------
Costs and Expenses:
Editorial and
 operational............       23,949       213,544    1,055,725      673,784    2,100,885
Product development.....       21,550       213,926      711,292      451,008      797,815
Sales and marketing.....      147,609       268,417    2,300,365    1,348,318    4,405,407
General and
 administrative.........       32,656       291,660    1,388,123      890,768    2,907,275
                           ----------    ----------  -----------  -----------  -----------
Operating loss..........     (210,122)     (702,407)  (4,663,683)  (2,813,230)  (8,349,583)
                           ----------    ----------  -----------  -----------  -----------
Interest and dividend
 income ................          --          7,491       10,999        7,714      164,535
Interest expense........         (853)      (13,931)    (126,105)     (36,898)    (149,369)
                           ----------    ----------  -----------  -----------  -----------
Interest, net...........         (853)       (6,440)    (115,106)     (29,184)      15,166
                           ----------    ----------  -----------  -----------  -----------
Net loss................   $ (210,975)   $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
                           ----------    ----------  -----------  -----------  -----------
Basic and diluted net
 loss per share.........   $    (0.19)   $    (0.27) $     (1.89) $     (1.12) $     (3.27)
                           ==========    ==========  ===========  ===========  ===========
Weighted average shares
 outstanding used in
 per-share calculation
 (basic and diluted)....    1,096,679     2,583,648    2,526,865    2,526,865    2,550,619
                           ==========    ==========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                                      F-4
Financial Statements

                               VERTICALNET, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                     Series A        Series B         Series C        Series D
                    Preferred        Preferred       Preferred        Preferred       Common Stock
                  -------------- ----------------- -------------- ----------------- -----------------
                                                                                                      Additional
                                                                                                        Paid-In     Deferred
                  Shares  Amount  Shares   Amount  Shares  Amount  Shares   Amount   Shares   Amount    Capital   Compensation
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- ----------- ------------
Balance, July
 28, 1995 (in-
 ception).......      --  $  --        --  $   --      --  $  --        --  $   --        --  $   --  $       --   $     --
Issuance of com-
 mon stock......      --     --        --      --      --     --        --      --  1,962,403  19,624      50,462        --
Net loss........      --     --        --      --      --     --        --      --        --      --          --         --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1995...      --     --        --      --      --     --        --      --  1,962,403  19,624      50,462        --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of com-
 mon stock......      --     --        --      --      --     --        --      --    564,462   5,645       9,355        --
Issuance of
 Series A
 preferred
 stock, net of
 issuance cost..  512,821  5,128       --      --      --     --        --      --        --      --      994,872        --
Repurchase of
 common stock...      --     --        --      --      --     --        --      --        --      --          --         --
Net loss........      --     --        --      --      --     --        --      --        --      --          --         --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1996...  512,821  5,128       --      --      --     --        --      --  2,526,865  25,269   1,054,689        --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of Se-
 ries B pre-
 ferred stock...      --     --  2,579,580  25,796     --     --        --      --        --      --    1,974,204        --
Issuance of Se-
 ries C pre-
 ferred stock...      --     --        --      --  154,861  1,549       --      --        --      --      198,451        --
Issuance of
 warrants in
 connection with
 debt
 financing......      --     --        --      --      --     --        --      --        --      --       50,000        --
Net loss........      --     --        --      --      --     --        --      --        --      --          --         --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Decem-
 ber 31, 1997...  512,821  5,128 2,579,580  25,796 154,861  1,549       --      --  2,526,865  25,269   3,277,344        --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Issuance of
 Series D
 preferred
 stock, net of
 transaction
 costs..........      --     --        --      --      --     --  4,558,405  45,584       --      --   15,089,770        --
Issuance of
 common stock as
 consideration
 for private
 placement
 fees...........      --     --        --      --      --     --        --      --     56,980     570     149,430        --
Issuance of
 fully vested
 options to non
 employees......      --     --        --      --      --     --        --      --        --      --       19,095        --
Consideration
 for purchase of
 Informatrix....      --     --        --      --      --     --        --      --     46,154     461     152,539        --
Unearned
 compensation...      --     --        --      --      --     --        --      --        --      --      148,700   (148,700)
Amortization of
 unearned
 compensation...      --     --        --      --      --     --        --      --        --      --          --       9,294
Net loss........      --     --        --      --      --     --        --      --        --      --          --         --
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
Balance, Septem-
 ber 30, 1998...  512,821 $5,128 2,579,580 $25,796 154,861 $1,549 4,558,405 $45,584 2,629,999 $26,300 $18,836,878  $(139,406)
                  ------- ------ --------- ------- ------- ------ --------- ------- --------- ------- -----------  ---------
                  Accumulated   Treasury  Total shareholders'
                    deficit      stock      equity(deficit)
                  ------------- --------- -------------------
Balance, July
 28, 1995 (in-
 ception).......  $        --   $    --       $       --
Issuance of com-
 mon stock......           --        --            70,086
Net loss........      (210,975)      --          (210,975)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1995...      (210,975)      --          (140,889)
                  ------------- --------- -------------------
Issuance of com-
 mon stock......           --        --            15,000
Issuance of
 Series A
 preferred
 stock, net of
 issuance cost..           --        --         1,000,000
Repurchase of
 common stock...           --    (60,000)         (60,000)
Net loss........      (708,847)      --          (708,847)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1996...      (919,822)  (60,000)         105,264
                  ------------- --------- -------------------
Issuance of Se-
 ries B pre-
 ferred stock...           --        --         2,000,000
Issuance of Se-
 ries C pre-
 ferred stock...           --        --           200,000
Issuance of
 warrants in
 connection with
 debt
 financing......           --        --            50,000
Net loss........    (4,778,789)      --        (4,778,789)
                  ------------- --------- -------------------
Balance, Decem-
 ber 31, 1997...    (5,698,611)  (60,000)      (2,423,525)
                  ------------- --------- -------------------
Issuance of
 Series D
 preferred
 stock, net of
 transaction
 costs..........           --        --        15,135,354
Issuance of
 common stock as
 consideration
 for private
 placement
 fees...........           --        --           150,000
Issuance of
 fully vested
 options to non
 employees......           --        --            19,095
Consideration
 for purchase of
 Informatrix....           --        --           153,000
Unearned
 compensation...           --        --               --
Amortization of
 unearned
 compensation...                                    9,294
Net loss........    (8,334,417)      --        (8,334,417)
                  ------------- --------- -------------------
Balance, Septem-
 ber 30, 1998...  $(14,033,028) $(60,000)     $ 4,708,801
                  ------------- --------- -------------------

          See accompanying notes to consolidated financial statements.

                                      F-5
                                                            Financial Statements

                               VERTICALNET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           July 28, 1995
                            (Inception)         Year ended            Nine months ended
                          to December 31,      December 31,             September 30,
                          --------------- -----------------------  ------------------------
                               1995          1996        1997         1997         1998
                          --------------- ----------  -----------  -----------  -----------
                                                                   (unaudited)
Cash flows from operat-
 ing activities:
 Net loss...............     $(210,975)   $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
                             ---------    ----------  -----------  -----------  -----------
 Adjustments to recon-
  cile net loss to net
  cash used in operating
  activities:
 Loss from disposal of
  fixed assets..........           --            --         3,278          --           --
 Depreciation, amortiza-
  tion and other noncash
  charges...............         6,137        62,142      388,058      183,444      411,712
 Change in assets:
  Accounts receivable...       (34,800)     (144,142)    (428,669)    (703,741)    (332,010)
  Prepaid expenses and
   other assets.........        (3,092)      (15,632)    (143,420)     (39,681)    (459,021)
 Change in liabilities:
  Accounts payable......        87,219        10,825      509,434      294,188      570,941
  Accrued expenses......        37,903       (14,024)     135,057       56,908      878,354
  Deferred revenues.....        69,333       147,100      493,960      733,220      579,915
                             ---------    ----------  -----------  -----------  -----------
Net cash used in operat-
 ing activities.........       (48,275)     (662,578)  (3,821,091)  (2,318,076)  (6,684,526)
                             ---------    ----------  -----------  -----------  -----------
Cash flows from invest-
 ing activities:
 Acquisitions, net of
  cash acquired.........           --            --           --           --    (1,858,389)
 Loan to Infomatrix
  prior to acquisition..           --            --           --           --      (550,914)
 Loan receivable........           --            --      (160,000)         --        (4,086)
 Capital expenditures...       (56,720)      (63,646)    (235,671)    (148,340)    (399,038)
                             ---------    ----------  -----------  -----------  -----------
Net cash used in invest-
 ing activities.........       (56,720)      (63,646)    (395,671)    (148,340)  (2,812,427)
                             ---------    ----------  -----------  -----------  -----------
Cash flows from financ-
 ing activities:
 Borrowings under line
  of credit.............           --            --     2,500,000      375,000          --
 Repayment of line of
  credit................           --            --           --           --    (2,500,000)
 Loans from related par-
  ties..................        15,914       100,000          --           --           --
 Loans from ICG.........           --            --     1,600,000      650,000    1,550,000
 Repayment of loans from
  related parties.......           --        (20,000)         --           --      (100,000)
 Principal payments on
  obligations under cap-
  ital leases...........          (139)       (2,182)     (48,834)     (43,130)    (122,909)
 Borrowings under long-
  term debt.............        50,000           --           --           --           --
 Repayment of long-term
  debt..................           --         (8,009)      (9,139)      (6,764)     (32,852)
 Repayment of loans from
  ICG...................           --            --      (950,000)         --           --
 Net proceeds from issu-
  ance of preferred
  stock.................           --      1,000,000    1,550,000    1,350,000   13,741,962
 Proceeds from issuance
  of common stock.......        70,086        15,000          --           --           --
 Repurchase of treasury
  stock.................           --        (60,000)         --           --           --
                             ---------    ----------  -----------  -----------  -----------
Net cash provided by fi-
 nancing activities.....       135,861     1,024,809    4,642,027    2,325,106   12,536,201
                             ---------    ----------  -----------  -----------  -----------
Net increase (decrease)
 in cash................        30,866       298,585      425,265     (141,310)   3,039,248
Cash and cash equiva-
 lents--beginning of pe-
 riod...................           --         30,866      329,451      329,451      754,716
                             ---------    ----------  -----------  -----------  -----------
Cash and cash equiva-
 lents--end of period...     $  30,866    $  329,451  $   754,716  $   188,141  $ 3,793,964
                             =========    ==========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow informa-
 tion:
 Cash paid during the
  year for interest.....     $     853    $   13,931  $    52,925  $    17,483  $    57,079
                             =========    ==========  ===========  ===========  ===========
Supplemental schedule of
 noncash investing and
 financing activities:
 Equipment acquired un-
  der capital leases....     $   4,407    $   53,595  $   415,195  $   418,316  $   353,479
 Issuance of common
  stock as consideration
  for purchase of
  Informatrix...........     $     --     $      --   $       --   $       --   $   153,000
 Issuance of common
  stock as consideration
  of private placement
  fees..................     $     --     $      --   $       --   $       --   $   150,000
 Issuance of warrants in
  connection with debt
  financing.............     $     --     $      --   $    50,000  $       --   $       --
 Loans from ICG con-
  verted to preferred
  stock.................     $     --     $      --   $   650,000  $   650,000  $ 1,550,000
                             =========    ==========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                                      F-6
Financial Statements

                               VERTICALNET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Information with respect to September 30, 1997 is unaudited)

(1) Summary of Significant Accounting Policies

 Description of Company

  VerticalNet, Inc. (VerticalNet or the Company) is an owner and operator of vertical trade communities, which are targeted business-to-business communities of commerce on the Internet. The Company's vertical trade communities are Web sites that act as industry-specific comprehensive sources of information, interaction and electronic commerce. Vertical trade communities combine product information; industry news; requests for proposals; directories; classifieds; job listings; discussion forums; a variety of electronic commerce opportunities for buyers and sellers; and other services, such as online professional education courses and virtual trade shows. Each trade community is individually branded, focuses on one business sector and caters to individuals with similar professional interests. The virtual trade communities are designed to attract technical and purchasing professionals with highly specialized product and specification requirements and purchasing authority or influence. The Company was founded on July 28, 1995 and as of September 30, 1998 operates 29 vertical trade communities in seven major industry groups: environmental; electronics; services; communications; process industries; sciences; and food & packaging.

  The Company currently generates substantially all of its revenue from Internet advertising including the development of "storefronts" (Web pages that focus on advertisers products and provide a link to the advertisers Web sites).

  Internet Capital Group (ICG) has a majority of the voting securities of the Company through its ownership of preferred stock of the Company.

  The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financing, bank financing, or other sources of capital. During 1998 the Company sold an additional $15.2 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1998. If financial resources are not sufficient, management has the intent and believes it has the ability to reduce expenditures as to not require additional financial resources if such resources are not available on terms acceptable to the Company.

 Unaudited Interim Financial Information

  The interim financial statements of the Company for the nine months ended September 30, 1997, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

                                      F-7
                                                            Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)

In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended September 30, 1997. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

 Principles of Consolidation

  The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

      Computer equipment and purchased software......................... 3 years
      Office equipment and furniture.................................... 5 years
      Trade show equipment.............................................. 7 years
      Leasehold improvements............................................ 3 years

 Revenue and Editorial and Operational Expenses

  The Company's revenues are derived principally from advertising contracts which include the initial construction of storefronts. The advertising contracts do not extend beyond one year. Advertising revenues are recognized ratably over the period of the advertising contract.

  Revenues from educational courses are recognized in the period in which the course is completed and revenues from the sale of books are recognized in the period in which the books are shipped.

  Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the advertising impressions are delivered to the customer and advertising expense is recorded when the advertising impressions are received from the customer. If the advertising impressions are received from the customer prior to the Company delivering the advertising impressions a liability is recorded, and if the Company delivers the advertising impressions to the customer prior to receiving

                                      F-8
Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)

the advertising impressions a prepaid expense is recorded. From July 28, 1995 (inception) through the year ended December 31, 1997, barter transactions have been immaterial. For the nine months ended September 30, 1998, the Company recognized approximately $351,000 of advertising revenues from barter transactions. The Company has recorded approximately $245,000 in prepaid expenses as of September 30, 1998 for barter advertising delivered to customers and approximately $129,000 is recorded as barter advertising expense for the nine months ended September 30, 1998 for barter advertising provided to the Company by its customers.

  Editorial and operational expenses primarily consist of Internet connection charges, depreciation, purchased content, salaries and benefits of operating and editorial personnel, and other related operating costs.

 Concentration of Credit Risk

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenues during the period from July 28, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 and the nine month periods ended September 30, 1997 and 1998.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital lease obligations that are carried at cost which approximates fair value.

 Product Development

  Product development costs consists principally of salaries and related costs, which are charged to expense as incurred.

 Advertising Costs

  The Company charges advertising costs to expense as incurred. Advertising expense was approximately $38,000, $21,000 and $198,000 for the period from July 28, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997, respectively, and $126,000 and $1,323,000 for the nine months ended September 30, 1997 and 1998, respectively.

 Income Taxes

  The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases

                                      F-9
                                                            Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)

and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

 Accounting for Impairment of Long-Lived Assets

  The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 Goodwill and Intangibles

  Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, estimated at 36 months. The Company periodically assesses the recoverability of goodwill, as well as other long-lived assets, based upon expectations of future undiscounted cash flows.

 Deferred Offering Costs

  As of September 30, 1998, specific incremental costs directly attributable to the planned initial public offering (IPO) process have been deferred. These costs will be charged against additional paid-in-capital in connection with the consummation of this offering.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Options

  The Company accounts for the grant of employee options to purchase common stock in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for stock options and stock-based awards using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) and to make pro forma disclosures of net loss as if the fair value method had been applied. The Company elected to apply APB 25 to account for stock options and has disclosed the pro forma net loss as if the fair value method had been applied.

                                      F-10
Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)


 Stock Splits

  In February 1996 and February 1997, the Company's Board of Directors authorized and implemented an 11,008 for one and a 4.7619-for-one, stock split, respectively. All share amounts have been retroactively restated to reflect these events in the accompanying financial statements.

 Computation of Historical Net Loss Per Share and Pro Forma Net Loss Per Share

  The Company adopted Computation of Earnings Per Share, (SFAS No. 128), during the year ended December 31, 1997. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including common equivalent shares from the convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an IPO as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is antidilutive.

  The following table sets forth the computation of loss per share:

                                                                     Years Ended            Nine Months Ended
                                                                     December 31,             September 30,
                                                                -----------------------  ------------------------
                                      July 28, 1995 (inception)
Basic and Diluted net loss per share    To December 31, 1995       1996        1997         1997         1998
------------------------------------  ------------------------- ----------  -----------  -----------  -----------
Numerator: Net loss......                    $ (210,975)        $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
Denominator:
  Weighted-average shares
   outstanding basic and
   diluted...............                     1,096,679          2,583,648    2,526,865    2,526,865    2,550,619
Basic and diluted net
 loss per share..........                    $    (0.19)        $    (0.27) $     (1.89) $     (1.12) $     (3.27)
                                             ==========         ==========  ===========  ===========  ===========
Pro forma net loss per
 share
Numerator: Net loss......                    $ (210,975)        $ (708,847) $(4,778,789) $(2,842,414) $(8,334,417)
Denominator:
  Weighted-average shares
   outstanding basic and
   diluted...............                     1,096,679          3,326,284    6,184,326    5,677,540   10,052,180
Basic and diluted net
 loss per share..........                    $    (0.19)        $    (0.21) $     (0.77) $     (0.50) $     (0.83)
                                             ==========         ==========  ===========  ===========  ===========

                                     F-11
                                                           Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)


 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows, as the amount of comprehensive loss is the same as the net loss for all periods presented.

  In June 1997 the FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February 1998 the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March 1998 the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

  In June 1998 the FASB issued Accounting for Derivatives and Hedging Activities (SFAS 133), which establishes accounting and reporting standards for derivative instruments, including certain

                                      F-12
Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)

derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage or plan to engage in derivative or hedging activities, there will be no impact to the Company's results of operations, financial position or cash flows upon the adoption of this standard.

(2) Unaudited Pro Forma Balance Sheet

  The Company is planning on filing a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO. In addition, in November of 1998, the Company obtained $5.0 million of convertible notes from ICG and certain holders of the Series D preferred stock and a $2.0 million note from a bank.

  The unaudited pro forma balance sheet as of September 30, 1998 reflects:

  (a) The Company's capitalization, if the IPO is consummated under terms presently anticipated. Upon closing of the proposed IPO, all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into 9,734,846 shares of common stock on the basis that the Series A preferred stock converts to shares of common stock on a ratio of 4.7619:1 and the Series B, C and D preferred stock converts on a ratio of 1:1. The conversion of the convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated balance sheet as if it had occurred on September 30, 1998.

  (b) The $5.0 million of convertible notes from ICG and certain holders of the Series D preferred stock that convert into shares of common stock at the consumation of the IPO and the $2.0 million note from a bank as more fully described in Note 14. In connection with these loans the Company issued warrants to purchase an aggregate of 102,564 shares of the Company's common stock with an estimated fair value of $200,000.

(3) Acquisitions

  In September 1998 the Company acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.8 million in cash. BITC operates a vertical trade community for professionals in the radio frequency and wireless communications industry. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $1,864,000 was recorded as goodwill and is being amortized over 36 months.

  In September 1998 the Company acquired all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 46,154 shares of the Company's common stock valued at $153,000. Informatrix operates a vertical community in the property and casualty insurance industry that caters to risk managers, agents, brokers and other professionals in the insurance industry. The

                                      F-13
                                                            Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)

acquisition was accounted for under the purchase method of accounting. The estimated excess of the purchase price over the fair value of the net assets acquired of approximately $903,000 was recorded as goodwill and will be amortized over 36 months. The purchase agreement also provides for the Company to issue up to 11,538 additional shares of the Company's common stock to the Informatrix shareholders in the event that Informatrix achieves certain sales targets through December 1998. As of October 31, 1998, the former shareholders of Informatrix earned 2,200 shares of common stock which was valued at $7,293. The additional consideration was accounted for as additional goodwill.

  The following unaudited pro forma financial information presents the combined results of operations of VerticalNet, BITC and Informatrix as if the acquisitions occurred on January 1, 1997, after giving effect to certain adjustments including amortization of goodwill. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had VerticalNet, BITC and Informatrix constituted a single entity during such periods.

                                          Year ended      Nine months ended
                                          December 31,      September 30,
                                         ------------- ------------------------
                                             1997         1997         1998
                                         ------------- -----------  -----------
  Revenues..............................  $ 1,118,030  $   779,458  $ 2,331,869
                                          ===========  ===========  ===========
  Net loss..............................  $(5,789,177) $(3,405,718) $(9,800,563)
                                          ===========  ===========  ===========
  Net loss per share....................  $     (2.28) $     (1.35) $     (3.77)
                                          ===========  ===========  ===========

(4) Property and Equipment

                                                December 31,      September 30,
                                             -------------------  -------------
                                               1996      1997         1998
                                             --------  ---------  -------------
   Computer equipment and purchased soft-
    ware...................................  $148,028  $ 654,157   $ 1,417,280
   Office equipment and furniture..........     6,645    102,279       148,189
   Trade show equipment....................    19,605     34,079        40,587
   Leasehold improvements..................       --      29,401        43,198
                                             --------  ---------   -----------
                                              174,278    819,916     1,649,254
   Less: accumulated depreciation and amor-
    tization...............................   (67,869)  (328,063)     (645,713)
                                             --------  ---------   -----------
   Property and equipment, net.............  $106,409  $ 491,853   $ 1,003,541
                                             ========  =========   ===========

(5) Line of Credit

  The Company had a line of credit with a bank in the amount of $2,500,000 at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of the Company and required the Company to meet specified financial ratios. As of December 31, 1997, the Company was in technical default, as it did not meet the specified financial ratios. The bank waived these violations for the year ended December 31, 1997. The facility bears interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997. In connection with obtaining these facilities, the

                                      F-14
Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)

Company issued warrants to purchase its common stock (Note 9). ICG has guaranteed repayment of $2.0 million under the line of credit agreement. The Company repaid all amounts outstanding under this facility in May 1998 and consequently, the guarantee from ICG was cancelled. Subsequently, the bank provided a $500,000 line of credit, which expires on June 30, 1999 and is collateralized by a security interest in all of the assets of the Company with an interest rate prime plus 1.5%.

(6) Accrued Expenses

                                                  December 31,   September 30,
                                                ---------------- -------------
                                                 1996     1997       1998
                                                ------- -------- -------------
   Accrued compensation and related costs...... $   --  $ 90,833  $  699,226
   Accrued professional fees...................  14,500   25,698     282,499
   Other.......................................   9,379   42,405      75,176
                                                ------- --------  ----------
                                                $23,879 $158,936  $1,056,901
                                                ======= ========  ==========

(7) Long-term Debt

                                                 December 31,      September 30,
                                               ------------------  -------------
                                                 1996      1997        1998
                                               --------  --------  -------------
   Term notes with related parties............ $100,000  $100,000    $    --
   Term bank note.............................   41,991    32,852         --
   Capital leases.............................   51,591   417,952     675,698
                                               --------  --------    --------
                                                193,582   550,804     675,698
   Less: current portion......................  (26,515) (150,856)   (301,570)
                                               --------  --------    --------
   Long-term debt............................. $167,067  $399,948    $374,128
                                               ========  ========    ========

  The Company had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

  In May, June and July 1997, ICG lent an aggregate of $650,000 to the Company at a rate of 9.5%. These amounts were converted to Series B preferred stock in July 1997 (note 9).

  In October, November and December 1997, ICG lent an aggregate of $950,000 to the Company also at a rate of 9.5%. These amounts were repaid on December 30, 1997.

  In February, March and April 1998, ICG lent an aggregate of $1,550,000 to the Company, also at a rate of 9.5%. These amounts were converted to Series D preferred stock in May 1998 (note 9).

  The Company had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a board member of ICG. These notes were repaid in May 1998.


                                      F-15
                                                            Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)

  The Company has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1996, 1997 and September 30, 1998, the book value of assets held under capital leases were approximately $49,000, $300,000 and $514,000, respectively, and the aggregate remaining minimum lease payments at September 30, 1998 were approximately $759,000 including interest of approximately $83,000.

  At September 30, 1998, long-term debt will mature as follows:

      1999............................................................ $ 278,681
      2000............................................................   238,154
      2001............................................................   122,197
      2002............................................................    32,751
      2003............................................................     3,915
                                                                       ---------
        Total......................................................... $ 675,698
                                                                       =========

(8) Commitments and Contingencies

  The Company leases its facilities under operating lease agreements expiring through 2001. Future minimum lease payments as of September 30, 1998 under the leases are as follows:

      1999............................................................ $ 272,078
      2000............................................................   201,735
      2001............................................................    79,600

  Rent expense under the noncancelable operating leases was approximately $5,100, $24,300, and $81,200 for the period from July 28, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and December 31, 1997, respectively, and $71,000 and $228,000 for the nine months ended September 30, 1997 and 1998, respectively.

  On June 30, 1998, the Company entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for the Company and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires the Company to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each Company will provide the other with $200,000 in barter advertising during the term of the Sponsorship Agreement.

                                      F-16
Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)


  The Company has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite agreement discussed above, the Company's obligations are as follows:

      1998........................................................... $1,140,456
      1999...........................................................    137,978
      2000...........................................................     24,000

  The Company has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1997, the Company would be required to pay approximately $950,000 in severance (of which $500,000 has been guaranteed by ICG) in the event that these employment agreements are cancelled. As part of the employment agreement with the Company's president and chief executive officer, the Company had committed to grant options to purchase 6% of the Company's common stock. Pursuant to this agreement, the Company granted 307,692, 196,481 and 231,530 options in October 1997, January 1998 and June 1998, respectively, at an exercise price of $0.80, $0.80 and $2.63, respectively, which was the then fair value of the Company's common stock. At September 30, 1998, the Company has satisfied its obligations under this agreement.

  The Company is a party to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.


(9) Capital Stock

  The Company's restated Articles of Incorporation provides the Company with the authority to issue 40,000,000 shares of common stock and 40,000,000 shares of preferred stock.

 Preferred Stock

  In September 1996 the Company sold 512,821 shares of Series A preferred stock (Series A) for $1,000,000. In July 1997 the Company sold 2,579,580 shares of Series B preferred stock (Series B) for $2,000,000. In October 1997 the Company sold 154,861 shares of Series C preferred stock (Series C) for $200,000.

  On May 11, 1998 and June 10, 1998, the Company sold 3,988,604 and 569,801 shares of Series D preferred stock (Series D), respectively, for an aggregate amount of approximately $15.2 million. If the Company does not complete an IPO as defined, by May 1, 2000, the Series D has a cumulative dividend rate equal to 6% of the original purchase price ($3.51 per share) which is due and payable on May 1, 2000. Thereafter, the Series D cumulative dividends will continue to accrue and are payable quarterly until the closing of an IPO. The holders of the Series D preferred have demand and piggy-back registration rights as defined.

                                      F-17
                                                            Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)


  Holders of preferred stock have the option to convert such shares into shares of common stock on a 1:1 ratio, except for the Series A preferred stock which converts on a ratio of 4.7619:1. The conversion rate on a particular series of preferred stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Mandatory conversion occurs upon the closing of an IPO of the Company's common stock, as defined. The Series D is senior to the Company's Series A, Series B and Series C in liquidation and the holders of Series A, Series B and Series C are entitled to receive an amount equal to their respective redemption price prior to the distribution to the common shareholders.

  The preferred stock votes on an as if converted basis. The Series A, Series B and Series C, together have the right to elect two directors of the Company and the Series D holders have the right to elect two directors of the Company. The holders of preferred stock have no right to elect or appoint directors after the shares convert into common stock upon the closing of an IPO.

  Preferred stock consists of the following at December 31, 1996, 1997 and September 30, 1998:

                                                  December 31,
                                                ----------------- September 30,
                          Per share              1996     1997        1998
                         liquidation            ------- --------- -------------
   Preferred Class          value    Authorized     Issued and outstanding
   ---------------       ----------- ---------- -------------------------------
   Series A.............    $1.95      512,821  512,821   512,821     512,821
   Series B.............      .78    2,615,385       -- 2,579,580   2,579,580
   Series C.............     1.31      205,128       --   154,861     154,861
   Series D.............     3.51    4,615,385       --        --   4,558,405
                                     ---------  ------- ---------   ---------
                                     7,948,719  512,821 3,247,262   7,805,667
                                     =========  ======= =========   =========

 Common Stock

  At September 30, 1998, 9,734,846 shares of common stock are reserved for the conversion of preferred stock.

 Warrants

  On April 30, 1997, the Company issued a warrant to its bank (Note 5) to purchase 19,347 shares of common stock at a price $0.76 per share. The warrant expires on April 1, 2007.

  In connection with the Company obtaining additional financing from its bank, in December 1997, the Company issued to its bank a warrant to purchase a maximum of 77,430 shares of common stock at an exercise price of $1.29 per share. The exercise price and number of shares to be purchased are subject to adjustment, based upon the Company's next round of equity financing. The warrant expires on November 30, 2008.

  In December 1997 the Company issued a warrant to ICG, the Company's majority shareholder, to purchase a maximum 154,861 shares of common stock at an exercise price of $1.29 per share. In

                                      F-18
Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)

March 1998 the Company issued an additional warrant to ICG to purchase a maximum of 77,430 shares of common stock at an exercise price of $1.29 per share. The warrants were issued in connection with certain guarantees of the Company's bank debt by ICG. The exercise price and number of shares are subject to adjustment, based upon the Company's next round of equity financing. The warrant expires on November 30, 2008.

  In May 1998 in connection with the Company's equity financing, the Company cancelled the warrants issued to ICG and its bank in December 1997 and issued new warrants to purchase an aggregate of 113,960 shares of common stock at an exercise price of $3.51 per share.

  The estimated fair value of the warrants issued to the Company's bank and ICG is $50,000 and was recorded as interest expense in the accompanying statement of operations for the year ended December 31, 1997.

(10) Stock Option Plan

  In December 1996 the Company's Board of Directors adopted the 1996 stock option plan (the Plan). A total of 615,385 shares of common stock were reserved for issuance under this Plan and this amount was increased to 1,846,154 in January 1998 and 2,025,641 in August 1998.

  The exercise price for the options is determined by the Board of Directors, but shall not be less than 100% of the fair market value of the common stock on the date the option is granted. Generally, the options vest over a four-year period after the date of grant and expire ten years after the date of grant. Option holders that terminate their employment with the Company generally forfeit all non-vested options. Employees, key advisors and non-employee directors of the Company are eligible to receive awards under the Plan.

  The following table summarizes the activity of the Company's stock option plan:

                                                                     Weighted
                                                                     average
                                                        Shares    exercise price
                                                       ---------  --------------
   Outstanding at January 1, 1997.....................       --       $  --
   Options granted....................................   555,213        0.64
   Options cancelled..................................       --          --
                                                       ---------      ------
   Outstanding at December 31, 1997...................   555,213        0.64
   Options granted.................................... 1,404,412        1.99
   Options cancelled..................................   (52,051)       1.42
                                                       ---------      ------
   Outstanding at September 30, 1998 ................. 1,907,574      $ 1.62
                                                       =========      ======

                                      F-19
                                                            Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)


  The following table summarizes information about stock options outstanding at September 30, 1998:

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Weighted-
                                         Average
                                        Remaining  Weighted             Weighted
                                       Contractual Average              Average
Exercise                     Number       Life     Exercise   Number    Exercise
  Price                    Outstanding   (years)    Price   Outstanding  Price
--------                   ----------- ----------- -------- ----------- --------
$0.29.....................    178,417     8.48      $0.29      74,193    $0.29
 0.80.....................    844,681     9.20       0.80     167,381     0.80
 0.98.....................     61,667     9.46       0.98       7,326     0.98
 2.63.....................    639,734     9.74       2.63      34,102     2.63
 3.32.....................    183,075     9.91       3.32      19,231     3.32
                            ---------                         -------
                            1,907,574                         302,233
                            =========                         =======

  The Company applies APB 25 and related interpretations in accounting for its stock option plan. Had compensation cost been recognized pursuant to SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                    Nine months
                                                        Year ended     ended
                                                       December 31,  September
                                                           1997       30, 1998
                                                       ------------ ------------
Net loss:
  As reported......................................... $(4,778,789) $(8,334,417)
  Pro forma........................................... $(4,785,358) $(8,394,851)
Pro forma loss per share:
  As reported.........................................      $(1.89)      $(3.27)
  Pro forma...........................................      $(1.89)      $(3.29)

  The per share weighted-average fair value of options issued by the Company during 1997 and 1998 was $0.20 and $1.59 respectively.

  The following range of assumptions were used by the Company to determine the fair value of stock options granted using the minimum value option-price model:

                                                                  1997    1998
                                                                 ------- -------
Dividend yield..................................................      0%      0%
Expected volatility.............................................      0%      0%
Average expected option life.................................... 5 years 5 years
Risk-free interest rate.........................................    5.9%   4.62%

(11) Defined Contribution Plan

  In 1997 the Company established a defined contribution plan for qualified employees as defined under the plan. Participants may contribute 1% to 15% of pre-tax compensation, as defined. Under the plan, the Company can make discretionary contributions. To date, the Company has not made any contributions to the plan.

                                      F-20
Financial Statements

                             VERTICALNET, INC.

       (Information with respect to September 30, 1997 is unaudited)


(12) Income Taxes

  Prior to June 1996, the Company elected to be treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code (the Code). As a result, the Company's earnings for prior tax years and through September 12, 1996, the date of termination of the Company's S Corporation status (the termination date) had been taxed for federal income tax purposes directly to the Company's shareholders, rather than to the Company.

  The components of the net deferred tax assets as of December 31, 1996 and 1997 and September 30, 1998 consists of the following:

                                        December 31, December 31,  September 30,
   Deferred tax assets:                     1996         1997          1998
   --------------------                 ------------ ------------  -------------
   Net operating losses................  $  52,803   $ 1,655,741    $ 4,912,191
   Reserves............................        --        103,200         23,498
   Depreciation........................     14,921        42,856         50,460
   Deferred revenue and other..........    128,603       287,979        885,534
                                         ---------   -----------    -----------
                                           196,327     2,089,776      5,871,683
   Valuation allowance.................   (196,327)   (2,089,776)    (5,871,683)
                                         ---------   -----------    -----------
                                         $     --    $       --     $       --
                                         =========   ===========    ===========

  Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at December 31, 1996 and 1997 and September 30, 1998.

  As of September 30, 1998, the Company has approximately $12,367,000 of net operating loss carryforwards for federal tax purposes. These carryforwards will begin expiring in 2013 if not utilized. In addition, the Company has net operating loss carryforwards in certain states with various expiration periods beginning in 2000.

  Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carrryforward period.

(13) Informatrix Worldwide, Inc.

  During 1997 the Company entered into a $250,000 non-refundable Web site development contract with Informatrix. In addition, under the contract the Company was to maintain the Web site

                                      F-21
                                                            Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)

for $20,000 per month, until either the Company or Informatrix terminated the agreement. The Company substantially completed all of its obligations under the development portion of the contract as of December 31, 1997, but deferred recognition of revenue until the amounts were deemed collectible from Informatrix. No revenue was recorded by the Company under the above contracts in 1997 and 1998. Such development costs were charged to expense, as incurred.

  In addition, the Company advanced Informatrix $160,000 in 1997, as evidenced by a demand note. The Company had provided a reserve of $80,000 against this note. The note is unsecured and bears interest at prime plus 1.5% (10% at December 31, 1997).

  During the nine months ended September 30, 1998, the Company advanced an additional $555,000 to Informatrix.

(14) Subsequent Events

 Options Granted

  On November 11, 1998, the Company granted 115,641 options, with an exercise price of $3.32 per share for which the Company will record approximately $500,000 in deferred compensation expense. On December 15, 1998, the Company granted 143,084 options, at the IPO price.

 Bank Note

  On November 25, 1998 the Company executed a $2.0 million note with a bank. The note has an interest rate of prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of the Company's next financing. In connection with the loan, the Company issued warrants to purchase 20,513 shares of the Company's common stock with an estimated fair value of $40,000. The exercise price of the warrants will be equal to the price in the Company's next financing as defined.

 Convertible Notes

  On November 25, 1998, ICG and certain holders of the Series D preferred stock (the note holders) lent the Company $5.0 million in convertible notes. The notes mature on the earlier of (i) closing of an IPO or (ii) closing of the next round of private equity financing or (iii) May 31, 1999. In addition, the note holders have the right to convert the convertible notes into shares of the Company's common stock at the price per share of common stock in the IPO or the price per share in the next round of financing, whichever occurs first. The note holders have consented to convert the $5.0 million in convertible notes in the IPO. In connection with the notes, the Company issued warrants to purchase 82,051 shares of the Company's common stock with an estimated fair value of $160,000. The exercise price of the warrants will be equal to the price in the Company's next round of financing as defined.

 Initial Public Offering

  In November 1998 the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO.

                                      F-22
Financial Statements

                               VERTICALNET, INC.

         (Information with respect to September 30, 1997 is unaudited)


 Employee Stock Purchase Plan (unaudited)

  In January 1999 the Board adopted an Employee Stock Purchase Plan and reserved an additional 300,000 shares of common stock for issuance thereunder.

 Stock Option Plan (unaudited)

  In January 1999 the Board of Directors authorized an increase in the shares reserved for issuance under the Company's Stock Option Plan from 2,025,641 to 3,600,000. In addition a total of 197,872 options were granted at the IPO price.

 Acquisition (unaudited)

  In January 1999 the Company acquired certain assets and assumed certain liabilities including the Safetyonline Web site from Coastal Video Communications (Coastal). The Company paid $260,000 in cash, issued a $50,000 note, to be paid within 90 days of the closing of the purchase, and provided Coastal an advertising commitment on the Company's Web sites which will be subsequently valued. The results of operations from Safetyonline are not material to the Company's financial position or results of operations.

 AltaVista (unaudited)

  On January 19, 1999 the Company entered into a one year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for the Company and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires the Company to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each Company will provide the other with $300,000 in barter advertising during the term of the agreement.

 Capital Stock (unaudited)

  On January 19, 1999 the Board of Directors of the Company authorized the Company to file for a Restated Articles of Incorporation. The Restated Articles of Incorporation will become effective upon the closing of the IPO and authorized an increase to 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock.

 Reverse Stock Split

  On January 19, 1999 the Board of Directors of the Company approved a 1-for-
1.95 reverse stock split of the Company's common stock to be effective upon receiving shareholder approval. On February 7, 1999 the Company's shareholders approved the reverse stock split of the Company's common stock. All references in the consolidated financial statements to shares, share prices and per share amounts have been adjusted retroactively for the reverse stock split.

                                      F-23
                                                            Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Boulder Interactive Technology Services Company:

  We have audited the accompanying balance sheets of Boulder Interactive Technology Services Company d/b/a Microwave Online Services Company and RF Globalnet as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boulder Interactive Technology Services Company d/b/a Microwave Online Services Company and RF Globalnet as of December 31, 1996 and 1997, and the results of its operations and its cash flow for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

August 21, 1998
Philadelphia, Pennsylvania

                                      F-24
Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            d/b/a MICROWAVE ONLINE SERVICES COMPANY and RF GLOBALNET

                                 BALANCE SHEETS


                                          December 31, December 31,  June 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (unaudited)
Assets
Current assets:
  Cash...................................  $  60,657    $  99,035    $ 85,727
  Accounts receivable....................        --        66,277      25,027
  Prepaid expenses.......................        --           --        1,525
                                           ---------    ---------    --------
    Total current assets.................     60,657      165,312     112,279
                                           ---------    ---------    --------
Property and equipment, net..............     15,119       19,185      24,019
Other assets.............................      4,331        3,208       3,068
                                           ---------    ---------    --------
    Total assets.........................  $  80,107    $ 187,705    $139,366
                                           =========    =========    ========
Liabilities and Shareholders' Equity
Current liabilities:
  Note payable--shareholder..............     13,852          --          --
  Current portion of lease obligation....        --           --          937
  Accounts payable.......................         91       14,108       9,890
  Accrued expenses.......................     19,255        7,806       9,303
  Deferred revenues......................        --        85,909      84,523
                                           ---------    ---------    --------
    Total current liabilities............     33,198      107,823     104,653
                                           ---------    ---------    --------
Long-term portion of lease obligation....        --           --        5,137
Commitments and contingencies (note 3)
Shareholders' equity:
  Common stock $.01 par value, 10,000,000
   shares authorized, 324,148 and 518,000
   shares issued and outstanding in 1996
   and 1997, respectively................      3,241        5,180       5,180
  Additional paid-in capital.............    196,167      388,080     410,230
  Accumulated deficit....................   (152,499)    (313,378)   (385,834)
                                           ---------    ---------    --------
    Total shareholders' equity...........     46,909       79,882      29,576
                                           ---------    ---------    --------
    Total liabilities and shareholders'
     equity..............................  $  80,107    $ 187,705    $139,366
                                           =========    =========    ========


                See accompanying notes to financial statements.

                                      F-25
                                                            Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            d/b/a MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                            STATEMENTS OF OPERATIONS


                           Period from
                          March 22, 1996
                           (inception)                 Six months    Six months
                             through      Year ended      ended         ended
                           December 31,  December 31, June 30, 1997 June 30, 1998
                               1996          1997      (unaudited)   (unaudited)
                          -------------- ------------ ------------- -------------
Revenues................    $  14,661     $ 326,208     $119,335      $317,760
Costs and expenses:
Editorial and operation-
 al.....................       16,738       157,645       54,946        84,450
Sales and marketing.....       34,274        78,218       34,749        95,199
General and administra-
 tive...................      117,010       252,811      115,062       210,752
                            ---------     ---------     --------      --------
Operating loss..........     (153,361)     (162,466)     (85,422)      (72,641)
Interest income, net of
 interest expense.......          862         1,587          701           185
                            ---------     ---------     --------      --------
Net loss................    $(152,499)    $(160,879)    $(84,721)     $(72,456)
                            =========     =========     ========      ========



                See accompanying notes to financial statements.

                                      F-26
Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            d/b/a MICROWAVE ONLINE SERVICES COMPANY and RF GLOBALNET

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                Common stock
                               --------------
                                              Additional
                                               paid-in   Accumulated
                               Shares  Amount  capital     deficit     Total
                               ------- ------ ---------- ----------- ---------
Issuance of common stock, at
 par value...................  126,000 $1,260  $    --    $     --   $   1,260
Issuance of common stock.....  198,148  1,981   196,167         --     198,148
Net loss.....................      --     --        --     (152,499)  (152,499)
                               ------- ------  --------   ---------  ---------
Balance at December 31,
 1996........................  324,148  3,241   196,167    (152,499)    46,909
Issuance of common stock.....  193,852  1,939   191,913         --     193,852
Net loss.....................      --     --        --     (160,879)  (160,879)
                               ------- ------  --------   ---------  ---------
Balance at December 31,
 1997........................  518,000  5,180   388,080    (313,378)    79,882
Compensation related to stock
 options (unaudited).........      --     --     22,150         --      22,150
Net loss (unaudited).........      --     --        --      (72,456)   (72,456)
                               ------- ------  --------   ---------  ---------
Balance at June 30, 1998
 (unaudited).................  518,000 $5,180  $410,230   $(385,834) $  29,576
                               ======= ======  ========   =========  =========



                See accompanying notes to financial statements.

                                      F-27
                                                            Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
            d/b/a MICROWAVE ONLINE SERVICES COMPANY AND RF GLOBALNET

                            STATEMENTS OF CASH FLOWS


                           Period from
                          March 22, 1996
                           (inception)
                             through      Year ended   Six months    Six months
                           December 31,  December 31,     ended         ended
                               1996          1997     June 30, 1997 June 30, 1998
                          -------------- ------------ ------------- -------------
                                                       (unaudited)   (unaudited)
Cash flows from
 operating activities:
 Net loss...............    $(152,499)    $(160,879)    $(84,721)     $(72,456)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........        2,792         9,077        4,716         5,964
  Compensation expense
   related to stock
   options..............          --            --           --         22,150
  Change in assets:
    Accounts
     receivable.........          --        (66,277)     (31,762)       41,250
    Prepaid expenses and
     other assets.......       (4,757)          510          510        (1,657)
  Change in liabilities:
    Accounts payable....           91        14,017       13,447        (4,218)
    Accrued expenses....       19,255       (11,449)      (9,919)        1,497
    Deferred revenues...          --         85,909       21,477        (1,386)
                            ---------     ---------     --------      --------
Net cash used in
 operating activities...     (135,118)     (129,092)     (86,252)       (8,856)
                            ---------     ---------     --------      --------
Cash flows from
 investing activities:
 Capital expenditures...      (17,485)      (12,530)      (4,196)       (3,883)
                            ---------     ---------     --------      --------
Net cash used in
 investing activities...      (17,485)      (12,530)      (4,196)       (3,883)
                            ---------     ---------     --------      --------
Cash flows from
 financing activities:
 Increase in note
  payable--shareholder..       13,852           --           --            --
 Principal payments on
  obligations under
  capital lease.........          --            --           --           (569)
 Proceeds from issuance
  of common stock.......      199,408       180,000       95,000           --
                            ---------     ---------     --------      --------
Net cash provided by
 (used in) financing
 activities.............      213,260       180,000       95,000          (569)
                            ---------     ---------     --------      --------
Net increase in cash....       60,657        38,378        4,552       (13,308)
Cash--beginning of
 period.................          --         60,657       60,657        99,035
                            ---------     ---------     --------      --------
Cash--end of period.....    $  60,657     $  99,035       65,209        85,727
                            =========     =========     ========      ========
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  period for interest...    $       2     $      13     $    --       $    230
                            =========     =========     ========      ========
Supplemental schedule of
 noncash investing and
 financing activities:
 Issuance of stock in
  repayment of note
  payable...............    $     --      $  13,852          --            --
 Equipment acquired
  under capital lease...          --            --           --       $  6,643
 Issuance of stock
  options...............          --            --           --       $ 22,150
                            =========     =========     ========      ========

                See accompanying notes to financial statements.

                                      F-28
Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    d/b/a MICROWAVE ONLINE SERVICES COMPANY

                         NOTES TO FINANCIAL STATEMENTS
       (Information with respect to June 30, 1997 and 1998 is unaudited)

(1) Summary of Significant Accounting Policies

  Boulder Interactive Technology Services Company (d/b/a Microwave Online Services Company and RF Globalnet) (the Company) was formed in March 1996. The Company operates a Vertical trade community for professionals in the radio frequency and wireless communications industry. This Web Site gives engineers access to the latest product and technical information, leading edge education resources, expert-hosted technical forums and career opportunities in the field.

 Property and Equipment

  Property and equipment are stated at cost, net of depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three to five years).

 Revenue and Cost Recognition

  The Company's advertising revenues are derived principally from advertising contracts which generally do not extend beyond one year. Advertising revenues are recognized ratably over the term of the contract. Online courses, book sales and other revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenues until those obligations are satisfied.

  Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. Revenue recorded under barter transactions for the year ended December 31, 1997 was $30,000 and $0 and $51,600 for the six months ended June 30, 1997 and 1998, respectively.

  Editorial and operational expenses primarily consist of Internet connection charges, depreciation, purchased content, salaries and benefits of operating and editorial personnel and other related operating costs.

 Concentration of Credit Risk

  The Company does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. No single customer accounted for greater than 10% of total revenues for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997.

 Advertising Costs

  The Company expenses advertising costs as incurred. For the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, advertising expense was approximately $1,600, $34,000, $2,500 and $59,000, respectively.

                                      F-29
                                                            Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    d/b/a MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Income Taxes

  Effective January 1, 1998, the Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Accounting for Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable and a loan payable that are carried at cost which approximates fair value.

 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows.

  In June 1997 the FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about

                                      F-30
Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    d/b/a MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February l998 the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March l998 the American Institute of Certified Public Accounts (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

 Stock Options

  The Company accounts for the grant of employee options to purchase common stock in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). This statement gives companies the option to adopt the fair value method for expense recognition of employee stock options or to continue to account for stock options and stock-based awards using the intrinsic value method, as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25), and to make pro forma disclosures of net loss as if the fair value method had been applied. The Company elected to apply APB 25 to account for stock options and disclose the pro forma net loss as if the fair value method had been applied (Note 5).

                                      F-31
                                                            Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    d/b/a MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(2) Property and Equipment

  Property and equipment is summarized as follows:

                                                  December 31,
                                                -----------------   June 30,
                                                 1996      1997       1998
                                                -------  --------  -----------
                                                                   (unaudited)
   Computer equipment and purchased software... $17,013  $ 29,543    $33,426
   Office equipment and furniture..............     472       472      7,115
                                                -------  --------    -------
                                                 17,485    30,015     40,541
   Less: accumulated depreciation..............  (2,366)  (10,830)   (16,522)
                                                -------  --------    -------
   Property and equipment, net................. $15,119  $ 19,185    $24,019
                                                =======  ========    =======

(3) Commitments and Contingencies

  The Company entered into a capital lease agreement in February 1998 for office equipment. The lease has a term of five years and an implicit interest rate of 11%. At June 30, 1998, the book value of assets held under capital lease is approximately $6,000 and the aggregate remaining minimum lease payments are approximately $8,000 including interest of approximately $1,000.

  The Company leases its facility under an operating lease agreement expiring in 1999. Future minimum lease payments as of December 31, 1997 under the lease is as follows:

     1998............................................................... $18,600
     1999...............................................................   3,200

  Rent expense under this noncancelable operating lease was approximately $7,600 and $17,000 for the period from March 22, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively and $8,800 and $9,200 for the six months ended June 30, 1997 and 1998, respectively.

  In addition, the Company has an advertising commitment from the period August 1998 through December 1998, totaling approximately $10,000.

(4) Stock Option Plan

  In July 1998 the Company's board of directors adopted the 1998 stock option plan (the 1998 Plan). A total of 80,000 shares of common stock were reserved for issuance under this Plan.

  The exercise price and the vesting period for the options is determined by the board of directors. All options expire ten years after the date of grant. On January 8, 1998, options for 9,750 shares of common stock were granted, outside of the 1998 Plan, at an exercise price of $0.60 that vested immediately. Compensation expense of $22,150 was recorded for these options as they were granted to a non-employee of the Company. On July 2, 1998, options for 15,832 shares of common stock were granted at an exercise price of $0.60, under the 1998 Plan, that vest over a four-year period. Compensation expense of $47,700 was recorded by the Company in July 1998 in connection with the

                                      F-32
Financial Statements

                BOULDER INTERACTIVE TECHNOLOGY SERVICES COMPANY
                    d/b/a MICROWAVE ONLINE SERVICES COMPANY

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

options granted on July 2, 1998 as the vesting on these options was accelerated due to the Company being acquired in September 1998 (Note 6).

(5) Income Taxes

  The Company elected "C" corporation status in March 1998, effective on January 1, 1998. Prior to that election, the Company was an "S" corporation.

(6) Subsequent Event

  On September 1, 1998, the Company was acquired by VerticalNet, Inc. (VerticalNet). Under the terms of that transaction, VerticalNet acquired all of the outstanding stock of the Company in exchange for approximately $1.8 million in cash.

                                      F-33
                                                            Financial Statements

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Informatrix Worldwide, Inc.:

  We have audited the accompanying balance sheet of Informatrix Worldwide, Inc. as of December 31, 1997 and the related statements of operations, shareholders' deficit and cash flows for the period from October 15, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Informatrix Worldwide, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the period from October 15, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

August 21, 1998
Philadelphia, Pennsylvania

                                      F-34
Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

                                 BALANCE SHEETS
              (Information as of September 30, 1998 is unaudited)

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash..............................................  $   6,196    $       --
  Accounts receivable...............................        --          53,200
  Officer loan receivable...........................      3,500          3,500
                                                      ---------    -----------
    Total current assets............................      9,696         56,700
                                                      ---------    -----------
  Computer equipment, net...........................     27,020         19,856
  Other assets......................................      1,003          1,003
                                                      ---------    -----------
    Total assets....................................  $  37,719    $    77,559
                                                      =========    ===========
Liabilities and Shareholders' Deficit
Current liabilities:
  Accounts payable and accrued expenses.............  $  17,750    $    38,964
  Accounts payable to related party.................    250,000        430,000
  Current portion of lease obligation...............      8,298          9,336
  Loans payable to related party....................    160,000        751,994
  Deferred revenues.................................        --         106,725
                                                      ---------    -----------
    Total current liabilities.......................    436,048      1,337,019
                                                      ---------    -----------
  Lease obligation, net of current portion..........     19,052         11,915
                                                      ---------    -----------
Commitments and contingencies
Shareholders' deficit:
  Common stock no par value, 200 shares authorized,
   issued and
   outstanding......................................        --             --
  Accumulated deficit...............................   (417,381)    (1,271,375)
                                                      ---------    -----------
    Total shareholders' deficit.....................   (417,381)    (1,271,375)
                                                      ---------    -----------
    Total liabilities and shareholders' deficit.....  $  37,719    $    77,559
                                                      =========    ===========


                See accompanying notes to financial statements.

                                      F-35
                                                            Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

                            STATEMENTS OF OPERATIONS

                                                  October 15, 1997 Nine  months
                                                   (inception) to      ended
                                                    December 31,   September 30,
                                                        1997           1998
                                                  ---------------- -------------
                                                                    (unaudited)
Revenues.........................................    $     --        $  32,442
                                                     ---------       ---------
Cost and expenses:
Editorial and operational........................       20,948         253,503
Product development..............................      279,144          75,766
Sales and marketing..............................       85,408         426,058
General and administrative.......................       29,162          93,131
                                                     ---------       ---------
Operating loss...................................     (414,662)       (816,016)
Interest expense.................................       (2,719)        (37,978)
                                                     ---------       ---------
Net loss.........................................    $(417,381)      $(853,994)
                                                     =========       =========




                See accompanying notes to financial statements.

                                      F-36
Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                        Common stock
                                        ------------- Accumulated
                                        Shares Amount   deficit       Total
                                        ------ ------ -----------  -----------
 Issuance of common stock, October
  15, 1997 (inception)...............    200    $--   $       --   $       --
 Net loss............................    --      --      (417,381)    (417,381)
                                         ---    ----  -----------  -----------
 Balance at December 31, 1997........    200     --      (417,381)    (417,381)
                                         ---    ----  -----------  -----------
 Net loss (unaudited)................    --      --      (853,994)    (853,994)
                                         ---    ----  -----------  -----------
 Balance at September 30, 1998 (unau-
  dited).............................    200    $--   $(1,271,375) $(1,271,375)
                                         ===    ====  ===========  ===========





                See accompanying notes to financial statements.

                                      F-37
                                                            Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

                            STATEMENTS OF CASH FLOWS

                                                 October 15, 1997  Nine months
                                                  (inception) to      ended
                                                   December 31,   September 30,
                                                       1997           1998
                                                 ---------------- -------------
                                                                   (unaudited)
Cash flows from operating activities:
 Net loss.......................................    $(417,381)      $(853,994)
                                                    ---------       ---------
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.................        1,592           7,164
  Change in assets:
    Accounts receivable.........................          --          (53,200)
    Officer loan receivable.....................       (3,500)            --
    Other assets................................       (1,003)            --
  Change in liabilities:
    Accounts payable and accrued expenses.......       17,750          21,214
    Accounts payable to related party...........      250,000         180,000
    Deferred revenues...........................          --          106,725
                                                    ---------       ---------
Net cash used in operating activities...........     (152,542)       (592,091)
                                                    ---------       ---------
Cash flows from financing activities:
 Issuance of common stock.......................          --              --
 Loans from related party.......................      160,000         591,994
 Payment of capital lease.......................       (1,262)         (6,099)
                                                    ---------       ---------
Net cash provided by financing activities.......      158,738         585,895
                                                    ---------       ---------
Net decrease in cash............................        6,196          (6,196)
Cash at beginning of period.....................          --            6,196
                                                    ---------       ---------
Cash at end of period...........................    $   6,196       $     --
                                                    =========       =========
Supplemental disclosure of cash flow informa-
 tion:
 Cash paid during the year for interest.........    $     746       $   2,957
                                                    =========       =========
Supplemental schedule of noncash investing and
 financing activities:
 Equipment acquired under capital leases........    $  28,612       $     --
                                                    =========       =========


                See accompanying notes to financial statements.

                                      F-38
Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (Information with respect to September 30, 1998 is unaudited)

(1) Organization

  Informatrix Worldwide, Inc. (the Company) was formed in October 15, 1997. The Company operates a vertical trade community in the property and casualty insurance industry that caters to risk managers, agents, brokers and other professionals in the insurance industry. A vertical trade community is a Web site that acts as a source of information and dialogue for a particular vertical market.

(2) Summary of Significant Accounting Policies

 Computer Equipment

  Computer equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three years). Expenditures for maintenance and repairs are charged to expense as incurred.

 Revenue and Cost Recognition

  The Company's advertising revenues are derived principally from advertising contracts which generally do not extend beyond one year. Advertising revenues are recognized ratably over the term of the contract.

  Editorial and operational costs include editorial costs which are principally payroll and related costs.

 Product Development

  Product development costs consists principally of salaries and related costs, which are expensed as incurred.

 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense was $0 for the period from October 15, 1997 (inception) to December 31, 1997 and approximately $57,126 for the nine months ended September 30, 1998.

 Income Taxes

  Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial

                                      F-39
                                                            Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

         (Information with respect to September 30, 1998 is unaudited)

statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  No federal or state income taxes are due as of December 31, 1997. The net deferred tax asset, primarily related to net operating losses, is fully offset by a valuation allowance at December 31, 1997.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

  The Company's financial instruments principally consist of cash, accounts receivable, accounts payable, loans payable and capital asset obligations that are carried at cost which approximates fair value.

 Recent Accounting Pronouncements

  In June 1997 the Financial Accounting Standards Board (FASB) issued Reporting Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows.

  In the June 1997 FASB issued Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not have an impact on the Company's results of operations, financial position or cash flows.

  In February l998 FASB issued SFAS No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits (SFAS No. 132), which revises employers' disclosures about pension and

                                      F-40
Financial Statements

                        INFORMATRIX WORLDWIDE, INC.

       (Information with respect to September 30, 1998 is unaudited)

other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 will not have an impact on the Company's results of operations, financial position or cash flows.

  In March l998 the American Institute of Certified Public Accounts (AICPA) issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

  In April 1998 the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position, or cash flows.

(3) Property and Equipment

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
   Computer equipment under capital leases...........   $28,612       $28,612
   Less: accumulated depreciation....................    (1,592)       (8,756)
                                                        -------       -------
   Property and equipment, net.......................   $27,020       $19,856
                                                        =======       =======

  Amortization expense of equipment under capital lease is included in depreciation expense.

(4) Capital Lease Obligation

  The Company leases its computer equipment under a capital lease agreement expiring in 2000. Future minimum lease payments as of December 31, 1997 under the lease are as follows:

     1998............................................................... $12,039
     1999...............................................................  12,039
     2000...............................................................  10,032
                                                                         -------
     Minimum lease payments.............................................  34,110
     Less: amounts representing interest................................   6,760
                                                                         -------
     Present value of minimum lease payments............................  27,350
     Less: current portion..............................................   8,298
                                                                         -------
     Long-term portion.................................................. $19,052
                                                                         =======

                                      F-41
                                                            Financial Statements

                          INFORMATRIX WORLDWIDE, INC.

         (Information with respect to September 30, 1998 is unaudited)


(5) Debt-Related Party

  The Company was acquired by VerticalNet, Inc. (VerticalNet) on September 30, 1998 (Note 7). At December 31, 1997, the Company had borrowed $160,000 from VerticalNet and a total of $715,000 as of September 30, 1998. The interest rate on the debt was prime plus 1.5% percent and the debt was payable on demand. No interest was paid to VerticalNet as the Company was subsequently acquired by VerticalNet.

  The Company also had an accounts payable balance due to VerticalNet of $250,000 at December 31, 1997 and $430,000 at September 30, 1998 for certain Web site development and maintenance services.

(6) Related Party Transactions

  The Company paid approximately $29,800 and $88,700 for the period from October 15, 1997 (inception) through December 31, 1997 and the nine months ended September 30, 1998, respectively, for consulting services to an entity whose shareholders are also shareholders of the Company.

  The Company paid $39,700 and $124,000 for the period from October 15, 1997 (inception) through December 31, 1997 and the nine months ended September 30, 1998, respectively, for advertising services to an entity whose shareholders are also shareholders of the Company.

  The Company recorded $250,000 in product development expense for Web site development services provided by VerticalNet during the period from October 15, 1997 (inception) through December 31, 1997. In addition, the Company recorded $180,000 in cost of revenues for Web site maintenance services provided by VerticalNet for the nine months ended September 30, 1998.

(7) Subsequent Event

  On September 30, 1998, the Company was acquired by VerticalNet. Under the terms of that transaction, VerticalNet acquired all of the outstanding stock of the Company in exchange for 46,154 (post split) shares of common stock of VerticalNet.

                                      F-42
Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

        UNAUDITED PRO FORMA FINANCIAL INFORMATION BASIS OF PRESENTATION

  The following unaudited pro forma data is filed herewith: Unaudited condensed combined pro forma statements of operations for the year ended December 31, 1997 and nine months ended September 30, 1998.

  The unaudited condensed combined pro forma statements of operations reflect the acquisitions of Boulder Interactive Technology Services Company (BITC) as if it occurred on January 1, 1997 and Informatrix as if it had occurred on its inception of October 15, 1997. Since the pro forma financial statements which follow are based upon the financial condition and operating results of the BITC and Informatrix during periods when they were not under the control or management of VerticalNet, Inc. (VerticalNet), the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of January 1, 1997 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of VerticalNet, BITC and Informatrix. The condensed combined pro forma financial statements should be read in conjunction with the historical audited financial statements of VerticalNet and the notes thereto, as well as the audited historical financial statements of BITC and Informatrix and the notes thereto included elsewhere in this prospectus. The acquisitions have been accounted for by the purchase method of accounting. A pro forma balance sheet as of September 30, 1998 has not been presented herein since both acquisitions were completed in September of 1998 and have been reflected in VerticalNet's consolidated balance sheet as of September 30, 1998 appearing elsewhere herein.

                                      F-43
Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                              Pro Forma      Pro Forma
                         VerticalNet    BITC     Informatrix Adjustments     Combined
                         -----------  ---------  ----------- -----------    -----------
Revenues................ $   791,822  $ 326,208   $     --    $     --      $ 1,118,030
                         -----------  ---------   ---------   ---------     -----------
Cost and Expenses:
Editorial and opera-
 tional ................   1,055,725    157,645      20,948         --        1,234,318
Product development.....     711,292        --      279,144    (250,000)(a)     740,436
Sales and marketing.....   2,300,365     78,218      85,408         --        2,463,991
General and administra-
 tive...................   1,388,123    252,811      29,162     684,102 (b)   2,354,198
                         -----------  ---------   ---------   ---------     -----------
Operating loss..........  (4,663,683)  (162,466)   (414,662)   (434,102)     (5,674,913)
                         -----------  ---------   ---------   ---------     -----------
Interest income, net of
 interest expense.......    (115,106)     1,587      (2,719)      1,974 (c)    (114,264)
                         -----------  ---------   ---------   ---------     -----------
Net loss................ $(4,778,789) $(160,879)  $(417,381)  $(432,128)    $(5,789,177)
                         ===========  =========   =========   =========     ===========
Pro forma net loss per
 share:
  Basic and diluted..... $     (1.89)                                       $     (2.28)
                         ===========                                        ===========
  Weighted average
   shares outstanding
   (basic and diluted)..   2,526,865                                          2,536,480
                         ===========                                        ===========




  See accompanying notes to Pro Forma Condensed Combined Financial Statements


                                      F-44
Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                  Pro Forma       Pro Forma
                          VerticalNet      BITC     Informatrix  Adjustments       Combined
                          ------------  ----------  -----------  -----------     ------------
Revenues................  $  1,861,799  $  437,628  $   32,442   $      --       $  2,331,869
                          ------------  ----------  ----------   ----------      ------------
Costs and expenses:
Editorial and operation-
 al.....................     2,100,885     121,726     253,503     (180,000)(d)     2,296,114
Product development.....       797,815         --       75,766          --            873,581
Sales and marketing.....     4,405,407     123,542     426,058          --          4,955,007
General and administra-
 tive...................     2,907,275     327,879      93,131      691,801 (e)     4,020,086
                          ------------  ----------  ----------   ----------      ------------
Operating loss..........    (8,349,583)   (135,519)   (816,016)    (511,801)       (9,812,919)
                          ------------  ----------  ----------   ----------      ------------
Interest income, net of
 interest expense.......        15,166         143     (37,978)      35,025 (f)        12,356
                          ------------  ----------  ----------   ----------      ------------
Net loss................  $ (8,334,417) $ (135,376) $ (853,994)  $ (476,776)     $ (9,800,563)
                          ============  ==========  ==========   ==========      ============
Pro forma net loss per
 share:
  Basic and diluted.....  $      (3.27)                                          $      (3.77)
                          ============                                           ============
  Weighted average
   shares outstanding
   (basic and diluted)..     2,550,619                                              2,596,604
                          ============                                           ============




  See accompanying notes to Pro Forma Condensed Combined Financial Statements


                                      F-45
                                                            Financial Statements

                    VERTICALNET, INC., BITC AND INFORMATRIX

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

  The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the acquisition of BITC as if it had occurred on January 1, 1997 and Informatrix as if has occurred on its inception of October 15, 1997. The statement of operations for BITC for the nine months ended September 30, 1998 includes their operations for January 1, 1998 through September 1, 1998, the date of acquisition by the Company.

  The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair value. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as VerticalNet finalizes its allocation of its purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. Pro forma statement of operations adjustments consist of:

  The pro forma statement of operations adjustments for the year ended December 31, 1997 consist of:

  (a) Product development expense has been adjusted to reflect the elimination of the costs charged by VerticalNet to Informatrix to develop Informatrix's vertical trade community.

  (b) General and administrative expense has been adjusted to reflect the amortization of goodwill associated with the acquisitions which has an estimated useful life of 36 months.

  (c) Interest expense has been adjusted to reflect the elimination of the interest expense incurred by Informatrix on indebtedness to VerticalNet.

  The pro forma statement of operations adjustments for the nine months ended September 30, 1998 consist of:

  (d) Cost of editorial and operational has been adjusted to reflect the elimination of the costs charged by VerticalNet to Informatrix to maintain Informatrix's vertical trade community.

  (e) General and administrative expense has been adjusted to reflect the amortization of goodwill associated with the the acquisitions which has an estimated useful life of 36 months.

  (f) Interest expense has been adjusted to reflect the elimination of the interest expense incurred by Informatrix on indebtedness to VerticalNet.

  (g) No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of the net operating loss carryforward.


                                      F-46
Financial Statements

                       [LOGO OF VERTICALNET APPEARS HERE]


                              www.verticalnet.com


                              Business-to-Business

                            Communities of Commerce

                    [LOGO OF VERTICALNET INC. APPEARS HERE]


                                3,500,000 Shares
                                  Common Stock



                               -----------------

                                   PROSPECTUS
                                        , 1999

                               -----------------


                                Lehman Brothers

                               Hambrecht & Quist

                          Volpe Brown Whelan & Company

                            Wit Capital Corporation
                                 as e-ManagerTM

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of common stock being registered, all of which will be paid by the Company:

     Registration fee............................................... $   15,665
     NASD filing fee................................................      4,525
     Transfer agent and registrar fees..............................     10,000
     Printing and engraving.........................................    300,000
     Legal fees.....................................................    400,000
     Blue sky fees and expenses.....................................      2,500
     Nasdaq National Market listing fee.............................      5,000
     Accounting fees................................................    350,000
     Miscellaneous..................................................    212,310
                                                                     ----------
       Total........................................................ $1,300,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

  The Company's Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Company's directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director, the provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

  In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that
(i) such person is not otherwise indemnified and (ii) such indemnifications not prohibited by Pennsylvania law or any other applicable law.

  Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the board of directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

  Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Company as authorized by our Bylaws.

  The indemnification and advancement of expenses provided by, or granted
pursuant to Article   of our Bylaws is not deemed exclusive of any other rights
to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

  The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by the Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under our Bylaws is a contract between the Company and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

  The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

Item 15. Recent Sales of Unregistered Securities

  Since its inception in July 1995, the Company has issued and sold unregistered securities in the transactions described below. Share amounts have been restated to give effect to all of the Company's stock splits.

 Shares of Common Stock

  1. In September 1995, the Company issued 685,479 shares of Common Stock to Mr. McNulty in an organizational subscription for an aggregate purchase price of $255.

  2. In September 1995, the Company issued 685,479 shares of Common Stock to Mr. Hagan in an organizational subscription for an aggregate purchase price of $255.

  3. In October and November of 1995, the Company issued an aggregate of 591,341 shares of Common Stock to four investors for an aggregate purchase price of $70,000.

  4. In January 1996, the Company issued 53,763 shares of Common Stock to one investor for an aggregate purchase price of $15,000.

  5. In January and February 1996, the Company issued an aggregate of 672,038 shares of Common Stock to four investors, including Mr. Buckley, a director of the Company, in connection with the issuance of $100,000 aggregate principal amount of unsecured term notes.

  6. In June 1998, the Company issued 56,980 shares of Common Stock to Lehman Brothers Inc. in consideration for services rendered as private placement agent in the Series D private placement.

 Shares of Series A Preferred Stock

  7. In September 1996, the Company issued, 512,821 shares of Series A Preferred Stock to Internet Capital Group for an aggregate purchase price of $1,000,000, which shares will be automatically converted into 512,821 shares of Common Stock upon or immediately prior to the consummation of the Offering.

 Shares of Series B Preferred Stock

  8. In July 1997, the Company issued 2,579,580 shares of Series B Preferred Stock to Internet Capital Group for an aggregate purchase price of $2,000,000, which shares will be automatically converted into 2,579,580 shares of Common Stock upon or immediately prior to the consummation of the Offering.

 Shares of Series C Preferred Stock

  9. In October 1997, the Company issued 154,861 shares of Series C Preferred Stock to one accredited investor for an aggregate purchase price of $200,000, which shares will be automatically converted into 154,861 shares of Common Stock upon or immediately prior to the consummation of the Offering.

 Shares of Series D Preferred Stock

  10. From May 1998 to June 1998, the Company issued 4,558,405 shares of Series D Preferred Stock to various accredited investors, including 854,701 shares to Koch Ventures, Inc., 787,775 shares to Wheatley Partners, L.P., and 1,139,602 shares to Internet Capital Group, for an aggregate purchase price of $16,000,000, which shares will be automatically converted into 4,558,405 shares of Common Stock upon or immediately prior to the consummation of the Offering.

 Convertible Notes

  11. In November 1998, the Company issued Convertible Notes in the aggregate principal amount of $5.0 million which will convert into 384,615 shares of Common Stock (assuming an initial public offering price of $13.00) upon or immediately prior to the consummation of the Offering.

 Warrants to Purchase Common Stock

  12. In November 1998, the Company granted Warrants to purchase an aggregate of 82,051 shares of Common Stock for a purchase price equal to the initial public offering price to Internet Capital Group and certain holders of the Company's Series D Preferred Stock in connection with the issuance of the Convertible Notes.

  13. In November 1998, the Company granted Warrants to purchase an aggregate of 20,513 shares of Common Stock for a purchase price equal to the initial public offering price to Progress Capital in connection with the $2.0 million loan from Progress Bank.

  14. In May 1998, the Company granted Warrants to purchase an aggregate of 85,470 shares of Common Stock for a purchase price of $3.51 per share to Internet Capital Group in connection with certain guarantees of the Company's bank debt by Internet Capital Group.

  15. In April 1997, the Company granted Warrants to purchase an aggregate of 19,347 shares of Common Stock for a purchase price of $0.76 per share to Progress in connection with Progress' provision of a line of credit.

  16. In December 1997, the Company granted Warrants to purchase an aggregate of 28,490 shares of Common Stock for a purchase price of $3.51 per share to Progress in connection with Progress' extension of additional credit.

 Options to Purchase Common Stock

  17. The Company from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants:

                                                        No. of      Range of
                                                        Shares   Exercise Prices
                                                       --------- ---------------
     1995.............................................      None       --
     1996.............................................      None       --
     1997.............................................   555,213  $.27 to $ .80
     1998............................................. 1,404,412  $.80 to $2.63

  The Company believes that the issuance of shares and grants of options described above did not involve a public offering and were exempt from registration under Section 4(2) of the Securities Act because such issuances and grants were made to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and because each such person was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates and are contained in stock option agreements evidencing the securities described above.

Item 16. Exhibits and Financial Statement Schedules.

  (a) The following exhibits are filed as part of this registration statement:

                                    Exhibits

   Exhibit
   Number  Description
   ------- -----------
    1      Form of Underwriting Agreement


    3.1 *  Form of Amended and Restated Articles of Incorporation


    3.2 *  Form of Amended and Restated Bylaws


    5 * Opinion of Morgan, Lewis & Bockius LLP regarding the legality of the shares of Common Stock being registered


   10.1    Amended and Restated 1996 Equity Compensation Plan


   10.2 *  Employment Letter with Mark L. Walsh


   10.3 *  Employment Letter with Barry E. Wynkoop


   10.4    Share Purchase Agreement dated September 1, 1998, between Boulder
           Interactive Technology Services Co. and VerticalNet, Inc.


   10.5 *  Agreement and Plan of Merger dated September 30, 1998, among
           VerticalNet, Inc., Informatrix Acquisition Corp., Informatrix
           Worldwide, Inc., and the Stockholders of Informatrix Worldwide, Inc.


   10.6    Sponsorship Agreement dated June 30, 1998, between Excite!, Inc. and
           VerticalNet, Inc.+


   10.7 * Internet Services Agreement dated as of January 19, 1999 by and between Compaq Computer Corporation and VerticalNet, Inc.+


   10.8    Asset Purchase Agreement dated January 13, 1999 by and among
           VerticalNet, Inc., Coastal Video Communications Corp., Paul V.
           Michels and Philip P. Price


   10.9    Common Stock Purchase Warrant to purchase 40,000 or 60,000 shares of
           Common Stock dated November 25, 1998 issued to Progress Capital,
           Inc.


   10.10 Form of Common Stock Purchase Warrant dated November 25, 1998 issued in connection with the Convertible Note


   10.11   Form of Convertible Note dated November 25, 1998


   10.12 * Series A Preferred Stock Purchase Agreement dated as of September
           12, 1996 between Internet Capital Group, L.L.C. and Water Online,
           Inc.


   10.13 * Series D Investor Rights Agreement dated as of May 8, 1998 by and among VerticalNet, Inc. and the Investors


   10.14 * Registration Rights Agreement dated as of November 25, 1998 between the Company and the Convertible Note Holders


   21 *    Subsidiaries


   23.1*   Consent of KPMG LLP


   23.1A*  Consent of KPMG LLP


   23.1B*  Consent of KPMG LLP


   23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)


   24.1    Power of Attorney (included on signature page to this Registration
           Statement)


   27      Financial Data Schedule
   99 *    Description of Wit Capital Corporation Web site.

--------
*Filed herewith
+ Portions of this Exhibit have been omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Act.

  (b) Except as follows, financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

Item 16. Exhibits and Financial Statements Schedules.

                               VERTICALNET, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
           Period from July 28, 1995 (inception) to December 31, 1995 the Years Ended December 31, 1996 and 1997 and the
                      Nine Months Ended September 30, 1998

                          Balance at the  Charged to               Balance at the
                         Beginning of the Costs and                  End of the
Description                   Period       Expenses  Write-Offs         Year
-----------              ---------------- ---------- ----------    --------------
Allowance for doubtful
 accounts:
Period from July 28,
 1995 (inception) to
 December 31, 1995......     $   --        $   --     $    --         $   --
Year ended December 31,
 1996...................     $   --        $18,575    $    --         $18,575
Year ended December 31,
 1997...................     $18,575       $11,425    $    --         $30,000
Nine months ended
 September 30, 1998.....     $30,000       $42,621     $14,555        $58,066
Note receivable:
Year ended December 31,
 1997...................     $   --        $80,000    $    --         $80,000
Nine months ended
 September 30, 1998.....     $80,000       $   --     $(80,000)(a)    $   --

--------
(a) Reserve of $80,000 was eliminated upon acquiring Informatrix.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such amount as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on February 8, 1999.

                                          VerticalNet, Inc.

                                                    /s / Gene S. Godick
                                          By: _________________________________
                                                      Gene S. Godick
                                               Vice President of Finance and
                                                  Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement, as amended, has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                           Capacity                 Date
                 ----                           --------                 ----

                  *                    President and Chief         February 8, 1999
______________________________________  Executive Officer
            Mark L. Walsh               (principal executive
                                        officer)

                  *                    Senior Vice President and   February 8, 1999
______________________________________  Director
           Michael J. Hagan

                  *                    Vice President and Chief    February 8, 1999
______________________________________  Financial Officer
            Gene S. Godick              (principal financial and
                                        accounting officer)

                  *                    Director                    February 8, 1999
______________________________________
         Douglas A. Alexander

                  *                    Director                    February 8, 1999
______________________________________
          Jeffrey C. Ballowe

                  *                    Director                    February 8, 1999
______________________________________
        Walter W. Buckley, III

                  *                    Director                    February 8, 1999
______________________________________
           Matthew J. Warta

       /s/ Gene S. Godick
*By: ____________________________
         Gene S. Godick
        Attorney-in-Fact

                                      II-8